Exhibit 10.4

$850,000,000

CREDIT AGREEMENT

Dated as of January 26, 2006

among

AMC ENTERTAINMENT INC.
GRUPO CINEMEX, S.A. DE C.V.
and
CADENA MEXICANA DE EXHIBICIÓN, S.A. DE C.V.
as Borrowers

and

THE LENDERS AND ISSUERS PARTY HERETO

and

CITICORP NORTH AMERICA, INC.
as Administrative Agent

and

BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE
DEL GRUPO FINANCIERO BANAMEX
as Mexican Facility Agent

* * *

J.P. MORGAN SECURITIES INC.
as Syndication Agent

CREDIT SUISSE SECURITIES (USA) LLC
BANK OF AMERICA, N.A.

and

GENERAL ELECTRIC CAPITAL CORPORATION
as Co-Documentation Agents

CITIGROUP GLOBAL MARKETS INC.	J.P. MORGAN SECURITIES INC.
Joint Book Managers and Joint Lead Arrangers

WEIL, GOTSHAL & MANGES LLP
767 FIFTH AVENUE
NEW YORK, NEW YORK  10153-0119

i

Schedules

Schedule I	–	Commitments
Schedule II	–	Applicable Lending Offices and Addresses for Notices
Schedule 1.1	–	Mortgaged Real Property
Schedule 2.4	–	Existing Letters of Credit
Schedule 3.1(a)	–	Opinion Jurisdictions
Schedule 4.2	–	Consents
Schedule 4.3(a)	–	Ownership of Subsidiaries
Schedule 4.3(b)	–	Borrower Information
Schedule 4.7	–	Litigation
Schedule 4.14	–	Insurance
Schedule 4.15	–	Labor Matters
Schedule 4.16	–	List of Plans
Schedule 4.17	–	Environmental Matters
Schedule 4.19	–	Real Property
Schedule 7.14	–	Post-Closing Matters
Schedule 8.1	–	Existing Indebtedness
Schedule 8.2	–	Existing Liens
Schedule 8.3	–	Existing Investments
Schedule 8.4(g)	–	Asset Sales
Schedule 8.8	–	Transactions with Affiliates
Schedule 8.9	–	Limitations on Restrictions on Subsidiary Distributions

Exhibits

Exhibit A	–	Form of Assignment and Acceptance
Exhibit B-1	–	Form of Revolving Dollar Note
Exhibit B-2	–	Form of Peso Loan Note
Exhibit B-3	–	Form of Term Loan Note
Exhibit C	–	Form of Notice of Borrowing
Exhibit D	–	Form of Swing Loan Request
Exhibit E	–	Form of Letter of Credit Request
Exhibit F	–	Form of Notice of Conversion or Continuation
Exhibit G	–	Form of Opinion of counsel for the Loan Parties
Exhibit H	–	Form of Guaranty
Exhibit I	–	Form of Pledge and Security Agreement
Exhibit J	–	Form of Compliance Certificate

v

CREDIT AGREEMENT, dated as of January 26, 2006, among AMC ENTERTAINMENT INC., a Delaware corporation (the “Company”), GRUPO CINEMEX, S.A. DE C.V., a corporation organized under the laws of Mexico (“Grupo Cinemex”), CADENA MEXICANA DE EXHIBICIÓN, S.A. DE C.V., a corporation organized under the laws of Mexico (“Cadena” and, together with Grupo Cinemex, the “Mexican Borrowers”), the Lenders and the Issuers, CITICORP NORTH AMERICA, INC. (“Citicorp”), as agent for the Lenders and the Issuers and as agent for the Secured Parties under the Collateral Documents (in such capacity, the “Administrative Agent”), and BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX (“Banamex”), as agent for the Lenders under the Mexican Facility (in such capacity, the “Mexican Facility Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders and Issuers make available for the purposes specified in this Agreement a term loan, revolving credit and letter of credit facility; and

WHEREAS, the Lenders and Issuers are willing to make available to the Borrowers such term loan, revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1            Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” has the meaning given to such term in the UCC.

“Agent” means each of the Administrative Agent and the Mexican Facility Agent.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Affected Lender” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Affiliate” has the meaning specified in Section 10.3 (Posting of Approved Electronic Communications).

“Agreement” means this Credit Agreement.

“Alternative Currency” means any lawful currency other than Dollars that is freely transferable into Dollars.

“Annualized EBITDA” means, with respect to any Person, the Consolidated EBITDA of such Person as of the last day of any Fiscal Quarter (computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters), adjusted as follows: Consolidated EBITDA during any applicable period that is attributable to (a) a division, product line, a particular theatre, a particular screen or other facility used for operations of such Person, which was closed for business or disposed of during a Fiscal Quarter (excluding any theatre closed in the ordinary course of business within 120 days of lease expiration), (b) any Annualized Theatre opened or any Person, business or particular theatre acquired by the Company or a Subsidiary during a Fiscal Quarter, (c) any cost savings initiative or (d) any designation of a Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Subsidiary, in each case, shall be determined on a Pro Forma Basis.

“Annualized EBITDA Ratio” means, as of any date of determination, on a Pro Forma Basis, the ratio of (a) Annualized EBITDA for the Company and its Subsidiaries for the four most recent Fiscal Quarters ended immediately preceding the date of such determination to (b) Consolidated Interest Expense of the Company and its Subsidiaries for the four most recent Fiscal Quarters ended immediately preceding the date of such determination for which financial statements are available.

“Annualized Theatre” means, for any period, with respect to any Person and its Subsidiaries, any newly constructed theatre identified to the Administrative Agent that has completed at least one full Fiscal Quarter of operations, but less than four full Fiscal Quarters of operations and that is owned by such Person or one of its Subsidiaries.

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, its Eurodollar Lending Office in the case of a Eurodollar Rate Loan and its Mexican Lending Office in the case of a Peso Loan.

“Applicable Margin” means (a) during the period commencing on the Closing Date and ending on the first Business Day after the receipt by the Administrative Agent of the Financial Statements for the first full Fiscal Quarter ending after the Closing Date required to be delivered pursuant to Section 6.1(a) or (b) (Financial Statements), as applicable, (i) with respect to Revolving Dollar Loans maintained as (A) Base Rate Loans, a rate equal to 0.75% per annum and (B) Eurodollar Rate Loans, a rate equal to 1.75% per annum, (ii) with respect to Peso Loans maintained as (A) Peso TIIE Rate Loans, a rate equal to 1.75% per annum and (B) Peso Base Rate Loans, a rate equal to 1.75% per annum, and (iii) with respect to Term Loans maintained as (A) Base Rate Loans, a rate equal to 1.125% per annum and (B) Eurodollar Rate Loans, a rate equal to 2.125% per annum, and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Net Senior Secured Leverage Ratio (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(a) or (b) (Financial Statements)) set forth below:

	BASE RATE LOANS		EURODOLLAR RATE LOANS		PESO LOANS
NET SENIOR SECURED LEVERAGE RATIO	REVOLVING LOANS	TERM LOANS	REVOLVING LOANS	TERM LOANS	PESO TIIE RATE LOANS	PESO BASE RATE LOANS
Greater than 0.75 to 1.0	0.75%	1.125%	1.75%	2.125%	1.75%	1.75%
Less than or equal to 0.75 to 1.0	0.50%	1.00%	1.50%	2.00%	1.50%	1.50%

Changes in the Applicable Margin resulting from a change in the Net Senior Secured Leverage Ratio on the last day of any subsequent Fiscal Quarter shall become effective as to all Revolving Loans and Term Loans upon delivery by the Company to the Administrative Agent of new Financial Statements pursuant to Section 6.1(a) or (b) (Financial Statements), as applicable.  Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Net Senior Secured Leverage Ratio), if the Company shall fail to deliver such Financial Statements within any of the time periods specified in Section 6.1(a) or (b) (Financial Statements), the Applicable Margin from and including the 46th day after the end of such Fiscal Quarter or the 91st day after the end of such Fiscal Year, as the case may be, to but not including the date the Company delivers to the Administrative Agent such Financial Statements shall equal the highest possible Applicable Margin provided for by this definition.

“Applicable Unused Commitment Fee Rate” means (a) during the period commencing on the Closing Date and ending on the first Business Day after the receipt by the Administrative Agent of the Financial Statements for the first full Fiscal Quarter ending after the Closing Date required to be delivered pursuant to Section 6.1(a) or (b) (Financial Statements), as applicable, 0.375% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Net Senior Secured Leverage Ratio (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(a) or (b) (Financial Statements)) set forth below:

NET SENIOR SECURED LEVERAGE RATIO	APPLICABLE UNUSED COMMITMENT FEE RATE
Greater than 0.75 to 1.0	0.375%
Less than or equal to 0.75 to 1.0	0.250%

Changes in the Applicable Unused Commitment Fee Rate resulting from a change in the Net Senior Secured Leverage Ratio on the last day of any subsequent Fiscal Quarter shall become effective upon delivery by the Company to the Administrative Agent of new Financial Statements pursuant to Section 6.1(a) or (b) (Financial Statements), as applicable.  Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Net Senior Secured Leverage Ratio), if the Company shall fail to deliver such Financial Statements within any of the time periods specified in Section 6.1(a) or (b) (Financial Statements), the Applicable Unused Commitment Fee Rate from and including the 46th day after the end of such Fiscal Quarter or the 91st day after the end of such Fiscal Year, as the case may be, to but not including the date the Company delivers to the Administrative Agent such Financial Statements shall equal the highest possible Applicable Unused Commitment Fee Rate provided for in this definition.

“Apollo” means Apollo Management V, L.P., a Delaware limited partnership.

“Apollo Group” means (i) Apollo; (ii) the Apollo Holders; and (iii) any Affiliate of Apollo (including the Apollo Holders).

“Apollo Holders” means (i) Apollo Investment Fund V, L.P. (“AIF V”), Apollo Overseas Partners V, LP. (“AOP V”), Apollo Netherlands Partners V (A), L.P. (“Apollo Netherlands A”), Apollo Netherlands Partners V (B), L.P. (“Apollo Netherlands B”), and Apollo German Partners V GmbH & Co KG (“Apollo German Partners”) and (ii) any other partnership or entity affiliated with and managed by Apollo or its Affiliates to which AIF V, AOP V, Apollo Netherlands A, Apollo Netherlands B or Apollo German Partners assigns any of their respective interests in the Company.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.8 (Optional Prepayments) and Section 2.9 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions to Loans and Letters of Credit) or Section 2.4(a) (Letters of Credit) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.3 (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., in their capacities as joint book managers and joint lead arrangers.

“Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Available Amount” means, with respect to any Person, at any time, an amount equal to the amount of “Restricted Payments” (as defined in the New Subordinated Note Indenture) the Company would be permitted to make under Section 4.06(A)(iii)(a), (b) and (c) of the New Subordinated Note Indenture, such covenant contained in the New Subordinated Note Indenture and all other terms of the New Subordinated Note Indenture to which reference is made in such section, together with all related definitions and ancillary provisions, being hereby incorporated into this Agreement by this reference as though specifically set forth in this definition; provided, however, that for purposes of this Agreement, (a) with respect to Section 4.06(A)(iii)(a) of the New Subordinated Note Indenture, the “Restricted Payments Computation Period” (as defined in the New Subordinated Note Indenture) shall be deemed to have commenced on January 1, 2006, (b) with respect to Section 4.06(A)(iii)(b) of the New Subordinated Note Indenture, the aggregate net proceeds received by the Company shall be calculated commencing January 1, 2006 and shall exclude any net proceeds received in connection with the Merger, (c) with respect to Section 4.06(A)(iii)(c) of the New Subordinated Note Indenture, the aggregate net proceeds received by the Company shall be calculated commencing January 1, 2006 and (d) any defined terms used in the New Subordinated Note Indenture that have equivalent meanings in this Agreement or any other Loan Document shall have such meaning so that the covenant made to the Trustee (as defined in the New Subordinated Note Indenture) for the benefit of the Holders (as defined in the New Subordinated Note Indenture) set forth in Section 4.06(A)(iii)(a), (b) and (c) of the New Subordinated Note Indenture runs to the benefit of the Lenders under this Agreement; provided, further, that when used in this definition, the defined term “New Subordinated Note Indenture” means the New Subordinated Note Indenture, as in effect on the Closing Date and without giving effect to any amendments, waivers or modifications thereto, or any termination, repayment, defeasance, redemption, repurchase, or expiration thereof, in each case unless separately expressly consented to in accordance with Section 11.1 (Amendments, Waivers, Etc.).

“Available Credit” means, at any time, (a) the then effective Revolving Credit Commitments minus (b) the aggregate Revolving Credit Outstandings at such time.

“Bain Capital Group” means (i) Bain Capital Holdings (Loews) I, L.P., (ii) Bain Capital AIV (Loews) II, L.P. and (iii) any Affiliates of Bain Capital Holdings (Loews) I, L.P. and Bain Capital AIV (Loews) II, L.P.

“Banamex” has the meaning specified in the preamble to this Agreement.

“Bankruptcy Code” means title 11, United States Code.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the higher of the following:

(a)            the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and

(b)           0.5% per annum plus the Federal Funds Rate.

“Base Rate Loan” means any Dollar Swing Loan or any other Loan during any period in which it bears interest based on the Base Rate.

“Borrower” means each of the Company and the Mexican Borrowers.

“Borrowing” means a Revolving Credit Borrowing or a Term Loan Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices,

determinations, fundings and payments in connection with (a) the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market and (b) the Peso Base Rate, the Peso TIIE Rate or any Peso Loan, a day of the year on which banks are not required or authorized to close in Mexico City.

“Cadena” has the meaning specified in the preamble to this Agreement.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP, excluding interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be classified or accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligation” means, with respect to any Person as of any date, the capitalized amount as of such date of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases (excluding any operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10).

“Carlyle Group” means (i) TC Group, L.L.C., (ii) Carlyle Partners III Loews, L.P., (iii) CP II Coinvestment, L.P. and (iv) any Affiliates of TC Group, L.L.C., Carlyle Partners III Loews, L.P. and CP II Coinvestment, L.P.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the Administrative Agent (although such account may also have words referring to any Borrower and the account’s purpose), (d) under the control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Equivalents” means at any time: (a) any evidence of Indebtedness with a maturity of twelve months or less issued or directly and fully guaranteed or insured by the United States or guaranteed by a government that is a member of the Organization for Economic Cooperation and Development (“OECD Country”) or any agency, instrumentality, state or political subdivision thereof which is rated “A-” or better by S&P; (b) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances with a maturity of twelve months or less of, or dollar deposits in, any financial institution that is a member of the Federal Reserve System or an applicable central bank of an OECD Country having a combined capital and surplus and undivided profits of not less than $500,000,000; (c) commercial paper with a maturity of twelve months or less rated at least “A-1” (or its equivalent) by S&P or at least “P-1” (or its equivalent) by Moody’s; (d) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States or issued by any agency thereof and backed by the full faith and credit of the government of the United States, in each case maturing within one year from the date of acquisition, provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency; (e) qualified purchaser funds regulated by the exemption provided by Section 3(c)(7) of the Investment Company Act of 1940, as amended, which funds possess a “AAA” rating from at least two nationally recognized agencies and provide daily liquidity; (f) money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition; and (g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in Pesos, Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations of any Loan Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether these or similar services were provided prior to the date hereof by the Administrative Agent, any Lender or any Affiliate of any of them) by the Administrative Agent, any Lender or any Affiliate of any of them in connection with this Agreement or any Loan Document (other than Cash Management Documents), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Change of Control” means the occurrence of any of the following:

(a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of a majority of the Voting Stock of Holdings (or, at any time after the consummation of a Qualifying IPO of the Company, the Company); provided, however, that the occurrence of the foregoing event shall not be deemed a Change of Control if (i) at any time prior to the consummation of a Qualifying IPO of Holdings or the Company, and for any reason whatever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings or (B) the Permitted Holders own, directly or indirectly, of record and beneficially an amount of Voting Stock of Holdings equal to an amount more than forty percent (40%) of the amount of Voting Stock of Holdings owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Closing Date and such ownership by the Permitted Holders represents the largest single block of Voting Stock of Holdings held by any Person or related group for purposes of Section 13(d) of the Securities Exchange Act of 1934, or (ii) at any time after the consummation of a Qualifying IPO of Holdings or the Company, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the outstanding Voting Stock of Holdings or the Company, as applicable, and (y) the percentage of the then outstanding Voting Stock of Holdings or the Company, as applicable, owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during any period of twelve (12) consecutive months, the board of directors of Holdings or the Company, as applicable, shall consist of a majority of the Continuing Directors; or

(b)           any “Change of Control” (or any comparable term) as defined in any Indenture (other than the Holdings Senior Note Indenture), the aggregate outstanding principal amount of which is in excess of $25,000,000; or

(c)           at any time prior to the consummation of a Qualifying IPO of the Company, the Company ceasing to be a direct wholly owned Subsidiary of Holdings.

“Citibank” means Citibank, N.A., a national banking association.

“Citicorp” has the meaning specified in the preamble to this Agreement.

“Closing Date” means the first date on which any Loan is made or any Letter of Credit is Issued or deemed Issued pursuant to Section 2.4(k) (Letters of Credit).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” means Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, in their capacities as co-documentation agents.

“Co-Investors” means Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund II, L.P., SSB Capital Partners (Master Fund) I, L.P., Caisse de Depot et Placement du Quebec, Co-Investment Partners, L.P., CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P., CSFB Credit Opportunities Fund (Helios), L.P., Credit Suisse Anlagestiftung, Pearl Holding Limited, Partners Group Private Equity Performance Holding Limited, Vega Invest (Guernsey) Limited, Alpinvest Partners CS Investments 2003 C.V., Alpinvest Partners Later Stage Co-Investments Custodian II B.V., Alpinvest Partners Later Stage Co-Investments Custodian IIA B.V. and Screen Investors 2004, LLC and their respective Affiliates.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Foreign Pledge Agreements and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment, if any, such Lender’s Peso Commitment, if any, and such Lender’s Term Loan Commitment, if any, and “Commitments” means the aggregate Revolving Credit Commitments, Peso Commitments and Term Loan Commitments of all Lenders.

“Company” has the meaning specified in the preamble to this Agreement.

“Company’s Accountants” means any of (i) PriceWaterhouseCoopers LLP, (ii) Ernst & Young LLP, KPMG LLP or Deloitte & Touche LLP or (iii) any other independent nationally-recognized public accountants selected by the Company and reasonably acceptable to the Administrative Agent.

 “Compliance Certificate” has the meaning specified in Section 6.1(c) (Financial Statements).

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Cash Taxes” means, with respect to the Company for any period, the Consolidated income, franchise and similar taxes, as determined in accordance with GAAP, to the extent the same are payable in cash with respect to such period (including to the extent applicable in respect of tax liabilities incurred in a prior period, including prior to the Closing Date).

“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets (other than cash and Cash Equivalents and current deferred tax assets) of such Person and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person and its Subsidiaries, but excluding, in the case of the Company the sum of (a) the principal amount of any current portion of long-term Indebtedness, (b) (without duplication of clause (a) above) the then outstanding principal amount of the Loans, (c) the principal amount of any short-term Indebtedness and (d) current deferred tax liabilities.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income) by the sum (without duplication) of: (i) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses), franchise and capital and similar taxes, and any tax distributions made to Holdings in respect of consolidated, combined, unitary or affiliated returns and to pay franchise and capital taxes and other fees, taxes and expenses to maintain its corporate existence (net of comparable tax credits); (ii) interest expense of such Person and its Subsidiaries for such period (net of interest income); (iii) depreciation expense of such Person and its Subsidiaries for such period; (iv) amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; (v) any call premium (or original issue discount) expenses (cash and non-cash) associated with the call or repurchases of Indebtedness; (vi) letter of credit fees and annual agency fees paid to the Administrative Agent; (vii) cash expense incurred in connection with any permitted investment, any equity issuance or debt issuance (in each case, whether or not consummated); (viii) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition; (ix) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption; (x) management, monitoring, consulting and advisory fees, related expenses, any other fees and expenses (or any accruals relating to such fees and related expenses) and any one-time termination fees in respect of a change of control or Qualifying IPO and related indemnities and reasonable out of pocket expenses, in each case, as permitted under this Agreement to be paid to the Permitted Holders; (xi) fees and expenses in connection with refinancings of Indebtedness permitted under this Agreement, including charges attributable to the write-off debt discount and the write-off of deferred financing fees; (xii)(A) non-recurring cash facilities relocation and consolidation costs and (B) other non-recurring fees, cash charges and other non-recurring cash expenses (including restructuring charges and severance costs), whether incurred prior to or after the Closing Date; (xiii) non-cash straight line rent operating lease adjustments reducing Consolidated Net Income, less any such adjustments increasing Consolidated Net Income, in each case as required under GAAP; (xiv) any other non-cash charges and expenses of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with SFAS No. 106); (xv) costs incurred in connection with the closing or disposition of any theatre or screen within a theatre during any applicable period; (xvi) costs incurred in connection with any newly opened theatre, any theatre newly acquired from other than an Affiliate and unconsummated theatre acquisitions from other than an Affiliate (but not to exceed $6,000,000 for any single unconsummated theatre acquisition), all as determined in accordance with GAAP; and (xvii) fees, expenses and other costs incurred in connection with the Transactions and the Prior Transactions, all determined on a Consolidated basis in accordance with GAAP, plus unrealized losses and minus unrealized gains in respect of Hedging Contracts, all as determined in accordance with GAAP; provided, however, that, in the case of the Company, the “Consolidated EBITDA” for the Fiscal Quarter ended on or around September 30, 2005 shall be deemed to equal $88,536,000.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, (i) the sum of (a) the interest expense of such Person and its Subsidiaries for such period as determined on a Consolidated basis in accordance with GAAP consistently applied, but excluding, to the extent included in interest expense, (A) amortization of fees and expenses associated with the consummation of the Transactions, (B) annual agency fees paid to the Administrative Agent, (C) costs associated with obtaining or terminating Hedging Contracts, (D) amortization of fees and expenses associated with any permitted investment, equity issuance or debt issuance (whether or not consummated), (E) pay-in-kind interest expense or other noncash interest expense (including as a result of the effects of purchase accounting) and (F) any payments made in respect of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a Consolidated balance sheet pursuant to EITF 97-10 and (b) the aggregate amount of the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a Consolidated basis in accordance with GAAP consistently applied, less (ii) the interest income (exclusive of deferred financing fees) of such Person and its Subsidiaries for such period as determined on a Consolidated basis in accordance with GAAP consistently applied, and with respect to clauses (i) and (ii), only to the extent the same are paid or payable (or received or receivable) in cash with respect to such period; provided, however, that, Consolidated Interest Expense shall be calculated after giving effect to any payments made by such Person minus any payments received by such Person in respect of Hedging Contracts.

“Consolidated Net Income” means, with respect to any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding (A) all after-tax extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto), (B) the cumulative effect of a change in accounting principles as well as any current period impact of new accounting pronouncements including those related to purchase accounting, (C) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, (D) any non-cash income or charges resulting from mark-to-market accounting under Statement of Financial Accounting Standard No. 52 – Foreign Currency Translation relating to indebtedness denominated in foreign currencies, (E) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangibles and No. 144 – Accounting for the Impairment or Disposal of Long-Lived Assets and the amortization of intangibles including arising pursuant to Statement of Financial Accounting Standards No. 141 – Business Combinations, (F) inventory purchase accounting adjustments and amortization, impairment and other non-cash charges (including asset revaluations) resulting from purchase accounting adjustments with respect to the Merger or any Permitted Acquisition, (G) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants, SARs or other equity – incentive programs, reasonable cash compensation charges related to any SARs linked to the performance of Grupo Cinemex and its Subsidiaries and granted to or for management of the Company with direct oversight responsibility for the operations of Grupo Cinemex or management of or senior consultants to Grupo Cinemex or its Subsidiaries, reasonable customary cash charges resulting from purchase accounting to the extent such charges represent sales bonuses to management, and cash charges related to retention, signing or completion bonuses in connection with the Transactions, any Permitted Acquisition or any Asset Sale, (H) non-cash losses from Joint Ventures and non-cash minority interest reductions, (I) gains or losses incurred in connection with Asset Sales other than those in the ordinary course of business and (J) any expenses related to the Transactions; provided, however, that there shall be included the deferred revenue eliminated as a consequence of the application of purchase accounting adjustments due to the Transactions or any Permitted Acquisition for the fiscal periods that such revenue would otherwise have been recognized.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any material, substance or waste that is classified or regulated under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Continuing Directors” shall mean the directors of Holdings (or the Company after a Qualifying IPO of the Company) on the Closing Date, as elected or appointed after giving effect to the Merger and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings (or the Company after a Qualifying IPO of the Company) is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings (or the Company after a Qualifying IPO of the Company).

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound.

“Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 7.11 (Additional Collateral and Guaranties) or that is a Subsidiary of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them.

“Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by the Company or any of its Subsidiaries.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Deferred Prepayment Amount” means, with respect to any Net Cash Proceeds of any Deferred Prepayment Event, the portion of such Net Cash Proceeds subject to a Deferred Prepayment Notice.

“Deferred Prepayment Date” means, with respect to any Net Cash Proceeds of any Deferred Prepayment Event, the earlier of (a) the date occurring 365 days after such Deferred Prepayment Event or, if a definitive letter of intent or agreement has been executed during such 365 day period with respect to the reinvestment of such Net Cash Proceeds, the date occurring six months after the date of such letter of intent or agreement, as the case may be, and (b) the date that is five Business Days after the date on which the Company shall have notified the Administrative Agent of (i) the Company’s determination not to reinvest in assets useful in the Company’s or a Subsidiary’s business or (ii) the determination by the applicable Subsidiary of the Company not to repay the applicable Indebtedness with all or any portion of the relevant Deferred Prepayment Amount for such Net Cash Proceeds.

“Deferred Prepayment Event” means any Asset Sale or Property Loss Event in respect of which the Company has delivered a Deferred Prepayment Notice.

“Deferred Prepayment Notice” means a written notice executed by a Responsible Officer of the Company stating that no Default or Event of Default has occurred and is continuing and that the Company (directly or indirectly through one of its Subsidiaries) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Property Loss Event to acquire, upgrade, improve, repair or replace assets useful in its or one of its Subsidiaries’ businesses.

“Deposit Account” has the meaning given to such term in the UCC.

“Disclosure Documents” means, collectively, the Confidential Information Memorandum dated January 2006 and all other confidential information memoranda and related written materials prepared in connection with the syndication of the Facilities.

“Dispose” or “Disposition” has the meaning specified in Section 8.4 (Sale of Assets).

“Disqualified Stock” means with respect to any Person, any Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Term Loan Maturity Date.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Company or any of its Subsidiaries in the ordinary course of its business.

“Dollar” and the sign “$” each mean the lawful money of the United States of America.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in Pesos, the equivalent of such amount in Dollars determined by using the Peso Spot Rate, (c) if such amount is expressed in any other Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by Citibank in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency and (d) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate.

 “Dollar Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).

“Dollar Swing Lender” means Citicorp or any other Revolving Credit Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Company, to act as the Dollar Swing Lender hereunder, in each case in its capacity, as the Dollar Swing Lender hereunder.

“Dollar Swing Loan Sublimit” means $20,000,000.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“Domestic Loan Party” means any Loan Party organized under the laws of any state of the United States of America or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary of the Company organized under the laws of any state of the United States of America or the District of Columbia.

“Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets whose Dollar Equivalent exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and the Company) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000; provided, however, that the Persons designated by the Company in writing to the Administrative Agent on or prior to the Closing Date shall not be deemed an “Eligible Assignee.”

“Entitlement Holder” has the meaning given to such term in the UCC.

“Entitlement Order” has the meaning given to such term in the UCC.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the protection of human health, the environment or natural resources or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages (but excluding any punitive, consequential or treble damages), costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines and penalties, whether contingent or otherwise, arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries or exposure to any Contaminant.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Issuance” means the issue or sale of any Stock of Holdings, the Company or any Subsidiary of the Company by Holdings, the Company or any Subsidiary of the Company to any Person other than Holdings, the Company or any Subsidiary of the Company.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan, other than events for which the thirty (30) day notice period has been waived, (b) the withdrawal of the Company or any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Company or any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Company or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period.  In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent, or, in the absence of such availability, the Eurodollar Base Rate shall be the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank for a period equal to such Interest Period.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

“Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

“Excess Cash Flow” means, with respect to the Company and its Subsidiaries on a Consolidated basis for any period, an amount equal to (a) Consolidated EBITDA plus (b) the excess, if any, of the Working Capital at the beginning of such period over the Working Capital at the end of such period minus (c) without duplication:

(i)            Capital Expenditures to the extent permitted by this Agreement and paid in cash;

(ii)           total Consolidated Interest Expense paid in cash;

(iii)          Consolidated Cash Taxes paid or that will be paid within six months after the end of such period (which payments would have been deducted in calculating Excess Cash Flow for such period had they been made during such period); provided, however, that with respect to Consolidated Cash Taxes that will be paid within six months after the end of such period, (w) the Company shall have established adequate reserves therefor on the books of the Company in conformity with GAAP, (x) the Company shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such period, signed by a Responsible Officer of the Company, describing the nature and amount of such Consolidated Cash Taxes and certifying that such Consolidated Cash Taxes will be paid within six months after the end of such period, (y) if such payment is not made within six months after the end of such period, then the Company shall promptly make an optional prepayment of Term Loans in accordance with Section 2.8 (Optional Prepayments) in an amount, if positive, equal to (A) the amount that would have been paid pursuant to Section 2.9(b) (Mandatory Prepayments)

with respect to such period but for this clause (iii) minus (B) the amount of the payment made pursuant to Section 2.9(b) (Mandatory Prepayments) with respect to such fiscal period and (z) any deduction from Excess Cash Flow made with respect to such Consolidated Cash Taxes pursuant to this clause (iii) in such period shall not be deducted in computing Excess Cash Flow for the period in which such Consolidated Cash Taxes are paid;

(iv)          the aggregate principal amount of Indebtedness repaid or prepaid, excluding (A) Indebtedness in respect of Revolving Loans, Letters of Credit and any other Indebtedness that consists of a revolving line of credit, except to the extent that the commitments under such line of credit are permanently reduced by the amount of such prepayment, (B) Term Loans prepaid pursuant to Sections 2.8 (Optional Prepayments) and 2.9 (Mandatory Prepayments) and (C) repayments or prepayments of Indebtedness that, in accordance with GAAP, constitutes (or when incurred constituted) a long-term liability and current maturities of such long-term liabilities financed by incurring other such long-term Indebtedness;

(v)           Restricted Payments made in cash to the extent permitted under Section 8.5(c), (d), (e), (g) or (h) (Restricted Payments);

(vi)          letter of credit and commitment or facility fees (including the Unused Commitment Fee and similar fees in respect of any other revolving or committed line of credit);

(vii)         proceeds received from insurance claims with respect to casualty events or business interruption which reimburse prior business expenses to the extent such expenses were added to Consolidated Net Income in determining Consolidated EBITDA;

(viii)        cash payments made in satisfaction of non-current liabilities (other than Indebtedness);

(ix)           cash expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 8.3 (Investments), Equity Issuance or Debt Issuance (whether or not consummated), or early extinguishment of Indebtedness;

(x)            fees and expenses in connection with exchanges or refinancings permitted by Section 8.5(f) (Restricted Payments);

(xi)           cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with any Permitted Acquisition or any other Investment permitted hereunder (or in any similar agreement related to any other acquisition consummated prior to the Closing Date);

(xii)          extraordinary and non-recurring cash charges to the extent included in determining Consolidated EBITDA;

(xiii)         cash expenses incurred in connection with deferred compensation arrangements in connection with the Transactions;

(xiv)        management fees paid under Section 8.8(d) (Transactions with Affiliates);

(xv)         cash from operations used to consummate a Permitted Acquisition or an Investment permitted under Section 8.3(e), (i) or (k) (Investments);

(xvi)        to the extent added to Consolidated Net Income in determining Consolidated EBITDA, losses from discontinued operations;

(xvii)       cash expenditures made in respect of Hedging Contracts to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Interest Expense;

(xviii)      cash compensation expenses related to any SARs linked to the performance of Grupo Cinemex and its Subsidiaries granted to or for management of the Company with direct oversight responsibility for the operations of or senior consultants to Grupo Cinemex or management of Grupo Cinemex and its subsidiaries, cash expenses resulting from purchase accounting to the extent such expenses represent sales bonuses to management, and cash expenses related to retention, signing or completion bonuses in connection with the Transactions, any Permitted Acquisition or any Disposition;

(xix)         to the extent not deducted in the computation of Net Cash Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith (in the case of the foregoing clauses (c)(i) through (xix), to the extent made, paid, incurred or for, as the case may be, during such period);

(xx)          payments with respect to contingent contractual obligations required to be paid in the six months after the end of such period (which payments would have been deducted in calculating Excess Cash Flow for such period had they been made during such period); provided, however, that (x) the Company shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such period, signed by a Responsible Officer of the Company, describing the nature and amount of such contingent contractual obligation and certifying that such contingent contractual obligation will be paid within six months after the end of such period, (y) if such payment is not made within six months after the end of such period, then the Company shall promptly make an optional prepayment of Term Loans in accordance with Section 2.8 (Optional Prepayments) in an amount, if positive, equal to (A) the amount that would have been paid pursuant to Section 2.9(b) (Mandatory Prepayments) with respect to such period but for this clause (xx) minus (B) the amount of the payment made pursuant to Section 2.9(b) (Mandatory Prepayments) with respect to such fiscal period and (z) any deduction from Excess Cash Flow made with respect to contingent contractual obligations pursuant to this clause (xx) in such period shall not be deducted in computing Excess Cash Flow for the period in which such contingent obligations are paid; and

(xxi)         the excess, if any, of the Working Capital at the end of such period over the Working Capital at the beginning of such period.

“Existing AMC Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of March 26, 2004 and as amended, supplemented or otherwise modified from time to time, among the Company, the institutions party thereto as lenders and issuing banks and The Bank of Nova Scotia, as administrative agent.

“Existing Credit Agreements” means the Existing AMC Credit Agreement and the Existing Loews Credit Agreement.

“Existing Loews Credit Agreement” means that certain Credit Agreement, dated as of July 30, 2004 and as amended, supplemented or otherwise modified from time to time, among the Loews Cineplex Entertainment Corporation, Grupo Cinemex and Cadena, LCE Holdco LLC, the institutions party thereto as lenders and issuing banks and Citicorp, as administrative agent.

“Facilities” means (a) the Term Loan Facility and (b) the Revolving Credit Facility.

“Facility Increase” means any Revolving Commitment Increase or Term Loan Increase.

“Facility Increase Date” has the meaning specified in Section 2.1(c)(i) (Facility Increases).

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by a Responsible Officer of the Company or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means the Fee Letter, dated June 20, 2005, addressed to the Company from the Arrangers and Credit Suisse, Cayman Islands Branch, and accepted by the Company on June 20, 2005, with respect to certain fees to be paid from time to time to the Arrangers and Credit Suisse, Cayman Islands Branch.

“Financial Statements” means the financial statements of the Company and its Subsidiaries delivered in accordance with Section 4.4 (Financial Statements) and Section 6.1 (Financial Statements).

“Fiscal Quarter” means each of the three month periods ending on or around March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve month period ending on or around March 31.

“Foreign Pledge Agreements” means, collectively, (i) the Pledge Agreement to be entered into between LCE Mexican Holdings, Inc. and the Administrative Agent with respect to the Stock of Symphony Subsisting Vehicle, S. de R.L. de C.V. and (ii) the Pledge Agreement to be entered into among LCE Acquisition Sub, Inc., the Administrative Agent and LCE Lux Holdco S.a r.l. with respect to the Stock of LCE Lux Holdco S.a r.l.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Grupo Cinemex” has the meaning specified in the preamble to this Agreement.

“Guarantor” means the Company and each Subsidiary of the Company party to, or that becomes party to, the Guaranty.

“Guaranty” means the guaranty, in substantially the form of Exhibit H (Form of Guaranty), executed by the Guarantors.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof.  The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.  The term “Guarantee” used as a verb herein has a corresponding meaning.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holdings” means Marquee Holdings Inc., a Delaware corporation.

“Holdings Senior Note Indenture” means the Indenture, dated as of August 18, 2004, pursuant to which the Holdings Senior Notes were issued between Holdings and HSBC, as the initial trustee, as amended, supplemented or otherwise modified and in effect from time to time in accordance with Section 8.11 (Modification of Debt Agreements).

“Holdings Senior Notes” means Holdings’ 12% Senior Discount Notes due 2014 issued pursuant to the Holdings Senior Note Indenture in the original principal amount of $304,000,000 and any additional notes issued pursuant to the Holdings Senior Note Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the Holdings Senior Note Indenture.

“HSBC” means HSBC Bank USA, National Association.

“Incur”, “Incurrence” or “Incurred” has the meaning specified in the Senior Notes.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all Capital Lease Obligations, (d) all obligations issued or assumed as the deferred purchase price of property (other than current and non-current accrued expenses, deferred revenue, all employee retirement obligations, and trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person, all conditional sale obligations (as determined under GAAP) and all obligations under any title retention agreement (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transactions, (f) all obligations of the type referred to in clauses (a) through (e) above of other Persons for the payment of which such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise (limited to the stated or determinable amount of the related primary obligation, or portion thereof, or if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith), and (g) all obligations of the type referred to in clauses (a) through (f) above of other Persons which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured; provided, however, that “Indebtedness” shall not include (i) any Non-Recourse Indebtedness, any obligations under any operating leases (as determined under GAAP as in effect on the Closing Date), trade accounts payable arising in the ordinary course of business and trade letters of credit issued in support of trade accounts payable arising in the ordinary course of business, (ii) regardless of any change in GAAP after the Closing Date, amounts owing in respect of preferred stock (other than Disqualified Stock issued after the Closing Date that would be treated as Indebtedness under GAAP as in effect at such time), (iii) any earn-out obligation or post closing payment adjustment until such obligation becomes certain of payment, (iv) any deferred compensation arrangements, (v) any non-compete or consulting obligations incurred in connection with the Transactions, any Permitted Acquisition or any similar transaction entered into prior to the Closing Date or (vi) items that would appear as a liability upon a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10 “The Effects of Lessee Involvement in Asset Construction”; provided, further, that the amount of Indebtedness (x) for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or the fair market value of such identified asset, as the case may be, and (y) shall be determined by the principal amount thereof (or in the case of Indebtedness issued at a discount, the accreted amount) thereof.

“Indemnified Matter” has the meaning specified in Section 11.4 (Indemnities).

“Indemnitee” has the meaning specified in Section 11.4 (Indemnities).

“Indenture” means each of the Holdings Senior Note Indenture, the Senior Note Indentures, the Subordinated Note Indentures and other indentures, agreements or similar documents evidencing senior or subordinated notes or other debt securities of the Company or any of its Subsidiaries.

“Interest Period” means (a) in the case of any Eurodollar Rate Loan, (i) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter (or if deposits of such duration are available to or agreed to by all applicable Lenders, ending nine or twelve months thereafter), as selected by the Company in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or Section 2.11 (Conversion/Continuation Option) and (ii) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to

Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter (or if deposits of such duration are available to or agreed to by all applicable Lenders, ending nine or twelve months thereafter), as selected by the Company in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11 (Conversion/Continuation Option) and (b) in the case of any Peso TIIE Rate Loan, the period commencing on the date such Peso TIIE Rate Loan is made or on the date of conversion of a Peso Base Rate Loan to such Peso TIIE Rate Loan and ending on the 28th day thereafter; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)          the Borrowers may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II (The Facilities) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made;

(iv)          the Borrowers may not select any Interest Period in respect of (A) Eurodollar Rate Loans having an aggregate principal amount of less than $1,000,000 and (B) Peso TIIE Rate Loans having an aggregate principal amount of less than P5,000,000; and

(v)           there shall be outstanding at any one time no more than 20 Interest Periods in the aggregate for all Loans.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“International Assets” means (a) theatres located outside the United States and Canada, including the Mexican Assets and (b) Stock of Persons (other than AMC Entertainment International, Inc., a Delaware corporation) which own or operate theatres located outside the United States and Canada, including the Mexican Assets, in each case, together with all property and assets which are a part of or related to such theatres, including but not limited to cash, accounts receivable, real estate, leases, tenant improvements, furniture, fixtures and equipment, net of any accounts payable, accrued expenses and other current and long-term liabilities related to such theatres.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue (including any deemed issuance pursuant to Section 2.4(k) (Letters of Credit)), extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit.  The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Company by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Company to be bound by the terms hereof applicable to Issuers.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Company or any of its Subsidiaries, (b) any other Person designated by the Company in writing to the Administrative Agent as a “Joint Venture” for purposes of this Agreement and at least 50% but less than 100% of whose equity interests are directly owned by the Company or any of its Subsidiaries, and (c) any Person in whom the Company or any of its Subsidiaries beneficially owns any Stock that is not a Subsidiary.

“J.P. Morgan Partners Group” means (i) J.P. Morgan Partners, LLC and (ii) any Affiliates of J.P. Morgan Partners, LLC.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

“Leases” means, with respect to any Person, all of those leasehold estates in Real Property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means the Swing Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4 (Letters of Credit).

“Letter of Credit Obligations” means, at any time, the Dollar Equivalent of the aggregate of all liabilities at such time of the Company to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(a) (Letters of Credit).

“Letter of Credit Request” has the meaning specified in Section 2.4(c) (Letters of Credit).

“Letter of Credit Sublimit” means $50,000,000.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty, the Fee Letter, each Letter of Credit Reimbursement Agreement, each Hedging Contract between any Loan Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Contract, each Cash Management Document, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each Borrower, each Guarantor and each other Subsidiary of the Company that executes and delivers a Loan Document.

“Local GAAP” means, with respect to any Foreign Subsidiary, generally accepted accounting principals in the jurisdictions in which such Person is organized and its principal business operations are conducted, consistently applied.

“Local Time” means, with respect to (a) any Loan denominated in Dollars, New York time and (b) any Loan denominated in Pesos, Mexico City time.

“Loews” means Loews Cineplex Entertainment Corporation, a Delaware corporation.

“Loews Holdings” means LCE Holdings Inc., a Delaware corporation.

“Material Adverse Change” means a material adverse change in any of (a) the condition (financial or otherwise), business, operations or properties of the Company and its Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of any Loan Document, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (d) the ability of the Borrowers to repay the Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (e) the rights and remedies of the Agents, the Lenders or the Issuers under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Merger” means, collectively, the merger of Loews with and into the Company and the merger of Loews Holdings with and into Holdings pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 20, 2005, between Holdings and Loews Holdings.

“Mexican Assets” means (a) the property and assets of Grupo Cinemex and Yelmo Cineplex and (b) the Stock of Grupo Cinemex and Yelmo Cineplex, in each case, together with all property and assets which are a part of or related to such entities, including but not limited to cash, accounts receivable, real estate, leases, tenant improvements, furniture, fixtures and equipment, net of any accounts payable, accrued expenses and other current and long-term liabilities related to such entities.

“Mexican Borrowers” has the meaning specified in the preamble to this Agreement.

“Mexican Facility” means the Peso Commitments and the provisions herein related to the Peso Loans.

“Mexican Facility Agent” has the meaning specified in the preamble to this Agreement.

“Mexican Lender” means each Revolving Credit Lender (or Affiliate thereof) that has a Peso Commitment or holds a Peso Loan and, at the time such Lender becomes a Mexican Lender, whether directly or through an Affiliate thereof, may make Peso Loans to the Mexican Borrowers, the interest payments with respect to which can be made free of withholding taxes.

“Mexican Lending Office” means, with respect to any Mexican Lender, the office of such Lender specified as its “Mexican Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Mexican Lender or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Mexico” means the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Supporting Documents” means, with respect to a Mortgage for a parcel of Real Property, each the following:

(a)           (i) evidence in form and substance reasonably satisfactory to the Administrative Agent that the recording of counterparts of such Mortgage in the recording offices specified in such Mortgage will create a valid and enforceable first priority lien on property described therein in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Liens permitted under Section 8.2 (Liens, Etc.) and (B) such other Liens as the Administrative Agent may reasonably approve and (ii) an opinion of counsel in each state in which any such Mortgage is to be recorded in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(b)           (i) a Mortgagee’s Title Insurance Policy dated a date reasonably satisfactory to the Administrative Agent, which shall (A) be in an amount not less than the appraised value (determined by reference to an appraisal) of such parcel of Real Property in form and substance satisfactory to the Administrative Agent, (B) be issued at ordinary rates, (C) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid first Lien on such parcel of Real Property free and clear of all defects and encumbrances, except for Liens permitted under Section 8.2 (Liens, Etc.) and for such defects and encumbrances as may be approved by the Administrative Agent, (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder, (E) be in the form of ALTA Loan Policy - 1992 (or such local equivalent thereof as is reasonably satisfactory to the Administrative Agent), (F) contain a comprehensive lender’s endorsement (including, but not limited to, a revolving credit endorsement and a floating rate endorsement), (G) be issued by Chicago Title Insurance Company, First American Title Insurance Company, Lawyers Title Insurance Corporation or any other title company reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers) and (H) be otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) a copy of all documents referred to, or listed as exceptions to title, in such title policy (or policies) in each case in form and substance reasonably satisfactory to the Administrative Agent;

(c)           copies of the most recent survey (if any) of such parcel of Real Property in the possession of the applicable Loan Party;

(d)           evidence in form and substance reasonably satisfactory to the Administrative Agent that all premiums in respect of each Mortgagee’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage taxes, if any, in connection with the Mortgage have been paid;

(e)           if such parcel of Real Property is not used as a theatre for viewing movies, a Phase I environmental report with respect to such parcel of Real Property, dated a date not more than two years prior to the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent; and

(f)            such other agreements, documents and instruments in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority lien on such parcel of Real Property in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Liens permitted under Section 8.2 (Liens, Etc.) and (B) such other Liens as the Administrative Agent may reasonably approve.

“Mortgaged Real Property” means the Real Properties listed on Schedule 1.1 (Mortgaged Real Property) and any other Real Property of any Loan Party that becomes subject to a Mortgage.

“Mortgagee’s Title Insurance Policy” means a mortgagee’s title policy (or policies) or marked-up unconditional binder (or binders) for such insurance (or other evidence reasonably acceptable to the Administrative Agent proving ownership thereof).

“Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Company or any other Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which the Company or any of its Subsidiaries or any ERISA Affiliate has, or within the five (5) plan years preceding the date of this Agreement has had, any obligation to contribute.

“Multiplex” means any theatre owned by the Company or its Subsidiary which has ten or less screens for viewing movies.

“Net Cash Proceeds” means proceeds received by the Company or any of its Subsidiaries after the Closing Date in cash or Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, and casualty insurance settlements and condemnation awards, but in each case only as and when received) from any (a) Asset Sale (other than an Asset Sale permitted under Section 8.4(a), (c), (d), (e), (f) or (j) (Sale of Assets)) or Property Loss Event, net of (i) the costs, fees and expenses actually incurred in connection therewith (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees), (ii) taxes paid or reasonably estimated to be payable as a result thereof, (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale or Property Loss Event (including any associated premium or penalty), and (iv) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Company or any of its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, with it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (1) received upon the Disposition of any non-cash consideration received by the Company or any of its Subsidiaries in any such Disposition and (2) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in subclause (iv) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within 365 days after such Asset Sale or Property Loss Event, the amount of such reserve; provided, however, that evidence of each of clauses (i), (ii), (iii)  and (iv) above is provided to the Administrative Agent, or (b) any Debt Issuance, net of underwriting discounts, brokers’ and advisors’ fees and other costs and expenses incurred in connection with such transaction; provided, however, that evidence of such costs is provided to the Administrative Agent.

“Net Indebtedness” means, with respect to any Person at any time, (i) the outstanding principal amount (or in the case of Indebtedness issued at discount, the accreted amount) of Indebtedness of such Person (determined on a Consolidated basis) as of such time minus (ii) cash and Cash Equivalents of such Person (determined on a Consolidated basis) at such time; provided, however, that, in determining the amount of Net Indebtedness of such Person for purposes of this definition, the amount of Indebtedness of such Person consisting of Revolving Loans and any other Indebtedness that consists of a revolving line of credit as of any date shall be deemed to be the aggregate outstanding principal amount thereof on the last day of each fiscal quarter ending during the four Fiscal Quarters most recently ended on or prior to such date, divided by four (4) (with the amount of Indebtedness under any revolving line of credit as of the end of any Fiscal Quarter prior to the Closing Date deemed to be $0 for purposes of such calculation).

“Net Senior Secured Indebtedness” means, with respect to any Person, without duplication, all Net Indebtedness of such Person and its Subsidiaries, excluding any subordinated Indebtedness and other unsecured Indebtedness and any Capital Lease Obligation.

“Net Senior Secured Leverage Ratio” means, with respect to any Person, as of any date of determination, on a Pro Forma Basis, the ratio of (i) Net Senior Secured Indebtedness of such Person and its Subsidiaries as of such date to (ii) Annualized EBITDA for such Person and its Subsidiaries for the four most recent Fiscal Quarters ended on such date for which financial statements are available.

“New Subordinated Note Indenture” means the Indenture, dated as of January 26, 2006, pursuant to which the New Subordinated Notes were issued between the Company and HSBC, as the initial trustee, as amended, supplemented or otherwise modified and in effect from time to time in accordance with Section 8.11 (Modification of Debt Agreements).

“New Subordinated Notes” means the Company’s 11% Senior Subordinated Notes due 2016 issued pursuant to the New Subordinated Note Indenture in the original principal amount of $325,000,000 and any additional notes issued pursuant to the New Subordinated Note Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the New Subordinated Note Indenture.

 “Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Non-Funding Lender” has the meaning specified in Section 2.2 (Borrowing Procedures).

“Non-Recourse Indebtedness” means Indebtedness as to which (i) neither the Company nor any of its Subsidiaries (a) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness), (b) is directly or indirectly liable or (c) constitutes the lender (in each case, other than pursuant to and in compliance with

Section 8.3 (Investments)) and (ii) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-Recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; provided, however, that notwithstanding the foregoing, guaranties of Capitalized Lease Obligations of any Unrestricted Subsidiary relating to leased property in service outside the United States shall not cause such Capitalized Lease Obligations to not be Non-Recourse Indebtedness.

“Non-U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is a Non-U.S. Person.

“Non-U.S. Person” means any Person that is not a Domestic Person.

“Note” means any Revolving Dollar Note, Peso Loan Note or Term Loan Note.

“Notice of Borrowing” has the meaning specified in Section 2.2 (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11 (Conversion/Continuation Option).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrowers to any Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents), whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to the Borrowers under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents) and all obligations of the Company under any Loan Document to provide cash collateral for any Letter of Credit Obligation.

“Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means a perfection certificate in form and substance satisfactory to the Administrative Agent.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means any Proposed Acquisition subject to the satisfaction of each of the following conditions:

(a)           each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the requirements of Section 7.11 (Additional Collateral and Guaranties);

(b)           (i) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such Proposed Acquisition, Holdings, the Company and its Subsidiaries shall be in Pro Forma Compliance with the covenants set forth in Article V (Financial Covenant), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.1 (Financial Statements) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Company demonstrating such compliance calculation in reasonable detail; and

(c)           the Company shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such Proposed Acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such Proposed Acquisition.

“Permitted Holder” means:

(a)           any member of the Apollo Group;

(b)           any member of the J.P. Morgan Partners Group;

(c)           any member of the Bain Capital Group;

(d)           any member of the Carlyle Group;

(e)           any member of the Spectrum Group;

(f)            any Co-Investor; provided, however, that to the extent any Co-Investor acquires securities of Holdings in excess of the amount of such securities held by such Co-Investor on the Closing Date, such excess securities shall not be deemed to be held by a Permitted Holder; and

(g)           any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of Holdings for or pursuant to the terms of any such employee benefit plan; provided, that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of Holdings held by any Person listed in this clause (g), then such securities shall no longer be deemed to be held by a Permitted Holder.

“Permitted Joint Venture” means any Joint Venture entered into by the Company or any of its Subsidiaries with one or more third parties (i) to which the Company or its Subsidiaries shall have contributed certain International Assets or the assets used in the business of National Cinema Network, Inc., and (ii) of which the Company shall own at least 33% (but not more than 50%) of the outstanding Stock.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, however, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 8.1 (Indebtedness), (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable to the Loan Parties, the Lenders or the Secured Parties than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended, and (f) at the time thereof, no Event of Default shall have occurred and be continuing.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Company that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions no less favorable to the Lenders than the terms and conditions set forth in the New Subordinated Note Indenture, (b) will not mature prior to the date that is ninety-one (91) days after the Term Loan Maturity Date, (c) has no scheduled amortization or payments of principal prior to the Term Loan Maturity Date and (d) has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, taken as a whole, than those set forth in the New Subordinated Note Indenture.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

“Peso” or the sign “P” each means the lawful money of Mexico.

“Peso Available Credit” means, at any time, (a) the lesser of (i) the then effective Revolving Credit Commitments and (ii) $25,000,000 minus (b) the aggregate Peso Outstandings at such time.

“Peso Base Rate” means a rate of interest per annum equal to (a) in the case of any Peso Swing Loan, the Peso Swing Lender’s internal funding costs for funding such Peso Swing Loan as determined by the Peso Swing Lender and (ii) in the case of any Peso TIIE Rate Loan converted into a Peso Base Rate Loan, the Mexican Facility Agent’s internal funding costs for funding such Peso Base Rate Loan as determined by the Mexican Facility Agent, in each case, as notified to the applicable Borrower.  The determination by the Peso Swing Lender or the Mexican Facility Agent, as the case may be, of the Peso Base Rate shall be conclusive absent manifest error.

“Peso Base Rate Loan” means a Loan that bears interest based on the Peso Base Rate.

“Peso Borrowing” means Peso Loans made on the same day by the Mexican Lenders ratably according to their respective Peso Commitments.

“Peso Commitment” means, with respect to each Mexican Lender, the commitment of such Lender to (i) make Peso Loans to the Mexican Borrowers pursuant to Section 2.1(a) hereof and acquire interests in other Peso Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Peso Commitment,” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

“Peso Loan” has the meaning specified in Section 2.1(a) (The Commitments).

“Peso Loan Note” means a promissory note of the applicable Mexican Borrower payable to the order of any Mexican Lender in a principal amount equal to the amount of such Lender’s Peso Commitment or evidencing the aggregate Indebtedness of such Mexican Borrower to such Lender resulting from the Peso Loans owing to such Lender.

 “Peso Outstandings” means, at any particular time, the sum of the Dollar Equivalent of (a) the principal amount of the Peso Loans outstanding at such time and (b) the principal amount of the Peso Swing Loans outstanding at such time.

“Peso Spot Rate” means, on any day, the rate at which Pesos may be exchanged into Dollars, at (a) the spot (same day) rate announced by the Mexican Facility Agent and (i) quoted at 12:15 p.m. (Mexico City time) on Reuters Monitor Screen (Page MEX01 or any successor page for quoting such rate) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) or (ii) if such rate is not so quoted on Reuters Monitor Screen for the relevant date of determination, then the rate as published by Banco de Mexico in the Diario Oficial de la Federacion to be in effect on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) or (b) if such rate is not so published or quoted as described in clause (a) for the relevant date of determination, the “Peso Spot Rate” shall be the rate of exchange at which in accordance with normal banking procedures the Mexican Facility Agent could purchase Dollars for Pesos on a customary basis in the Mexican Facility Agent’s Mexico City office at 11:00 a.m. (Mexico City time) on the date of such determination (or, if such day is not a Business Day, on the immediately preceding Business Day), and such determination shall be conclusive absent manifest error.

“Peso Swing Lender” means Banamex or any other Mexican Lender that becomes the Mexican Facility Agent or agrees, with the approval of the Administrative Agent, the Mexican Facility Agent and the Borrowers, to act as the Peso Swing Lender hereunder, in each case, in its capacity as the Peso Swing Lender hereunder.

“Peso Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).

“Peso Swing Loan Sublimit” means $5,000,000.

“Peso TIIE Rate” means, for each Interest Period with respect to Peso Loans, the Tasa de Interés Interbancaria de Equilibrio (the Interbank Equilibrium Interest Rate) for Pesos for a period of twenty-eight (28) days published in the “Diario Oficial de la Federación” (Official Gazette of the Federation) and as replicated as set forth under the heading “TIIE” or its equivalent as published by Banco de México on its internet website page, http://www.banxico.org.mx/, or on the Reuters Screen MEX06 Page across from the caption “TIIE”, in either case, as of 1:00 p.m., Mexico City time, on the day that is one Business Day prior to the commencement of the relevant Interest Period; provided, however, in the event of any discrepancy between the rate published in the Diario Oficial de la Federación and the rate published by the Banco de México on its internet website page or the Reuters Screen MEX06 Page on the day that is one Business Day prior to the commencement of the relevant Interest Period, the rate published in the Diario Oficial de la Federación will govern; provided, further, that, if the rate is not published in the Diario Oficial de la Federación, rates replicated by the Banco de México on its internet website page or on the Reuters Screen MEX06 Page shall not be used.  If, for any Interest Period, the TIIE is not published in the Diario Oficial de la Federación by 1:00 p.m., Mexico City time, on the day that is one Business Day prior to the commencement of the relevant Interest Period, the Mexican Facility Agent shall notify the relevant Mexican Borrower and shall instead determine TIIE on the second Business Day prior to the commencement of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest five decimal places) of the quotations advised to Mexican Facility Agent at approximately 11:00 a.m. of the mid-market cost of funds for Pesos for a period of twenty-eight (28) days by the Mexico City offices of five major banks in the Mexican interbank market selected by the Mexican Facility Agent; provided, however, that if fewer than two quotations are provided, the rate for that interest determination date will be determined by the Mexican Facility Agent using a representative rate and the Mexican Facility Agent shall advise the relevant Mexican Borrower in advance of its final determination.

“Peso TIIE Rate Loan” means a Loan that bears interest based on the Peso TIIE Rate.

“Pledge and Security Agreement” means an agreement, in substantially the form of Exhibit I (Form of Pledge and Security Agreement), executed by each Loan Party (other than the Mexican Borrowers).

“Pledged Debt Instruments” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Prior Transactions” means, collectively, (i) the acquisition of the Company by Holdings, a company formed by the J.P. Morgan Partners Group, the Apollo Group and certain other co-investors, in December 2004 and (ii) the acquisition of Loews by Loews Holdings, a company formed by the Bain Capital Group, the Carlyle Group and the Spectrum Group, in July 2004.

“Process Agent” has the meaning specified in Section 11.12(b) (Submission to Jurisdiction; Service of Process).

“Pro Forma Basis,” “Pro Forma Compliance” or “Pro Forma Effect” means, for purposes of calculating compliance with any test under this Agreement in respect of any of the transactions referred to in clauses (a) through (d) of the definition of “Annualized EBITDA” or the incurrence or retirement of Indebtedness, such transaction, incurrence or retirement shall be treated as if such transaction, incurrence or retirement had occurred on the first day of the applicable period of measurement in such test or covenant; provided, however, that pro forma effect shall only be given to operating expense reductions or similar anticipated benefits from any transaction to the extent (a)(i) directly attributable to such transaction, (ii) expected to have a continuing impact on the Company and its Subsidiaries and (iii) factually supportable and (b) that such adjustments and the bases therefor are set forth in reasonable detail in a certificate of the Chief Financial Officer of the Company delivered to the Administrative Agent and dated the relevant date of determination and which certifies that the Company reasonably anticipates that such expense reductions or other benefits will be realized, or all necessary steps for the realization thereof taken, within twelve months following such date; provided, further, that any determination of Annualized EBITDA of an Annualized Theatre shall be as determined in good faith by the Company, the calculation of which shall be set forth in reasonable detail in a certificate of the Chief Financial Officer delivered to the Administrative Agent and dated the date of relevant determination; provided, further, that if any such Indebtedness being incurred or retired has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Projections” means those financial projections dated January 2006 covering the fiscal years ending in 2006 through 2010 inclusive, to be delivered to the Lenders by the Company.

“Property Loss Event” means (a) any loss of or damage to property of the Company or any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance whose Dollar Equivalent exceeds (i) $10,000,000 for a single transaction or series of transactions or (ii) $20,000,000 in the aggregate in any Fiscal Year or (b) any taking of property of the Company or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof whose Dollar Equivalent exceeds (i) $10,000,000 for a single transaction or series of transactions or (ii) $20,000,000 in the aggregate in any Fiscal Year.

“Proposed Acquisition” means the proposed acquisition by the Company or any of its Subsidiaries of all or substantially all of the assets or Stock of any Proposed Acquisition Target, or the merger of any Proposed Acquisition Target with or into the Company or any Subsidiary of the Company (and, in the case of a merger with the Company, with the Company being the surviving corporation).

“Proposed Acquisition Target” means any Person or any operating division, branch, business unit or line of business of such Person subject to a Proposed Acquisition.

“Purchasing Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Qualifying IPO” means the issuance by Holdings or the Company of its common Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering).

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, (a) with respect to the Revolving Credit Facility, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders), (b) with respect to the Mexican Facility, the percentage obtained by dividing (i) the Peso Commitment of such Lender by (ii) the aggregate Peso Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Peso Outstandings owing to such Lender by the aggregate outstanding principal balance of the Peso Outstandings owing to all Lenders) and (c) with respect to the Term Loan Facility, the percentage obtained by dividing (i) the Term Loan Commitment of such Lender by (ii) the aggregate Term Loan Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the principal amount of such Lender’s Term Loans by the aggregate Term Loans of all Lenders).

“Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Register” has the meaning specified in Section 2.7(b) (Evidence of Debt).

“Reimbursement Date” has the meaning specified in Section 2.4(h) (Letters of Credit).

“Reimbursement Obligations” means, as and when matured, the obligation of the Company to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each draft and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of the Company to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Documents” means the Merger Agreement and each other document and instrument executed with respect thereof.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required pursuant to Environmental Law to (a) clean up, remove, treat or in any other way remediate any Contaminant in the indoor or outdoor environment, (b) reasonably prevent the Release or reasonably minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, (a) on and prior to the Closing Date, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Commitments, (b) after the Closing Date and on and prior to the Revolving Credit Termination Date, Lenders having more than fifty percent (50%) of the sum of the aggregate outstanding amount of the Revolving Credit Commitments and the principal amount of all Term Loans then outstanding and (c) after the Revolving Credit Termination Date, Lenders having more than fifty percent (50%) of the sum of the aggregate Revolving Credit Outstandings and the principal amount of all Term Loans then outstanding.  A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”

“Requisite Mexican Lenders” means, collectively, Mexican Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Peso Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Peso Outstandings.  A Non-Funding Lender shall not be included in the calculation of “Requisite Mexican Lenders.”

“Requisite Revolving Credit Lenders” means, collectively, Revolving Credit Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings.  A Non-Funding Lender shall not be included in the calculation of “Requisite Revolving Credit Lenders.”

“Requisite Term Lenders” means, collectively, Term Lenders having more than 50% of the aggregate outstanding amount of the Term Loan Commitments or, after the Closing Date, more than fifty percent (50%) of the principal amount of all Term Loans then outstanding.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Company or any of its Subsidiaries now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Company or any of its Subsidiaries now or hereafter outstanding and (c) any redemption, prepayment, defeasement, repurchase or other satisfaction prior to the scheduled maturity of any Subordinated Debt, any other subordinated Indebtedness of the Company or any of its Subsidiaries or any Disqualified Stock, or the setting aside of any funds for any of the foregoing.

“Revolving Commitment Increase” has the meaning specified in Section 2.1(c)(i) (Facility Increases).

“Revolving Credit Borrowing” means any Revolving Dollar Borrowing or any Peso Borrowing.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Dollar Loans to the Company pursuant to Section 2.1(a) hereof and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule I (Commitments) under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Revolving Credit Lender and as such amount may be reduced pursuant to this Agreement.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans, Letters of Credit and the Mexican Facility.

“Revolving Credit Lender” means each Lender that (a) has a Revolving Credit Commitment, (b) holds a Revolving Dollar Loan or (c) participates in any Letter of Credit, Peso Loans or Swing Loans.

“Revolving Credit Outstandings” means, at any particular time, the sum of the Dollar Equivalent of (a) the principal amount of the Revolving Loans outstanding at such time and (b) the Letter of Credit Obligations outstanding at such time.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 (Reduction and Termination of the Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

“Revolving Dollar Borrowing” means Revolving Dollar Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

“Revolving Dollar Loan” has the meaning specified in Section 2.1(a) (The Commitments).

“Revolving Dollar Note” means a promissory note of the Company payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Lender’s Revolving Credit Commitment or evidencing the aggregate Indebtedness of the Company to such Lender resulting from the Revolving Dollar Loans owing to such Revolving Credit Lender.

 “Revolving Loan” means each of the Revolving Dollar Loans, the Peso Loans and the Swing Loans.

“S&P” means Standard & Poor’s Rating Services.

“SAR” means any stock appreciation rights or similar phantom stock rights.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“Scheduled Termination Date” means the sixth anniversary of the Closing Date.

“Secured Obligations” means, in the case of any Borrower, the Obligations of such Borrower, and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means the Lenders, the Issuers, the Agents and any other holder of any Secured Obligation.

“Securities Account” has the meaning given to such term in the UCC.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Selling Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Senior Indebtedness” means with respect to any Person, without duplication, all Indebtedness of such Person and its Subsidiaries; provided, however, that Senior Indebtedness will not include: (a) any obligation of the Company to any Subsidiary or any obligation of a Subsidiary to the Company or another Subsidiary, (b) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company or any of its Subsidiaries, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (d) any Indebtedness, guarantee or obligation of the Company or any of its Subsidiaries that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of the Company or any of its Subsidiaries, as the case may be, or (e) any capital stock.

“Senior Leverage Ratio” means, as of any date of determination, on a Pro Forma Basis, the ratio of (i) Senior Indebtedness of the Company and its Subsidiaries as of such date to

(ii) Annualized EBITDA for the Company and its Subsidiaries for the four most recent Fiscal Quarters ended immediately preceding the date of such determination for which financial statements are available.

“Senior Note Indentures” means the 2010 Senior Note Indenture, the 2012 Senior Note Indenture and the Holdings Senior Note Indenture.

“Senior Notes” means the 2010 Senior Notes, the 2012 Senior Notes and the Holdings Senior Notes.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X under the Securities Act of 1933.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Spectrum Group” means (i) Spectrum Equity Investors IV, L.P., (ii) Spectrum Equity Investors Parallel IV, L.P., (iii) Spectrum IV Investment Managers’ Fund, L.P. and (iv) any Affiliates of Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers’ Fund, L.P.

“Sponsor Management Agreement” means the Amended and Restated Fee Agreement, dated as of January 26, 2006, by and among Holdings, the Company, J.P. Morgan Partners (BHCA), L.P., Apollo Management V, L.P. and certain of its affiliates, Bain Capital Partners, LLC, TC Group, L.L.C. and Applegate and Collatos, Inc.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means the Subordinated Notes and any Permitted Subordinated Indebtedness.

“Subordinated Note Indentures” means the 2011 Subordinated Note Indenture, the 2012 Subordinated Note Indenture, the 2014 Subordinated Note Indenture and the New Subordinated Note Indenture.

“Subordinated Notes” means the 2011 Subordinated Notes, the 2012 Subordinated Notes, the 2014 Subordinated Notes and the New Subordinated Notes.

“Subsidiary” of any Person means (i) any corporation which more than 50% of the outstanding shares of Capital Stock of which having ordinary voting power for the election of directors is owned directly or indirectly by such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.  Notwithstanding the foregoing, for purposes of this Agreement, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company, other than for purposes of the definition of “Unrestricted Subsidiary” and Sections 4.3(a) (Subsidiaries; Borrower Information), 4.17 (Environmental Matters), 6.9 (Environmental Matters) and 7.10 (Environmental), unless the Company shall have designated in writing to the Administrative Agent an Unrestricted Subsidiary as a Subsidiary.

“Substitute Institution” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Substitution Notice” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Swing Lender” means each of the Dollar Swing Lender and the Peso Swing Lender.

“Swing Loan” means each of the Dollar Swing Loans and the Peso Swing Loans.

“Swing Loan Request” has the meaning specified in Section 2.3(c) (Swing Loans).

“Syndication Agent” means J.P. Morgan Securities Inc.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is required to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8(a) (Taxes).

“Taxes” has the meaning specified in Section 2.16(a) (Taxes).

“Term Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan” has the meaning specified in Section 2.1(b) (The Commitments).

“Term Loan Borrowing” means a borrowing consisting of Term Loans made on the same day by the Term Lenders ratably according to their respective Term Loan Commitments.

“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Lender to make Term Loans to the Company in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Term Loan Commitment” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

“Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Loan Increase” has the meaning specified in Section 2.1(c)(i) (Facility Increases).

“Term Loan Maturity Date” means the seventh anniversary of the Closing Date.

“Term Loan Note” means a promissory note of the Company payable to the order of any Term Lender in a principal amount equal to the amount of the Term Loan owing to such Lender.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, subject to Title IV of ERISA and that is sponsored or maintained by the Company or any of its Subsidiaries or any ERISA Affiliate or to which the Company or any of its Subsidiaries or any ERISA Affiliate has, or within the five (5) plan years preceding the date of this Agreement has had, any obligation to contribute.

“Transactions” shall mean, collectively, the Merger, the issuance of the New Subordinated Notes and all other transactions consummated under the Loan Documents, the Related Documents and the New Subordinated Note Indenture.

“UCC” has the meaning specified in the Pledge and Security Agreement.

“Unrestricted Subsidiary” means a Subsidiary of the Company designated in writing to the Administrative Agent (i) whose properties and assets, to the extent they secure any Indebtedness at any time, secure only Non-Recourse Indebtedness and (ii) that has no (nor will have any) Indebtedness other than Non-Recourse Indebtedness.  Notwithstanding the foregoing, no Subsidiary may be designated an Unrestricted Subsidiary by the Company if at the time of such designation it is a Significant Subsidiary.

“Unused Commitment Fee” has the meaning specified in Section 2.12(a) (Fees).

“U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is a Domestic Person.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares or as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means, with respect to the Company or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

“Working Capital” means, for any Person at any date, the amount, if any, by which the Consolidated Current Assets of such Person at such date exceeds the Consolidated Current Liabilities of such Person at such date.

“2010 Senior Note Indenture” means the Indenture, dated as of August 18, 2004, pursuant to which the 2010 Senior Notes were issued between the Company (as successor to Marquee Inc.) and HSBC, as the initial trustee.

“2010 Senior Notes” means the Company’s Floating Rate Notes due 2010 issued pursuant to the 2010 Senior Note Indenture in the original principal amount of $250,000,000 and any additional notes issued pursuant to the 2010 Senior Note Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the 2010 Senior Note Indenture.

“2012 Senior Note Indenture” means the Indenture, dated as of August 18, 2004, pursuant to which the 2012 Senior Notes were issued between the Company (as successor to Marquee Inc.) and HSBC, as the initial trustee.

“2012 Senior Notes” means the Company’s 8 5/8% Notes due 2012 issued pursuant to the 2012 Senior Note Indenture in the original principal amount of $250,000,000 and any additional notes issued pursuant to the 2012 Senior Note Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the 2012 Senior Note Indenture.

“2011 Subordinated Note Indenture” means the Indenture, dated as of January 27, 1999, pursuant to which the 2011 Subordinated Notes were issued between the Company and The Bank of New York, as the initial trustee, as amended, supplemented or otherwise modified and in effect from time to time in accordance with Section 8.11 (Modification of Debt Agreements).

“2011 Subordinated Notes” means the Company’s 9½% Senior Subordinated Notes due 2011 issued pursuant to the 2011 Subordinated Note Indenture in the original principal amount of $298,880,000 and any additional notes issued pursuant to the 2011 Subordinated Note Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the 2011 Subordinated Note Indenture.

“2012 Subordinated Note Indenture” means the Indenture dated as of January 16, 2002 pursuant to which the 2012 Subordinated Notes were issued between the Company and HSBC, as the initial trustee, as amended, supplemented or otherwise modified and in effect from time to time in accordance with Section 8.11 (Modification of Debt Agreements).

“2012 Subordinated Notes” means the Company’s 9 7/8% Senior Subordinated Notes due 2012 issued pursuant to the 2012 Subordinated Note Indenture in the original principal amount of $175,000,000 and any additional notes issued pursuant to the 2012 Subordinated Note Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the 2012 Subordinated Note Indenture.

“2014 Subordinated Note Indenture” means the Indenture dated as of February 24, 2004 pursuant to which the 2014 Subordinated Notes were issued between the Company and HSBC, as the initial trustee, as amended, supplemented or otherwise modified and in effect from time to time in accordance with Section 8.11 (Modification of Debt Agreements).

“2014 Subordinated Notes” means the Company’s 8% Senior Subordinated Notes due 2014 issued pursuant to the 2014 Subordinated Note Indenture in the original principal amount of $300,000,000 and any additional notes issued pursuant to the 2014 Subordinated Note Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the 2014 Subordinated Note Indenture.

Section 1.2            Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3            Accounting Terms and Principles

(a)           Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenant)) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement, and either the Company or the Administrative Agent shall so request, the Administrative Agent and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided, however, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP, as applicable, prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders a written reconciliation, in form and substance reasonably satisfactory to the

Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           For purposes of this Agreement, all references to Holdings or the Company shall give effect to the Merger.

(d)           For purposes of making all financial calculations to determine compliance with Article V (Financial Covenant) and any other financial ratio hereunder, all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired by the Company or any of its Subsidiaries (including through Permitted Acquisitions) after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Company on a Pro Forma Basis.

Section 1.4            Conversion of Foreign Currencies

(a)           Indebtedness.  Indebtedness denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the Financial Statements on which such Indebtedness is reflected.

(b)           Dollar Equivalents.  The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error.  The Administrative Agent may, but shall not be obligated to, rely on any determination of the Dollar Equivalent of any amount made by any Loan Party in any document delivered to the Administrative Agent.  The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender or Issuer.

(c)           Rounding-Off.  The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

Section 1.5            Certain Terms

(a)           The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b)           Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)           Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto.  Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d)           References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e)           The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f)            The terms “Lender,” “Issuer,” “Administrative Agent” and “Mexican Facility Agent” include, without limitation, their respective successors.

(g)           Upon the appointment of any successor Administrative Agent pursuant to Section 10.7 (Successor Agent), references to Citicorp in Section 10.4 (The Agents Individually) and to Citibank in the definitions of Base Rate, Dollar Equivalent and Eurodollar Base Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

THE FACILITIES

Section 2.1            The Commitments

(a)           Revolving Credit Commitments.  On the terms and subject to the conditions contained in this Agreement, (i) each Revolving Credit Lender severally agrees to make loans in Dollars (each a “Revolving Dollar Loan”) to the Company from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Revolving Credit Lender not to exceed such Revolving Credit Lender’s Revolving Credit Commitment and (ii) each Mexican Lender severally agrees to make loans in Pesos (each a “Peso Loan”) to either of the Mexican Borrowers from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Mexican Lender not to exceed such Mexican Lender’s Peso Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Revolving Credit Lender’s Ratable Portion of the Available Credit; provided, further, that at no time shall any Mexican Lender be obligated to make a Peso Loan in excess of such Mexican Lender’s Ratable Portion of the Peso Available Credit.  Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, the Available Credit and the Peso Available Credit, amounts of Revolving Loans repaid may be reborrowed by the Borrowers under this Section 2.1.

(b)           Term Loan Commitments.  On the terms and subject to the conditions contained in this Agreement, each Term Lender severally agrees to make a loan in Dollars (each a “Term Loan”) to the Company on the Closing Date in an aggregate principal amount not to exceed such Lender’s Term Loan Commitment.  Amounts of Term Loans repaid or prepaid may not be reborrowed.

(c)           Facility Increases.

(i)            The Company may from time to time after the Closing Date, with the consent of the Administrative Agent, request (i) one or more increases in the Revolving Credit Commitments (each a “Revolving Commitment Increase”) or (ii) one or more increases in the Term Loan Commitments or additional tranches of term loans (each a “Term Loan Increase”); provided, however, that (A) the aggregate principal amount of all Facility Increases shall not exceed $300,000,000 and (B) each Facility Increase shall be in an amount not less than $25,000,000 (or, in the case of additional term loans on terms different from the existing Term Loans, $50,000,000).  Nothing in this Agreement shall be construed to obligate the Administrative Agent, the Mexican Facility Agent, any Arranger or any Lender to negotiate, solicit, provide or commit to any Facility Increase.  The Administrative Agent shall promptly notify each Lender of each proposed Facility Increase and of the proposed terms and conditions therefor agreed between the Company and the Administrative Agent.  Each such Lender (and each of their Affiliates and Approved Funds) may, in its sole discretion, commit to participate in such Facility Increase by forwarding its commitment therefor to the Administrative Agent.  The Administrative Agent, upon receipt of written commitments from Eligible Assignees in form and substance satisfactory to the Administrative Agent, shall allocate, in its sole discretion, to each such Eligible Assignee commitments with respect to such Facility Increase not to exceed the amount of written commitments received from such Eligible Assignee.  Each Facility Increase shall become effective on a date agreed by the Company and the Administrative Agent (each a “Facility Increase Date”); provided, however, that the conditions precedent set forth in Section 3.4 (Conditions Precedent to Each Facility Increase) shall have been satisfied on or prior to each such Facility Increase Date.  The Administrative Agent shall notify the Lenders and the Company, on or before 1:00 p.m., New York City time, on the first Business Day following a Facility Increase Date of the effectiveness of a Facility Increase and shall record in the Register all applicable additional information in respect of such Facility Increase.

(ii)           (A) The loans and commitments extended pursuant to any Facility Increase shall rank pari passu in right of payment with all other Loans and Commitments, (B) the Weighted Average Life to Maturity of the additional Term Loans under any Term Loan Increase shall not be shorter than the remaining average life to maturity of the Term Loan Facility prior to giving effect to such Term Loan Increase and (C) the final maturity date of the additional Term Loans shall not be earlier than the Term Loan Maturity Date.

(iii)          From and after the Facility Increase Date for any Revolving Commitment Increase, (A) the commitments under such Revolving Commitment Increase shall be deemed for all purposes part of the Revolving Credit Commitments, (B) each Eligible Assignee participating in such Revolving Commitment Increase shall become a Revolving Credit Lender and (C) the commitments under each Revolving Credit Commitment Increase shall have the same terms and conditions as the Revolving Credit Commitments.  On the Facility Increase Date for any Revolving Credit Commitment Increase, each Lender or Eligible Assignee participating in such Revolving Credit Commitment Increase shall purchase and assume from each existing Revolving Credit Lender having Revolving Loans and participations in Letters of Credit, Peso Loans and Swing Loans outstanding on such Facility Increase Date, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion of the new Revolving Credit Commitments (after giving effect to such Revolving

Credit Commitment Increase), in the aggregate outstanding Revolving Loans and participations in Letters of Credit, Peso Loans and Swing Loans, so as to ensure that, on the Facility Increase Date after giving effect to such Revolving Credit Commitment Increase, each Revolving Credit Lender is owed only its Ratable Portion of the Revolving Loans and participations in Letters of Credit, Peso Loans and Swing Loans outstanding on such Facility Increase Date.

Section 2.2            Borrowing Procedures

(a)           Borrowings in Dollars.

(i)            Each Revolving Dollar Borrowing or Term Loan Borrowing shall be made on notice given by the Company to the Administrative Agent not later than 1:00 p.m. (New York time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing.  Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans and (D) for each Eurodollar Rate Loan, the initial Interest Period or Periods thereof.  Loans shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans.  Notwithstanding anything to the contrary contained in Section 2.3(a) (Swing Loans), if any Notice of Borrowing requests a Borrowing of Base Rate Loans, the Administrative Agent may make a Dollar Swing Loan available to the Company in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan.  Each Borrowing shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

(ii)           The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing with respect to Borrowings denominated in Dollars and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a) (Determination of Interest Rate).  Each Lender shall, before 11:00 am. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing.  Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.)) (i) on the Closing Date, of the applicable conditions set forth Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Company.

(b)           Peso Borrowings.

(i)            Each Peso Borrowing shall be made pursuant to a Notice of Borrowing given by any Mexican Borrower and the Company to the Mexican Facility Agent (with a copy to the Administrative Agent) not later than 1:00 p.m. (Mexico City time) three Business Days prior to the date of the proposed Borrowing.  Each Notice of Borrowing shall (A) specify the date of such proposed Borrowing, (B) specify the aggregate amount of such proposed Borrowing, (C) specify the account to which such funds are to be disbursed and (D) be in writing and be executed by the applicable Mexican Borrower and the Company.  Peso Loans shall be made as Peso TIIE Rate Loans.  Notwithstanding anything to the contrary contained in Section 2.3(a) (Swing Loans), the Mexican Facility Agent may make a Peso Swing Loan available to such Mexican Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan.  Each Borrowing shall be in an aggregate amount of not less than P5,000,000 or an integral multiple of P1,000,000 in excess thereof.

(ii)           The Mexican Facility Agent shall give to each Mexican Lender prompt notice of the Mexican Facility Agent’s receipt of a Notice of Borrowing with respect to Peso Borrowings and the applicable interest rate determined pursuant to Section 2.14(a) (Determination of Interest Rate).  Each Lender shall, before 11:00 am. (Mexico City time) on the date of the proposed Borrowing, make available to the Mexican Facility Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing.  Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.)) (i) on the Closing Date, of the applicable conditions set forth Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and after the Mexican Facility Agent’s receipt of such funds, the Mexican Facility Agent shall make such funds available to the applicable Mexican Borrower.

(c)           Unless the Administrative Agent or the Mexican Facility Agent, as the case may be, shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the applicable Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), such Agent, as the case may be, may assume that such Lender has made such Ratable Portion available to such Agent on the date of such Borrowing in accordance with this Section 2.2 and such Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such Ratable Portion available to the applicable Agent, such Lender and the relevant Borrower severally agree to repay to such Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to such Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate (or, in the case of any Mexican Lender, the Peso Base Rate) for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing.  If such Lender shall repay to such Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.  If the relevant Borrower shall repay to the applicable Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to such Borrower.

(d)           The failure of any Lender to make on the date specified any Loan or any payment required by it (such Lender being a “Non-Funding Lender”), including any payment in respect of its participation in the Peso Loans, Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

Section 2.3            Swing Loans

(a)           Dollar Swing Loans.  On the terms and subject to the conditions contained in this Agreement, the Dollar Swing Lender shall make loans in Dollars (each a “Dollar Swing Loan”) otherwise available to the Company under the Revolving Credit Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Dollar Swing Lender hereunder in its capacity as a Lender or the Dollar Swing Lender) not to exceed the Dollar Swing Loan Sublimit; provided, however, that at no time shall the Dollar Swing Lender make any Dollar Swing Loan to the extent that, after giving effect to such Dollar Swing Loan, the aggregate Revolving Credit Outstandings would exceed the Revolving Credit Commitments in effect at such time.  Each Dollar Swing Loan shall be a Base Rate Loan and must be repaid in full within seven days after its making or, if sooner, upon any Revolving Dollar Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date.  Within the limits set forth in the first sentence of this clause (a), amounts of Dollar Swing Loans repaid may be reborrowed under this clause (a).

(b)           Peso Swing Loans.  On the terms and subject to the conditions contained in this Agreement, the Peso Swing Lender shall make loans in Pesos (each a “Peso Swing Loan”) otherwise available to the Mexican Borrowers under the Mexican Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Peso Swing Lender hereunder in its capacity as a Lender or the Peso Swing Lender) not to exceed the Peso Swing Loan Sublimit; provided, however, that at no time shall the Peso Swing Lender make any Peso Swing Loan to the extent that, after giving effect to such Swing Loan, (i) the aggregate Peso Outstandings would exceed the Peso Commitments in effect at such time or (ii) the aggregate Revolving Credit Outstandings would exceed the Revolving Credit Commitments in effect at such time.  Each Peso Swing Loan shall be a Peso Base Rate Loan and must be repaid in full within seven days after its making or, if sooner, upon any Peso Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date.  Within the limits set forth in the first sentence of this clause (b), amounts of Peso Swing Loans repaid may be reborrowed under this clause (b).

(c)           In order to request a Swing Loan, the applicable Borrower shall telecopy (or forward by electronic mail or similar means) to the applicable Agent (and, in the case of a Peso Swing Loan, with a copy to the Administrative Agent) a duly completed request in substantially the form of Exhibit D (Form of Swing Loan Request) (a “Swing Loan Request”), setting forth the requested amount and date of such Swing Loan and, with respect to Peso Swing

Loans, specifying the account to which such funds are to be disbursed, to be received by such Agent not later than 1:00 p.m. (Local Time) on the day of the proposed borrowing; provided, however, that all Swing Loan Requests for Peso Swing Loans shall be in writing and be executed by the applicable Mexican Borrower and the Company.  The applicable Agent shall promptly notify the applicable Swing Lender of the details of the requested Swing Loan.  Subject to the terms of this Agreement, each Swing Lender may make a Swing Loan available to the applicable Agent and, in turn, such Agent shall make such amounts available to the applicable Borrower on the date of the relevant Swing Loan Request.  No Swing Lender shall make any Swing Loan in the period commencing on the first Business Day after it receives written notice from any Agent or any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied.  No Swing Lender shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.

(d)           Each Swing Lender shall notify the applicable Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (Local Time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

(e)           (i)            With respect to the Dollar Swing Loans, (A) the Dollar Swing Lender may demand at any time that each Revolving Credit Lender pay to the Administrative Agent, for the account of such Swing Lender, in the manner provided in clause (f) below, such Revolving Credit Lender’s Ratable Portion of all or a portion of the applicable Dollar Swing Loans then outstanding, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of such Swing Loans demanded to be paid and (B) upon the occurrence of a Default or an Event of Default under Section 9.1(f) (Events of Default), each Revolving Credit Lender shall immediately acquire, without recourse or warranty, an undivided participation in each Dollar Swing Loan, by payment to the Administrative Agent, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan pursuant to clause (f) below.

(ii)           With respect to the Peso Swing Loans, (A) the Peso Swing Lender may demand at any time that each Mexican Lender pay to the Mexican Facility Agent, for the account of such Swing Lender, in the manner provided in clause (f) below, such Mexican Lender’s Ratable Portion of all or a portion of the applicable Peso Swing Loans then outstanding, which demand shall be made through the Mexican Facility Agent, shall be in writing and shall specify the outstanding principal amount of such Swing Loans demanded to be paid and (B) upon the occurrence of a Default or an Event of Default under Section 9.1(f) (Events of Default), each Mexican Lender shall immediately acquire, without recourse or warranty, an undivided participation in each Peso Swing Loan, by payment to the Mexican Facility Agent, in immediately available funds, an amount equal to such Mexican Lender’s Ratable Portion of such Swing Loan pursuant to clause (f) below.

(f)            Each Agent shall forward each notice referred to in clause (d) above and each demand referred to in clause (e) above to each applicable Lender on the day such notice or such demand is received by such Agent (except that any such notice or demand received by such Agent after 1:00 p.m. (Local Time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the applicable Lenders by such Agent until the next succeeding Business Day), together with a statement prepared by such Agent specifying the amount of each applicable Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and 2.1(a) (Revolving Credit Commitments) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), each applicable Lender shall, before 11:00 a.m. (Local Time) on the Business Day next succeeding the date of such Lender’s receipt of such notice or demand, make available to such Agent, in immediately available funds, for the account of the applicable Swing Lender, the amount specified in such statement.  Upon such payment by a Lender, such Lender shall, except as provided in clause (g) below, be deemed to have made a Revolving Loan to the applicable Borrower.  Each Agent shall use such funds to repay the applicable Swing Loans to the applicable Swing Lender.  To the extent that any Lender fails to make such payment available to such Agent for the account of any Swing Lender, the Borrowers shall repay such Swing Loan on demand.

(g)           Upon the occurrence of a Default or an Event of Default under Section 9.1(f) (Events of Default), each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Dollar Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (f) above and each Mexican Lender shall acquire, without recourse or warranty, an undivided participation in each Peso Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (f) above, in each case, which participation shall be in a principal amount equal to such Lender’s Ratable Portion of such Swing Loan, by paying to the applicable Swing Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (f) above, in immediately available funds, an amount equal to such Lender’s Ratable Portion of such Swing Loan.  If all or part of such amount is not in fact made available by any applicable Lender to any Swing Lender on such date, such Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date (i) in the case of any Revolving Credit Lender, at the Federal Funds Rate and (ii) in the case of any Mexican Lender, at the Peso Base Rate, for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(h)           From and after the date on which any Lender (i) is deemed to have made a Revolving Loan pursuant to clause (f) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (g) above, the applicable Swing Lender shall promptly distribute to such Lender such Lender’s Ratable Portion of all payments of principal of and interest received by such Swing Lender on account of such Swing Loan other than those received from a Lender pursuant to clause (f) or (g) above.

Section 2.4            Letters of Credit

(a)           On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Company and for the account of the Company (or for the joint and several account of the Company and a Subsidiary of the Company) one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and (x) 30 days prior to the Scheduled Termination Date, in the case of a Documentary Letter of Credit and (y) 5 days prior to the Scheduled Termination Date, in the case of a Standby Letter of Credit; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv), (v), and (vi)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to such Issuer;

(ii)           such Issuer shall have received any written notice of the type described in clause (d) below;

(iii)          after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the aggregate Revolving Credit Commitments in effect at such time;

(iv)          after giving effect to the Issuance of such Letter of Credit, the sum of (i) the Dollar Equivalents of the Letter of Credit Undrawn Amounts at such time and (ii) the Dollar Equivalents of the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit;

(v)           (A)          such Letter of Credit is requested to be denominated in any Alternative Currency and the Issuer receives written notice from the Administrative Agent at or before 11:00 a.m. (New York time) on the date of the proposed Issuance of such Letter of Credit that, immediately after giving effect to the Issuance of such Letter of Credit, all Letter of Credit Obligations at such time in respect of each Letter of Credit denominated in currencies other than Dollars would exceed $5,000,000 or (B) such Letter of Credit is requested to be denominated in any currency other than Dollars or an Alternative Currency; or

(vi)          (A)          any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by the Company, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

None of the Revolving Credit Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(b)           In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) be less than five days prior to the Scheduled Termination Date; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, the Company and the Issuer of such Letter of Credit shall have the option to prevent such renewal and (y) neither the Issuer nor the Company shall permit any such renewal to extend the expiration date of any Letter of Credit beyond the date set forth in clause (ii) above.

(c)           In connection with the Issuance of each Letter of Credit, the Company shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit E (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”).  Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the currency of issuance and face amount of the Letter of Credit requested (whose Dollar Equivalent shall not be less than $500,000 (or such lesser amount as mutually agreed between the Company and the relevant Issuer)), the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued.  Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 1:00 p.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d)           Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Company in accordance with such Issuer’s usual and customary business practices.  No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vi)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(vi)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived.  No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

(e)           The Company agrees that, if requested by the Issuer of any Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder.  In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f)            Each Issuer shall comply with the following:

(i)            give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Company of any Reimbursement Obligation when due (which notice the

Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Revolving Credit Lender);

(ii)           upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

(iii)          no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Revolving Credit Lender requesting the same) and the Company separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month and any information requested by the Company or the Administrative Agent relating thereto.

(g)           Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion of the Revolving Credit Commitments, in such Letter of Credit and the obligations of the Company with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h)           The Company agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after the Company receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Company may have at any time against such Issuer or any other Person.  In the event that any Issuer makes any payment under any Letter of Credit and the Company shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Company is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Ratable Portion of such payment (or the Dollar Equivalent thereof if such payment was made in any currency other than Dollars) in immediately available Dollars.  If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds.  Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except during the continuance of a Default or Event of Default under Section 9.1(f) (Events of Default)

and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the Company in the principal amount of such payment.  Whenever any Issuer receives from the Company a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.

(i)            If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Facility.

(j)            The Company’s obligation to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i)            any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)           any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)          the existence of any claim, set-off, defense or other right that the Borrowers, any other party guaranteeing, or otherwise obligated with, the Borrowers, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)          any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi)          any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Company’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Company or any Lender.  In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

(k)           Schedule 2.4 (Existing Letters of Credit) contains a schedule of certain letters of credit issued prior to the Closing Date for the account of the Company.  On the Closing Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.4 for the account of the Company and subject to the provisions hereof, and for this purpose the fees specified in Section 2.12(b) (Fees) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, (ii) the issuers of such Letters of Credit shall be deemed to be “Issuers” hereunder solely for the purpose of maintaining such letters of credit, for purposes of Section 2.16(f) relating to the obligation to provide the appropriate forms, certificates and statements to the Company and the Administrative Agent and any updates required by Section 2.16(f) and for purposes of Section 2.7 relating to the entries to be made in the Register, (iii) the Dollar Equivalent of the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iv) all liabilities of the Company with respect to such letters of credit shall constitute Obligations.  No letter of credit converted in accordance with this clause (k) shall be amended, extended or renewed without the prior written consent of the Administrative Agent.

Section 2.5            Reduction and Termination of the Commitments

Upon at least three Business Days’ prior notice to (i) the Administrative Agent, the Company may terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders or, prior to the Closing Date, the unused portions the Term Loan Commitments of the Term Loan Lenders and (ii) the Mexican Facility Agent (with a copy to the Administrative Agent), the Mexican Borrowers may terminate in whole or reduce in part ratably the unused portions of the respective

Peso Commitments of the Mexican Lenders; provided, however, that each partial reduction shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof.  Any unused Term Loan Commitment shall terminate on the Closing Date.  In addition, all outstanding Revolving Credit Commitments shall terminate on the Revolving Credit Termination Date.

Section 2.6            Repayment of Loans

(a)           Each Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans owing by it on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof.

(b)           The Company promises to repay the Term Loans at the dates and in the amounts set forth below:

DATE	AMOUNT
March 31, 2006	$1,625,000
June 30, 2006	$1,625,000
September 30, 2006	$1,625,000
December 31, 2006	$1,625,000
March 31, 2007	$1,625,000
June 30, 2007	$1,625,000
September 30, 2007	$1,625,000
December 31, 2007	$1,625,000
March 31, 2008	$1,625,000
June 30, 2008	$1,625,000
September 30, 2008	$1,625,000
December 31, 2008	$1,625,000
March 31, 2009	$1,625,000
June 30, 2009	$1,625,000
September 30, 2009	$1,625,000
December 31, 2009	$1,625,000
March 31, 2010	$1,625,000
June 30, 2010	$1,625,000
September 30, 2010	$1,625,000
December 31, 2010	$1,625,000
March 31, 2011	$1,625,000
June 30, 2011	$1,625,000
September 30, 2011	$1,625,000
December 31, 2011	$1,625,000
March 31, 2012	$1,625,000

DATE	AMOUNT
June 30, 2012	$1,625,000
September 30, 2012	$1,625,000
Term Loan Maturity Date	$606,125,000

provided, however, that the Company shall repay the entire unpaid principal amount of the Term Loans on the Term Loan Maturity Date.

Section 2.7            Evidence of Debt

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)           (i)            The Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s and each Issuer’s interest in each Loan, each Letter of Credit and each Reimbursement Obligation, and in the right to receive any payments hereunder and any assignment of any such interest or rights.  In addition, the Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders and the Issuers, (ii) the Commitments of each Lender from time to time, (iii) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (iv) the amount of any principal or interest due and payable, and paid, by the Borrowers to, or for the account of, each Lender hereunder, (v) the amount that is due and payable, and paid, by the Company to, or for the account of, each Issuer, including the amount of Letter Credit Obligations (specifying the amount of any Reimbursement Obligations) due and payable to an Issuer, and (vi) the amount of any sum received by the Administrative Agent hereunder from the Borrowers, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s and Issuer’s, as the case may be, share thereof, if applicable.

(ii)           Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) and the Reimbursement Obligations are registered obligations and the right, title, and interest of the Lenders and the Issuers and their assignees in and to such Loans or Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register.  A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation.  This Section 2.7(b) and Section 11.2 shall be construed so that the Loans and Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(c)           The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of each Borrower to repay the Loans owing by it in accordance with their terms.  In addition, the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement.  Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrowers, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.

(d)           Notwithstanding any other provision of the Agreement, in the event that any Lender requests that a Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by such Borrower hereunder, such Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Term Loans and Revolving Loans, as the case may be, of such Lender, substantially in the forms of Exhibit B-1 (Form of Revolving Dollar Note), Exhibit B-2 (Form of Peso Loan Note) or Exhibit B-3 (Form of Term Loan Note), respectively.

Section 2.8            Optional Prepayments

(a)           Revolving Loans.  Each Borrower may, upon (i) one Business Day’s prior notice in the case of Base Rate Loans and (ii) at least three Business Days’ prior notice in the case of Eurodollar Rate Loans or Peso TIIE Rate Loans to the applicable Agent (and in the case of any prepayment of Peso Loans, with a copy to the Administrative Agent) stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Revolving Loans and Swing Loans owing by it in whole or in part at any time in the applicable currencies; provided, however, that, if any prepayment of any Eurodollar Rate Loan or Peso TIIE Rate Loan is made by a Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amount owing pursuant to Section 2.14(e) (Breakage Costs).  Each partial prepayment of (i) Base Rate Loans shall be in an aggregate amount not less than $500,000 or integral multiples of $100,000 in excess thereof, (b) Eurodollar Rate Loans shall be in an aggregate amount not less than $1,000,000 or integral multiples of $500,000 in excess thereof and (c) Peso TIIE Rate Loans shall be in an aggregate amount not less than P5,000,000 or integral multiples of P1,000,000 in excess thereof.

(b)           Term Loans.  The Company may, upon (i) at least one Business Day’s prior notice in the case of Base Rate Loans and (ii) at least three Business Days’ prior notice in the case of Eurodollar Rate Loans to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Company other than on the last day of an Interest Period for such Loan, the Company shall also pay any amounts owing pursuant to Section 2.14(e) (Breakage Costs).  Each partial prepayment of (i) Base Rate Loans shall be in an aggregate amount not less than $500,000 or integral multiples of $100,000 in excess thereof and (ii) Eurodollar Rate Loans shall be in an aggregate amount not less than $1,000,000 or integral multiples of $500,000 in excess thereof, and any such partial prepayment shall be applied to the remaining installments of the Term Loans as directed by the Company.  Upon the giving of such notice of prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the relevant Borrower may rescind any notice of prepayment under Section 2.8(a) or (b) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(d)           No Borrower shall have the right to prepay the principal amount of any Revolving Loan or any Term Loan other than as provided in this Section 2.8.

Section 2.9            Mandatory Prepayments

(a)           The Company shall prepay the Term Loans in accordance with clause (c) below:

(i)            within ten Business Days of receipt by the Company or any of its Subsidiaries of Net Cash Proceeds arising from (A) any Asset Sale permitted under Section 8.4(g) (Sale of Assets) in excess of $250,000,000, in an amount equal to 100% of such Net Cash Proceeds in excess of $250,000,000 and (B) any other Asset Sale or any Property Loss Event, in an amount equal to 100% of such Net Cash Proceeds; and

(ii)           within ten Business Days of receipt by the Company or any of its Subsidiaries of Net Cash Proceeds arising from any Debt Issuance (other than any Debt Issuance permitted by this Agreement (other than pursuant to Section 8.1(g)), in an amount equal to 100% of such Net Cash Proceeds.

(b)           If the Net Senior Secured Leverage Ratio as of the last day of any Fiscal Year (commencing with the fiscal year ended on or around March 31, 2007) is greater than 2.5 to 1.0, the Company shall prepay the Term Loans in accordance with clause (c) below, within ten Business Days after the delivery of Financial Statements pursuant to Section 6.1(b) (Financial Statements) for such Fiscal Year, in an amount equal to (i) 50% of Excess Cash Flow of the Company and its Subsidiaries for such Fiscal Year minus (ii) any optional prepayment of Term Loans made pursuant to Section 2.8(b) (Optional Prepayments) in such Fiscal Year.

(c)           Subject to the provisions of Section 2.13(g) (Payments and Computations), any prepayments made by the Company required to be applied in accordance with this clause (c), except in connection with a Deferred Prepayment Event, shall be applied to repay the outstanding principal balance of the Term Loans, until such Term Loans shall have been prepaid in full.  All repayments of the Term Loans made pursuant to this clause (c) shall be applied to reduce the remaining installments of such outstanding principal amounts of the Term Loans (i) in the stated order of their maturities for eight quarterly installments and then (ii) to reduce the remaining installments on a pro rata basis; provided, however, that (A) upon a Deferred Prepayment Event, the prepayments required above shall be reduced by the Deferred Prepayment Amount in respect of such Deferred Prepayment Event and (B) on the earlier of (1) the occurrence of an Event of Default and (2) the Deferred Prepayment Date, the remaining balance of such Deferred Prepayment Amount shall be applied as set forth above.

(d)           If at any time, the aggregate principal amount of (i) the Revolving Credit Outstandings exceed the aggregate Revolving Credit Commitments at such time, the Company shall forthwith prepay the Swing Loans first and then the other Revolving Loans then outstanding in an amount equal to such excess or (ii) the Peso Outstandings exceed the aggregate Peso Commitments at such time, the Mexican Borrowers shall forthwith prepay the Peso Swing Loans first and then the Peso Loans then outstanding in an amount equal to such excess; provided, however, that, to the extent such excess results solely by reason of a change in exchange rates, the Borrowers shall not be required to make such prepayment unless the amount of such excess causes the Revolving Credit Outstandings or the Peso Outstandings to exceed the Revolving Credit Commitments or Peso Commitments, as applicable, by more than 105%.  If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and Revolving Loans, the Company shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 105% of such excess.

Section 2.10         Interest

(a)           Rate of Interest.

(i)            Subject to the terms and conditions set forth in this Agreement, at the option of the Company, all Revolving Dollar Loans and Term Loans shall be made as Base Rate Loans or Eurodollar Rate Loans; provided, however, that all such Loans shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans, as the case may be.  All Dollar Swing Loans shall be made as Base Rate Loans, all Peso Swing Loans shall be made as Peso Base Rate Loans and all Peso Loans shall be made as Peso TIIE Rate Loans, subject to conversion pursuant to Section 2.3 (Swing Loans) or Section 2.18 (Special Provisions Governing Peso Loans).

(ii)           All Loans and the outstanding amount of all other Obligations (other than pursuant to Hedging Contracts that are Loan Documents, to the extent such Hedging Contracts provide for the accrual of interest on unpaid obligations) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(A)          if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin;

(B)           if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Interest Period;

(C)           if a Peso Base Rate Loan, at a rate per annum equal to the sum of (A) the Peso Base Rate as in effect from time to time and (B) the Applicable Margin; and

(D)          if a Peso TIIE Rate Loan, at a rate per annum equal to the sum of (A) the Peso TIIE Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Interest Period.

(b)           Interest Payments.  (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan, (B) in the case of Base Rate Loans that are Term Loans, upon the payment or prepayment thereof in full or in part on the principal amount paid or prepaid and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Loan, (ii) interest accrued on Dollar Swing Loans shall be payable in arrears on the first Business Day of the immediately succeeding calendar quarter, (iii) Interest accrued on each Peso Base Rate Loan and each Peso Swing Loan shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Peso Base Rate Loan or Peso Swing Loan, (B) upon the payment or prepayment thereof in full or in part on the principal amount paid or prepaid and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Loan, (iv) interest accrued on each Eurodollar Rate Loan and each Peso TIIE Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part on the principal amount paid or prepaid and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Loan and (v) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c)           Default Interest.  Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default under Section 9.1(a) or (b) (Events of Default) and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time.  Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause (b) above or otherwise on demand.

Section 2.11         Conversion/Continuation Option

(a)           Each applicable Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, (A) to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or (B) to continue Eurodollar Rate Loans or Peso TIIE Rate Loans, or any portion thereof, for an additional Interest Period; provided, however, that (i) the aggregate amount of the Base Rate Loans for each Interest Period must be in the amount of at least $500,000 or an integral multiple of $100,000 in excess thereof, (ii) the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be in the amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof and (iii) the aggregate amount of the Peso TIIE Rate Loans for each Interest Period must be in the amount of at least P5,000,000 or an integral multiple of P1,000,000 in excess thereof.  Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion.  Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the applicable Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

(b)           Each Agent shall promptly notify each applicable Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein.  Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurodollar Rate Loans).  If, within the time period required under the terms of this Section 2.11, the  Administrative Agent does not receive a Notice of Conversion or Continuation from the Company containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans.  If, within the time period required under the terms of this Section 2.11, the  Mexican Facility Agent does not receive a Notice of Conversion or Continuation from the applicable Mexican Borrower containing a permitted election to continue any Peso TIIE Rate Loan for an additional Interest Period, then, upon the expiration of the applicable Interest Period, such Loans shall automatically be continued for an additional Interest Period.  Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.12         Fees

(a)           Unused Commitment Fee.  The Company agrees to pay in immediately available Dollars to each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds such Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Revolving Dollar Loans and (ii) the outstanding amount of the aggregate Letter of Credit Obligations (the “Unused Commitment Fee”) from the date hereof through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date.

(b)           Letter of Credit Fees.  The Company agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i)            to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.25% per annum of the Dollar Equivalent of the maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii)           to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to (A) the Applicable Margin for Revolving Loans that are

Eurodollar Rate Loans minus (B) 0.25% on the Dollar Equivalent of the maximum undrawn face amount of such Letter of Credit, payable in arrears (1) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (2) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default under Section 9.1(a) or (b) (Events of Default), such fee shall be increased by two percent per annum (instead of, and not in addition to, any increase pursuant to Section 2.10(c) (Interest)) and shall be payable on demand; and

(iii)          to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, customary documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c)           Additional Fees.  The Company has agreed to pay to the Administrative Agent and the Arrangers additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

Section 2.13         Payments and Computations

(a)           The Borrowers shall make each payment hereunder (including fees and expenses) not later than 2:00 p.m. (Local Time) on the day when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the applicable Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim.  Each Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the applicable Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15 (Capital Adequacy), Section 2.16 (Taxes) or Section 2.14(c) or (d) (Special Provisions Governing Eurodollar Rate Loans) shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the applicable Swing Lender.  Payments received by any Agent after 2:00 p.m. (Local Time) shall be deemed to be received on the next Business Day.

(b)           All computations of interest and of fees shall be made by the applicable Agent on the basis of a year of 360 days (or 365/366 days in the case of Obligations bearing interest at the Base Rate and the Unused Commitment Fee), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination by such Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Each payment by the Borrowers of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made, such Letter of Credit issued or such cost, expense or other Obligation was incurred; provided, however, that (i) the Letter of Credit Reimbursement Agreement for a Letter of Credit may specify another currency for the Reimbursement Obligation in respect of such Letter of Credit and (ii) other than for payments in respect of a Loan or Reimbursement Obligation, Loan Documents duly executed by the Administrative Agent or any Hedging Contract may specify other currencies of payment for Obligations created by or directly related to such Loan Document or Hedging Contract.

(d)           Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan or Peso TIIE Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.  All repayments of any Loans denominated in Dollars shall be applied to repay such Loans outstanding as Base Rate Loans or Eurodollar Rate Loans as notified by the Company to the Administrative Agent in writing (which writing may be by telecopy or electronic mail) not later than 1:00 p.m. (New York time) one Business Day prior to the scheduled date of such payment, with those Eurodollar Rate Loans having earlier expiring Eurodollar Interest Periods being repaid prior to those having later expiring Eurodollar Interest Periods; provided, however, that if the Company fails to so notify the Administrative Agent, such payment shall be applied first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans.  All repayments of any Loans denominated in Pesos shall be applied to repay such Loans outstanding as Peso Base Rate Loans or Peso TIIE Rate Loans as notified by the applicable Mexican Borrower to the Mexican Facility Agent in writing (which writing may be by telecopy or electronic mail) not later than 1:00 p.m. (Mexico City time) one Business Day prior to the scheduled date of such payment; provided, however, that if such Mexican Borrower fails to so notify the Mexican Facility Agent, such payment shall be applied first, to repay such Loans outstanding as Peso Base Rate Loans and then, to repay such Loans outstanding as Peso TIIE Rate Loans.

(e)           Unless any Agent shall have received notice from the applicable Borrower to the Lenders prior to the date on which any payment is due hereunder that such Borrower will not make such payment in full, such Agent may assume that such Borrower has made such payment in full to such Agent on such date and such Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that such Borrower shall not have made such payment in full to such Agent, each applicable Lender shall repay to such Agent forthwith on demand such amount distributed to such Lender together with interest thereon (in the case of the Administrative Agent, at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans and, in the case of the Mexican Facility Agent, at the Peso Base Rate) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to such Agent.

(f)            Except for payments and other amounts received by any Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.9(c) (Mandatory Prepayments)), all payments and any other amounts received by each Agent from or for the benefit of the Borrowers shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans such Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which such Agent has not then been reimbursed by such Lender or the Borrowers, second, to pay all other Obligations then due and payable and third, as the Company so designates.  Payments in respect of Swing Loans received by any Agent shall be distributed to the applicable Swing Lender; payments in respect of Revolving Loans received by any Agent shall be distributed to each

Revolving Credit Lender in accordance with such Lender’s Ratable Portion of the Revolving Credit Commitments; payments in respect of the Term Loans received by any Agent shall be distributed to each Term Lender in accordance with such Lender’s Ratable Portion of the Term Loans; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

(g)           The Borrowers hereby irrevocably waive the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.9(c) (Mandatory Prepayments) and clause (f) above, each Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies) shall, apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order:

(i)            first, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to any Agent;

(ii)           second, to pay Secured Obligations in respect of any expense reimbursements or indemnities and Cash Management Obligations then due to the Lenders and the Issuers;

(iii)          third, to pay Secured Obligations in respect of any fees then due to any Agent, the Lenders and the Issuers;

(iv)          fourth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;

(v)           fifth, to pay or prepay principal amounts on the Loans and Reimbursement Obligations, to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit) and to pay Cash Management Obligations and amounts owing with respect to Hedging Contracts, ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts, Cash Management Obligations and Obligations owing with respect to Hedging Contracts; and

(vi)          sixth, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses Error! Reference source not found., (i), (ii), (iii), (iv) and (v) above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of each Agent’s, Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses; provided, further, that payments that would otherwise be allocated to the Revolving Credit Lenders shall be allocated first to pay interest on and principal of any portion of the Revolving Loans that any Agent may have advanced on behalf of any Lender for which such Agent has not then been reimbursed by such Lender or the Borrowers, second to repay Swing Loans until such Loans are repaid in full and then to repay the Revolving Loans.  The order of priority set forth in clauses

Error! Reference source not found., (i), (ii), (iii), (iv) and (v) above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrowers, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer.  The order of priority set forth in clauses Error! Reference source not found., (i) and (ii) above may be changed only with the prior written consent of the Agents in addition to that of the Requisite Lenders.

Section 2.14         Special Provisions Governing Eurodollar Rate Loans and Peso TIIE Rate Loans

(a)           Determination of Interest Rate

The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.”  The Peso TIIE Rate for each Interest Period for Peso Loans shall be determined by the Mexican Facility Agent pursuant to the procedures set forth in the definition of “Peso TIIE Rate.”  The Administrative Agent’s or the Mexican Facility Agent’s determination, as the case may be, shall be presumed to be correct absent manifest error and shall be binding on the Borrowers.

(b)           Interest Rate Unascertainable, Inadequate or Unfair

(i)            In the event that (A) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (B) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans in the applicable currency for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon each Eurodollar Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Company that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(ii)           In the event that (A) the Mexican Facility Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Peso TIIE Rate then being determined is to be fixed or (B) the Requisite Mexican Lenders notify the Mexican Facility Agent that the Peso TIIE Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans in the applicable currency for such Interest Period, the Mexican Facility Agent shall forthwith so notify the Borrowers and the Lenders, whereupon each Peso TIIE Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Peso Base Rate Loan and the obligations of the Lenders to make Peso TIIE Rate Loans shall be suspended until the Mexican Facility Agent shall notify the Borrowers that the Requisite Mexican Lenders have determined that the circumstances causing such suspension no longer exist.

(c)           Increased Costs

If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender (except with respect to Taxes, which shall be governed by Section 2.16) of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or Peso TIIE Rate Loans, then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the applicable Agent), pay to the applicable Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrowers and the applicable Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d)           Illegality

Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Rate Loans or Peso TIIE Rate Loans or to continue to fund or maintain Eurodollar Rate Loans or Peso TIIE Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrowers through the applicable Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans or Peso TIIE Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans or a Peso Base Rate Loan as part of any requested Borrowing of Peso TIIE Rate Loans and (ii) if the affected Eurodollar Rate Loans or Peso TIIE Rate Loans are then outstanding, the applicable Borrower shall immediately convert each such Loan into a Base Rate Loan or Peso Base Rate Loan, as applicable.  If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurodollar Rate Loans or Peso TIIE Rate Loans, such Lender shall promptly give notice of that determination to the Borrowers and the applicable Agent, and the applicable Agent shall promptly transmit the notice to each other Lender.  Each Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans or Peso TIIE Rate Loans, as applicable, shall thereupon be restored.

(e)           Breakage Costs

In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.10 (Interest), the applicable Borrower shall compensate each Lender, upon written request, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans or Peso TIIE Rate Loans to such Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans or Peso TIIE Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by a Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan or Peso TIIE Rate Loan is prepaid (including mandatorily pursuant to Section 2.9 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan or Peso TIIE Rate Loan to a Peso Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by any Borrower to repay Eurodollar Rate Loans or Peso TIIE Rate Loans when required by the terms hereof.  The Lender making demand for such compensation shall deliver to applicable Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive and binding for all purposes as to the amount of compensation due to such Lender, absent manifest error.

Section 2.15         Capital Adequacy

If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the applicable Agent), the Borrowers shall pay to the applicable Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to such amounts submitted to the Borrowers and the applicable Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

Section 2.16         Taxes

(a)           Except as otherwise provided in this Section 2.16, any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender, each Issuer and each Agent (A) taxes measured by its net income, branch profits and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, such Issuer or such Agent (as the case may be) is organized, (B) any U.S. or Mexican withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect at the time a Lender becomes a party hereto or designates a new Applicable Lending Office, but not excluding any U.S. withholding taxes payable to the extent such Lender or its assignor (if any) was entitled, at the time of assignment or designation of a new Applicable Lending Office, to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to this Section 2.16 and (C) any withholding taxes attributable to a Lender’s failure to comply with Section 2.16(f), and (ii) in the case of each Lender or each Issuer, except to the extent arising solely as a result of entering into this Agreement, taxes measured by its net income, branch profits and franchise taxes imposed on it as a result of a present or former connection between such Lender or such Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, any Issuer or any Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16), such Lender, such Issuer or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the applicable Agent evidence of such payment.

(b)           In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c)           Each Loan Party shall, jointly and severally, indemnify each Lender, each Issuer and each Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender, such Issuer or such Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender, such Issuer or such Agent (as the case may be) makes written demand therefor, which demand shall include reasonable supporting documentation of the imposition of such Taxes or Other Taxes.

(d)           Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

(e)           Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.16 shall survive the payment in full of the Obligations.

(f)            (i)            Each Non-U.S.  Lender that is entitled to an exemption from U.S. withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall (v) on or prior to the Closing Date in the case of each Non-U.S. lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such Non-U.S. Lender becomes a Lender, on or prior to the date a successor Issuer becomes an Issuer or the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrowers and the Administrative Agent, and (z) from time to time if requested by the Borrowers or the Administrative Agent, provide the Administrative Agent and the Borrowers with two completed originals of each of the following, as applicable:

(A)          Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;

(B)           Form W-8BEN (claiming exemption from, or a reduction of, U.S.  withholding tax under an income tax treaty) or any successor form;

(C)           in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form; or

(D)          any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents.

(ii)           Each Lender entitled to complete exemption from Mexican withholding taxes shall provide, at any time reasonably requested by the Borrowers, the Administrative Agent or the Mexican Facility Agent, any applicable form, certificate or document certifying as to such Lender’s entitlement to complete exemption from Mexican withholding taxes with respect to all payments to be made to such Lender under the Loan Documents.

(iii)          Unless the Borrowers and the applicable Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Lender are not subject to Mexican withholding tax, in the case of a Mexican Lender, or, in the case of all other Lenders, are not subject to U.S. withholding tax or are subject to U.S. withholding tax at a rate reduced by an applicable tax treaty, the Loan Parties and the applicable Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate and pay over such amounts to the applicable taxing authority.  If the Borrowers and the Administrative Agent have received forms or other documents indicating that payments under any Loan Document to or for a Non-U.S. Lender are subject to U.S. withholding tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts at such reduced rate and pay over such amounts to the applicable taxing authority.

(iv)          Each U.S. Lender shall (v) on or prior to the Closing Date in the case of each U.S. Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such U.S. Lender becomes a Lender, on or prior to the date a successor Issuer becomes an Issuer or on or prior to the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrowers and the Administrative Agent, and (z) from time to time if requested by the Borrowers or the Administrative Agent, provide the Administrative Agent and the Borrowers with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.  Solely for purposes of this Section 2.16(f), a U.S. Lender shall not include a Lender, an Issuer or an Administrative Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(1)(ii).

(g)           Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(h)           Notwithstanding anything to the contrary contained herein, the Borrowers shall not be liable to any Mexican Lender with respect to any Taxes imposed or levied by the applicable taxing authorities of Mexico at a rate in excess of payments to banks established pursuant to the laws of Mexico and authorized to engage in the business of banking by the Mexican competent authorities.

Section 2.17         Substitution of Lenders

(a)           In the event that (i)(A) any Lender makes a claim under Section 2.14(c) (Increased Costs) or Section 2.15 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrowers pursuant to Section 2.14(d) (Illegality), (C) any Loan Party is required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Lender or (D) any Lender becomes a Non-Funding Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clause (i)(A),(B) and (C) above, Lenders holding at least 75% of the Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrowers may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Borrowers to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrowers intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrowers within 30 days of each other, then the Borrowers may substitute all, but not (except to the extent the Borrowers have already substituted one of such Affected Lenders before Borrowers’ receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims.

(b)           If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (which pursuant to Section 11.5, do not include exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations).  Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings, the Term Loans, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Borrowers whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date.  Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and such Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

(c)           Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

Section 2.18         Special Provisions Governing Peso Loans

(a)           At any time (i) after the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent may (and, upon the request of any Mexican Lender, shall), or (ii) upon the replacement of any Peso Loan with a Revolving Dollar Loan pursuant to this Section 2.18, the Administrative Agent shall, demand that each Revolving Credit Lender pay in Dollars to the Administrative Agent, for the account of the Mexican Lenders, in the manner provided in clause (b) below, such Revolving Credit Lender’s Pro Rata Share of the Dollar Equivalent of the aggregate Peso Outstandings and related accrued but unpaid interest at such time, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount and interest of the Peso Loans.

(b)           The Administrative Agent shall forward each demand referred to in clause (a) to each Revolving Credit Lender, on the day such demand is received by the Administrative Agent (except that any such demand received by the Administrative Agent after 1:00 p.m. (New York time) on any Business Day or any such demand that is received on a day that is not a Business Day shall not be required to be forwarded to the applicable Revolving Credit Lender by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each applicable Revolving Credit Lender’s ratable portion of the aggregate Peso Outstandings and the Dollar Equivalent thereof demanded to be paid and, whether or not the conditions set forth in Section 2.1 (Revolving Credit Commitments) or 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall be satisfied (which conditions the Revolving Credit Lenders hereby irrevocably waive), each Revolving Credit Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such demand, make available to the Administrative Agent, in immediately available funds in Dollars for the account of each Mexican Lender, the amount specified in such Demand.  Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (c) below, be deemed to have made a Revolving Dollar Loan to the applicable Borrower in the principal amount of such payment and bearing interest at the Base Rate.  The Administrative Agent shall use such funds to repay the applicable Peso Loans to the applicable Mexican Lender.  To the extent that any Revolving Credit Lender fails to make such payment available to the Administrative Agent for the accounts of the Mexican Lenders, the applicable Borrower agrees to pay such Peso Loan on demand.  As of the date of any such demand, the Peso Loans (together with any interest then accrued thereon) shall, immediately and without further action, become due and payable and, to the extent not otherwise repaid pursuant to this clause (b), the applicable Borrower agrees, as a separate and independent obligation, to pay to the Mexican Facility Agent, for the account of any Mexican Lender entitled thereto, any amounts to which any Mexican Lender may be entitled pursuant to Section 11.4 (Indemnities) and which shall not otherwise have been repaid by the Revolving Credit Lenders pursuant to this Section 2.18.

(c)           Upon the occurrence of an Event of Default under Section 9.1(f), the Peso Loans shall automatically, immediately, and without notice of any kind, convert to Revolving Dollar Loans (based upon the Dollar Equivalent of the aggregate Peso Outstandings at the time of the occurrence of such Event of Default) bearing interest at the Base Rate, whereupon each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Peso Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (b) above, which participation shall be in a principal amount equal to such Revolving Credit Lender’s Ratable Portion by paying to the Administrative Agent for the benefit of the Mexican Lenders on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such Peso Loan pursuant to clause (b) above, in immediately available funds in Dollars, an amount equal to such Revolving Credit Lender’s Ratable Portion thereof.  Subject to clause (e) below, if all or part of such amount is not in fact made available by such Revolving Credit Lender to the Administrative Agent on such date, the Mexican Lenders shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued from such date at the Base Rate.  As of the date of any such Event of Default under Section 9.1(f), all Peso Loans (together with any interest then accrued thereon) shall, immediately and without further action, become due and payable and, to the extent not otherwise repaid hereunder, the Company agrees, as a separate and independent obligation, to pay to the Administrative Agent, for the account of any Mexican Lender entitled thereto, any amounts to which any Mexican Lender may be entitled to pursuant to Section 11.4 (Indemnities) and which shall not otherwise have been repaid by the Revolving Credit Lenders pursuant to this Section 2.18.

(d)           From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Dollar Loan pursuant to clause (b) above with respect to any Peso Loan or (ii) purchases an undivided participation interest in a Peso Loan pursuant to clause (c) above, the Mexican Facility Agent and the Mexican Lenders shall promptly distribute to such Revolving Credit Lender such Revolving Credit Lender’s Pro Rata Share of all payments of principal amount and interest received by the Mexican Facility Agent or the Mexican Lenders on account of such Peso Loan in excess of those amounts the Mexican Lender was entitled to receive pursuant to clause (b) or (c) above.

(e)           Notwithstanding the foregoing, a Revolving Credit Lender shall not have any obligation to acquire a participation in a Peso Loan pursuant to the foregoing paragraphs if a Default or Event of Default shall have occurred and be continuing at the time such Peso Loan was made and such Revolving Credit Lender shall have notified the Mexican Lenders in writing prior to the time such Peso Loan was made, that such Default or Event of Default has occurred and that such Revolving Credit Lender will not acquire participations in Peso Loans made while such Default or Event of Default is continuing.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1            Conditions Precedent to Initial Loans and Letters of Credit

The obligation of each Lender to make the Loans requested to be made by it on the Closing Date and the obligation of each Issuer to Issue Letters of Credit on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent:

(a)           Certain Documents.  The Administrative Agent shall have received on or prior to the Closing Date (and, to the extent any Borrowing of any Eurodollar Rate Loans or any Peso TIIE Rate Loans is requested to be made on the Closing Date, in respect of the Notice of Borrowing for such Loans, at least three Business Days prior to the Closing Date) each of the following (except as otherwise provided in Section 7.14 (Post-Closing Matters)), each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i)            this Agreement, duly executed and delivered by the Borrowers and, for the account of each Lender requesting the same, a Note of each Borrower conforming to the requirements set forth herein;

(ii)           the Guaranty, duly executed and delivered by the Company and each other Guarantor;

(iii)          the Pledge and Security Agreement, duly executed and delivered by the Company and each other Guarantor, together with each of the following:

(A)          evidence (including a Perfection Certificate certified by a Responsible Officer of the Company) reasonably satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered at the Closing, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by each Loan Party (other than the Mexican Borrowers) as the Administrative Agent may reasonably request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder;

(B)           all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to such Pledge and Security Agreement and stock powers for such certificates, instruments and other documents executed in blank; and

(C)           all instruments representing Pledged Debt Instruments being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Administrative Agent or in blank;

(iv)          the Foreign Pledge Agreements, duly executed and delivered by the Loan Parties party thereto, together with all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to such Foreign Pledge Agreements and stock powers for such certificates, instruments and other documents executed in blank;

(v)           Mortgages for all of the Mortgaged Real Property listed on Schedule 1.1, duly executed and delivered by the Loan Parties party thereto, together with all Mortgage Supporting Documents relating thereto;

(vi)          a favorable opinion of (A) Latham & Watkins LLP, counsel to the Loan Parties, in substantially the form of Exhibit G (Form of Opinion of counsel for the Loan Parties), and (B) counsel to the Loan Parties in each of the jurisdictions listed on Schedule 3.1(a) (Opinion Jurisdictions), in each case addressed to the Agents, the Lenders and the Issuers and addressing such other matters as any Lender through the Administrative Agent may reasonably request;

(vii)         a copy of each Related Document, the Sponsor Management Agreement and the New Subordinated Note Indenture, each certified as being true and correct by a Responsible Officer of the Company;

(viii)        a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

(ix)           a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (viii) above;

(x)            a certificate of the Chief Financial Officer of the Company, stating that the Company and its Subsidiaries are Solvent on a Consolidated basis, after giving effect to the initial Loans and Letters of Credit, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds), the consummation of the other Transactions and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(xi)           a certificate of a Responsible Officer of the Company, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that (A) the conditions set forth in Sections 3.1(e)(v), 3.1(e)(vi), 3.1(g), 3.1(h) and 3.2(b) have been satisfied and (B) no litigation not listed on Schedule 4.7 (Litigation) has been commenced against any Loan Party or any of its Subsidiaries that would have a Material Adverse Effect;

(xii)          evidence reasonably satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with, unless otherwise agreed by the Administrative Agent, endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as applicable, under all insurance policies to be maintained with respect to the properties of the Company and each other Loan Party (other than the Mexican Borrowers); and

(xiii)         such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

(b)           Fees and Expenses Paid.  There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, the Arrangers and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter).

(c)           Refinancing of Existing Credit Agreements.  (i) All obligations under the Existing Credit Agreements shall have been repaid in full, (ii) each Existing Credit Agreement and all Loan Documents (as defined therein) shall have been terminated on terms reasonably satisfactory to the Administrative Agent and (iii) the Administrative Agent shall have received a payoff letter duly executed and delivered by the respective borrowers and agents thereunder or other evidence of such termination, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(d)           Debt Ratings.  The Facilities shall have been rated by S&P and Moody’s.

(e)           Merger.  The Administrative Agent shall be reasonably satisfied that (i) the terms and conditions of the Merger Agreement shall not have been amended, waived or modified without the approval of the Administrative Agent (other than any such waivers or amendments as are not, taken as a whole, materially adverse to the Administrative Agent and the Lenders), (ii) the Merger Agreement and the other Related Documents shall have been approved by all corporate action of Holdings, the Company and each of the other parties thereto, shall have been executed and delivered by each such party and shall be in full force and effect, (iii) all necessary consents and authorizations from, notices to and filings with any Governmental Authority and material third party consents in each case in connection with the Merger shall have been obtained and shall be in effect, except to the extent as would not have a Material Adverse Effect, (iv) subject only to the funding of the initial Loans hereunder, the Merger shall have been consummated in accordance with the Merger Agreement and all applicable Requirements of Law, (v) all representations and warranties contained in the Merger Agreement and the other Related Documents with respect to the consents and approvals needed to consummate the Merger shall be true and correct in all material respects on the Closing Date and (vi) no change shall have occurred since March 31, 2005 that, individually or in the aggregate, has had, or would reasonably be expected to have, a “Material Adverse Effect” (as defined in the Merger Agreement).

(f)            Consents, Etc.  Each of the Company and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Company and its Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith and (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

(g)           Existing Credit Agreements.  The representations and warranties set forth in (i) the Existing AMC Credit Agreement with respect to the historical business and operations of the Company and its Subsidiaries on or prior to the Closing Date and (ii) the Existing Loews Credit Agreement with respect to the historical business and operations of Loews and its Subsidiaries on or prior to the Closing Date shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(h)           Indentures.  On a Pro Forma Basis, after giving effect to the Transactions, no Event of Default (as defined in the applicable Indenture) and no other event that, with the passing of time or the giving of notice or both, would become such Event of Default shall have occurred and be continuing under any of the Indentures.

(i)            Appointment of Process Agent.  The Administrative Agent shall have received evidence reasonably satisfactory to it that the Process Agent required by Section 11.12(b) shall have been duly appointed.

Section 3.2            Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Lender on any date (including the Closing Date) to make any Loan and of each Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)           Request for Borrowing or Issuance of Letter of Credit.  With respect to any Loan, the applicable Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of

Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b)           Representations and Warranties; No Defaults.  The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

(i)            in the case of Loans made or Letters of Credit Issued on the Closing Date, the representations and warranties set forth in Article IV (Representations and Warranties) (other than those set forth in Sections 4.4(a), 4.4(b), 4.5, 4.7, 4.8, 4.9, 4.11, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.19) and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(ii)           in the case of Loans made or Letters of Credit Issued on any date after the Closing Date, the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects on and as of such date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(iii)          no Default or Event of Default shall have occurred and be continuing; provided, however, that, in the case of Loans made or Letters of Credit Issued on the Closing Date, any Default or Event of Default arising from the breach of any representation or warranty set forth in the Loan Documents shall not constitute a failure of this condition unless it constitutes a failure of the condition set forth in Section 3.2(b)(i) above.

(c)           No Legal Impediments.  The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

Each submission by any Borrower to any Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by such Borrower of the proceeds of each Loan requested therein, and each submission by the Company to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrowers as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3            Determinations of Initial Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing or Swing Loans.

Section 3.4            Conditions Precedent to Each Facility Increase

The effectiveness of each Facility Increase shall be subject to the satisfaction of each of the following conditions precedent:

(a)           Certain Documents.  The Administrative Agent shall have received on or prior to the Facility Increase Date for such Facility Increase each of the following, each dated such Facility Increase Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:

(i)            written commitments duly executed by existing Lenders or Eligible Assignees in an aggregate amount equal to the amount of the proposed Facility Increase (as agreed between the Company and the Administrative Agent) and, in the case of each such Eligible Assignee, an assumption agreement in form and substance satisfactory to the Administrative Agent and duly executed by the Company, the Administrative Agent and such Eligible Assignee;

(ii)           an amendment to this Agreement, effective as of the Facility Increase Date and executed by the Company and the Administrative Agent, to the extent necessary to implement terms and conditions of the Facility Increase (including interest rates, fees and scheduled repayment dates and maturity), as agreed by the Company and the Administrative Agent, which, in any event, except for interest, fees, scheduled repayment dates and maturity, shall not be applied materially differently to the Facility Increase and the existing Facilities;

(iii)          for the account of each Lender or Eligible Assignee participating in such Facility Increase having requested the same by notice to the Administrative Agent and the Company received by each at least three Business Days prior to the Facility Increase Date (or such later date as may be agreed by the Company), Notes in each applicable Facility conforming to the requirements set forth in Section 2.7(d);

(iv)          for each Loan Party executing any Loan Document as part of such Facility Increase, a certificate of the secretary, assistant secretary or other officer of such Loan Party in charge of maintaining books and records of such Loan Party certifying as to the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each document executed as part of such Facility Increase to which such Loan Party is a party;

(v)           duly executed favorable opinions of counsel to the Loan Parties in New York and such other local jurisdictions reasonably requested by the Administrative Agent, each addressed to the Agents, the Issuers and the Lenders and addressing such matters as the Administrative Agent may reasonably request; and

(vi)          such other document as the Administrative Agent may reasonably request.

(b)           Fees and Expenses.  There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, the Arrangers, any Lender (including any Person becoming a Lender as part of such Facility Increase on such Facility Increase Date) or any Issuer, as the case may be, all fees and expenses due and payable on or before the Facility Increase Date for such Facility Increase.

(c)           Conditions to Extensions of Credit.  As of the Facility Increase Date for such Facility Increase, (i) the conditions precedent set forth in Section 3.2 shall have been satisfied both before and after giving effect to such Facility Increase, (ii) such Facility Increase shall be made on the terms and conditions set forth in Section 2.1(c) and (iii) the Company and its Subsidiaries shall be in compliance with Article V as of the most recently ended Fiscal Quarter for which Financial Statements were delivered hereunder on a pro forma basis both before and after giving effect to such Facility Increase.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Agents to enter into this Agreement, the Company and, with respect to the Mexican Borrowers and their respective Subsidiaries only, the Mexican Borrowers represent and warrant each of the following to the Lenders, the Issuers and the Agents, on and as of the Closing Date and after giving effect to the Merger and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 3.2(b)(ii) (Conditions Precedent to Each Loan and Letter of Credit):

Section 4.1            Corporate Existence; Compliance with Law

Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own and operate its properties, to lease the property it operates under lease and to conduct its business as currently conducted, (d) is in compliance with its Constituent Documents except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings or notices that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

Section 4.2            Corporate Power; Authorization; Enforceable Obligations

(a)           The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i)            are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii)           have been or, at the time of delivery thereof pursuant to Article III (Conditions to Loans and Letters of Credit) will have been duly authorized by all necessary corporate or other organizational action, including the consent of shareholders, partners and members where required;

(iii)          do not and will not (A) contravene or violate such Loan Party’s respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Indenture or any notes issued pursuant thereto, (D) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Related Document or any other material Contractual Obligation of such Loan Party or any of its Subsidiaries, except to the extent such conflict, breach, default, termination or acceleration would not have a Material Adverse Effect, or (E) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents or as permitted by Section 8.2 (Liens, Etc.); and

(iv)          do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) and that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), and each of which on the Closing Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b)           This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

(c)           The Obligations constitute “Senior Indebtedness,” “Senior Secured Financing” or “Designated Senior Indebtedness” (or any comparable term) under and as defined in the Subordinated Note Indentures and any documentation with respect to any other subordinated Indebtedness of the Company and each of its Subsidiaries.  No other Indebtedness qualifies as “Senior Secured Financing” or “Designated Senior Indebtedness” (or any comparable term) under the Subordinated Note Indentures.

Section 4.3            Subsidiaries; Borrower Information

(a)           Set forth on Schedule 4.3(a) (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Company and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date, the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Company and whether it is a Subsidiary or an Unrestricted Subsidiary.  No Stock of any Subsidiary of the Company that is a Loan Party is subject to any outstanding option, warrant, right of conversion or purchase of any similar right.  All of the outstanding Stock of each Subsidiary of the Company owned (directly or indirectly) by the Company has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Company or a Subsidiary of the Company, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Collateral Documents and nonconsensual Liens permitted by Section 8.2 (Liens, Etc.)), options, warrants, rights of conversion or purchase or any similar rights.  Neither the Company nor any other Loan Party is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents and the Indentures.

(b)           Schedule 4.3(b) (Borrower Information) sets forth as of the Closing Date the name, address of principal place of business and tax identification number of each Borrower.

Section 4.4            Financial Statements

(a)           The Consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2005, and the related Consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, certified by PriceWaterhouseCoopers LLP, and the Consolidated balance sheet of the Company and its Subsidiaries as at September 29, 2005, and the related Consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the twenty-six weeks then ended, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at September 29, 2005, and said statements of income, retained earnings and cash flows for the twenty-six weeks then ended, to the absence of footnote disclosure and normal year-end audit adjustments, the Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of the operations of the Company and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

(b)           Neither the Company nor any of the Company’s Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

(c)           The Projections reflect projections for the five year period beginning with the fiscal year ending in 2006, on a year by year basis.  The Projections are based upon estimates and assumptions stated therein, all of which the Company believed to be reasonable and fair in light of conditions and facts known to the Company at the time of delivery of the

Projections and, as of such time, reflect the Company’s good faith and reasonable estimates of the future financial performance of the Company and its Subsidiaries and of the other information projected therein for the periods set forth therein (it being understood that actual results may vary materially from the Projections).

(d)           The unaudited Consolidated balance sheet of the Company and its Subsidiaries, a copy of which has been furnished to the Administrative Agent, has been prepared as of September 29, 2005, reflects as of such date, on a Pro Forma Basis, the Consolidated financial condition of the Company and its Subsidiaries, and the assumptions expressed therein, were reasonable based on the information available to the Company at the time so furnished.

Section 4.5            Material Adverse Change

Since March 31, 2005, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6            Solvency

Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrowers, (c) the Merger and the consummation of the other Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Company and its Subsidiaries, on a Consolidated basis, are Solvent.

Section 4.7            Litigation

Except as set forth on Schedule 4.7 (Litigation), there are no pending (or, to the knowledge of the Company, threatened) actions, investigations or proceedings affecting the Company or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect.  The performance of any action by any Loan Party required or contemplated by any Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.8            Taxes

(a)           All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Company or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Company or such Tax Affiliate in conformity with GAAP or where the failure to pay such taxes would not have a Material Adverse Effect.  Except as would not have a Material Adverse Effect, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.  Proper and accurate amounts have been withheld by the Company and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities, except where the failure to pay such withholdings would not have a Material Adverse Effect.

(b)           None of the Company or any of its Tax Affiliates has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any federal, state, local or foreign income or franchise or other material Tax Return or the assessment or collection of any material charges.

Section 4.9            Full Disclosure

The written information prepared or furnished by or on behalf of the Company in connection with this Agreement or the consummation of the transactions contemplated hereunder, taken as a whole, including the information contained in the Disclosure Documents and the Related Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading.

Section 4.10         Margin Regulations

None of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11         No Burdensome Restrictions; No Defaults

(a)           None of the Company or any of its Subsidiaries (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

(b)           None of the Company or any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of any Loan Party, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

(c)           No Default or Event of Default has occurred and is continuing.

(d)           To the knowledge of any Loan Party, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.12         Investment Company Act

None of the Company or any of its Subsidiaries is an “investment company” as defined in, or is required to be registered as an “investment company” under, the Investment Company Act of 1940, as amended.

Section 4.13         Use of Proceeds

The proceeds of the Loans and the Letters of Credit are being used by the Borrowers (and, to the extent distributed to them by the Borrowers, each other Loan Party) solely (a) to refinance all Indebtedness and other obligations outstanding under the Existing Credit Agreements, (b) to pay costs, fees and expenses related to the Transactions, (c) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (d) for working capital and general corporate purposes.

Section 4.14         Insurance

Schedule 4.14 sets forth as of the Closing Date a summary of all insurance policies maintained by the Company and its Subsidiaries.  All material policies of insurance of any kind or nature of the Company or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as the Company believes in its commercially reasonable judgment is sufficient and as is customarily carried by businesses of the size and character of such Person.

Section 4.15         Labor Matters

(a)           There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Company or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(b)           There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to any Loan Party’s knowledge, threatened, against or involving the Company or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Company or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(c)           Except as set forth on Schedule 4.15 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of the Company or its Subsidiaries.

(d)           Schedule 4.15 (Labor Matters) sets forth, as of the date hereof, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the Company and any of its Subsidiaries.

Section 4.16         ERISA

(a)           Schedule 4.16 (List of Plans) separately identifies as of the date hereof all Title IV Plans and all Multiemployer Plans.

(b)           Each employee benefit plan of the Company or any of the Company’s Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c)           Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for noncompliance that, in the aggregate, would not have a Material Adverse Effect.

(d)           There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

(e)           Except to the extent set forth on Schedule 4.16 (List of Plans), none of the Company, any of the Company’s Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan, other than those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.17         Environmental Matters

(a)           The operations of the Company and each of its Subsidiaries are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a Material Adverse Effect.

(b)           Except as disclosed on Schedule 4.17 (Environmental Matters), none of the Company or any of its Subsidiaries or any Real Property currently or, to the knowledge of any Loan Party, previously owned, operated or leased by or for the Company or any of its Subsidiaries is subject to any pending or, to the knowledge of any Loan Party, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(c)           Except as disclosed on Schedule 4.17 (Environmental Matters), none of the Real Property owned or operated by the Company or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

(d)           There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Company or of Real Property owned, operated or leased by the Company or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders which could reasonably be expected to result in the Company incurring Environmental Liabilities and Costs other than those that, in the aggregate, would not have a reasonable likelihood of having a Material Adverse Effect.

(e)           As of the date hereof, no Environmental Lien has attached to any property of the Company or any of its Subsidiaries and, to the knowledge of any Loan Party, no Government Authority has undertaken any Remedial Action at any Real Property owned or leased by any Loan Party.

(f)            The Company and each of its Subsidiaries has made available to the Lenders copies of all material environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Company or any of its Subsidiaries or any Real Property of any of them that are in the possession, custody or control of the Company or any of its Subsidiaries which reveals known or potential material Environmental Liabilities and Costs.

Section 4.18         Intellectual Property

The Company and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Company or any of its Subsidiaries, except to the extent the failure to own, license or otherwise have the right to use would not have a Material Adverse Effect.  To any Loan Party’s knowledge, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right (including all “Intellectual Property” as defined in the Pledge and Security Agreement), slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, except for such infringments and conflicts which would not have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Loan Party, threatened which would have a Material Adverse Effect.

Section 4.19         Title; Real Property

(a)           Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Company, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.).

(b)           Set forth on Schedule 4.19 (Real Property) is a complete and accurate list of all Real Property of each Loan Party and showing, as of the Closing Date, the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner and, where applicable, lessee thereof.

(c)           No Loan Party owns or holds, or is obligated under or a party to, any lease, option, right of first refusal or other contractual right to purchase, acquire, sell, assign, dispose of or lease any Mortgaged Real Property of such Loan Party.

(d)           No portion of any Real Property of any Loan Party or any of its Subsidiaries has suffered any material damage by fire or other casualty loss that has not heretofore been substantially repaired and restored to its original condition.  Except as disclosed to the Administrative Agent, no portion of any Real Property of any Loan Party or any of its Subsidiaries subject to a Mortgage in favor of the Administrative Agent is located in a special flood hazard area as designated by any federal Governmental Authority.

(e)           All Permits required to have been issued or appropriate to enable all Real Property of the Company or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

(f)            None of the Company or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of the Company or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.20         Related Documents

(a)           The execution, delivery and performance by the Company or any of its Subsidiaries of the Related Documents to which it is a party and the consummation of the transactions contemplated thereby by such Person:

(i)            are within such Person’s respective corporate, limited liability company or partnership powers;

(ii)           at the Closing Date will have been duly authorized by all necessary corporate or other action, including the consent of stockholders where required;

(iii)          do not and will not (A) contravene or violate the Company’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Person, or any order or decree of any Governmental Authority or arbitrator, except for those that, in the aggregate, would not have a Material Adverse Effect, (C) conflict with or result in the breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Person, except for those that, in the aggregate, would not have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any property of the Company or any of its Subsidiaries other than a Lien permitted under Section 8.2 (Liens, Etc.); and

(iv)          do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that (A) will have been obtained at the Closing Date, each of which will be in full force and effect on the Closing Date, none of which will on the Closing Date impose materially adverse conditions upon the exercise of control by the Company over any of its Subsidiaries and (B) in the aggregate, if not obtained, would not have a Material Adverse Effect.

(b)           Each of the Related Documents has been or at the Closing Date will have been duly executed and delivered by the Company and each of its Subsidiaries party thereto and at the Closing Date will be the legal, valid and binding obligation of each such Person party thereto, enforceable against such Person in accordance with its terms.

Section 4.21         New Subordinated Notes

The proceeds of the New Subordinated Notes are being used by the Company solely in accordance with the Disclosure Documents.

ARTICLE V

FINANCIAL COVENANT

As long as any Revolving Credit Commitment remains outstanding and unless the Requisite Revolving Credit Lenders otherwise consent in writing, commencing with the Fiscal Quarter ending on or around September 30, 2006, the Company and its Subsidiaries shall maintain on the last day of each Fiscal Quarter, a Net Senior Secured Leverage Ratio of not more than 3.25 to 1.0.

ARTICLE VI

REPORTING COVENANTS

The Company agrees with the Lenders, the Issuers and the Agents to each of the following, as long as any Obligation (other than Cash Management Obligations, Obligations arising under Cash Management Documents and Hedging Contracts and contingent indemnification obligations as to which no claim is pending) or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1            Financial Statements

The Company shall furnish to the Administrative Agent (and the Administrative Agent will forward to or post on the Approved Electronic Platform for the Lenders) each of the following:

(a)           Quarterly Reports.  Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, financial information regarding the Company and its Subsidiaries consisting of a Consolidated unaudited balance sheet as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Company as fairly presenting the Consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b)           Annual Reports.  Within 90 days after the end of each Fiscal Year, financial information regarding the Company and its Subsidiaries consisting of a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to the Company being a going concern by the Company’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Company’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Company’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards.

(c)           Compliance Certificate.  Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Company in substantially the form of Exhibit J (Form of Compliance Certificate) (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Net Senior Secured Leverage Ratio (for purposes of determining the Applicable Margin and the Applicable Unused Commitment Fee Rate) and demonstrating compliance with the financial covenant contained in Article V (Financial Covenant) and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Company proposes to take with respect thereto.

(d)           Corporate Chart and Other Collateral Updates.  Together with each delivery of any Financial Statement pursuant to clause (b) above, (i) a certificate of a Responsible Officer of the Company certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (d)) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of the Company in form and substance reasonably satisfactory to the Administrative Agent that all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Collateral Documents by any Loan Party in the preceding Fiscal Year have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended).

(e)           Business Plan.  Not later than 90 days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of the Company and its Subsidiaries for the next succeeding Fiscal Year approved by the Board of Directors of the Company and (ii) forecasts prepared by management of the Company for each fiscal quarter in the next succeeding Fiscal Year, including, (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.

Section 6.2            Default Notices

(a)           As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default or Event of Default, the Company shall give the Administrative Agent notice specifying the nature of such Default or Event of Default, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day (and the Administrative Agent will forward to or post on the Approved Electronic Platform for the Lenders any such written notice).

(b)           As soon as practicable after a Responsible Officer of any Loan Party has actual knowledge of the existence of any event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the Company shall give the Administrative Agent notice specifying the nature of such event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3            Litigation

Promptly after the commencement thereof, the Company shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting the Company or any of Subsidiary of the Company that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Company or such Subsidiary, expose the Company or such Subsidiary to liability in an amount aggregating $25,000,000 or more or that, if adversely determined, would have a Material Adverse Effect.

Section 6.4            SEC Filings; Press Releases

Promptly after the sending or filing thereof, the Company shall send the Administrative Agent notice (and, to the extent not publicly available on the Securities and Exchange Commission’s EDGAR database, copies) of (a) all reports and registration statements that the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and (b) all other statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public.

Section 6.5            Labor Relations

Promptly after becoming aware of the same, the Company shall give the Administrative Agent written notice of (a) any material labor dispute to which the Company or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person, in each case to the extent that such matter would reasonably be expected to have a Material Adverse Effect.

Section 6.6            Tax Returns

Upon the reasonable request of any Lender, through the Administrative Agent, the Company shall provide copies of all federal, state, local and foreign tax returns and reports filed by the Company or any Subsidiary of the Company in respect of taxes measured by income (excluding sales, use and like taxes).

Section 6.7            Insurance

As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Company shall furnish the Administrative Agent with (a) a report in form and substance reasonably satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Company or any

Subsidiary of the Company and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming, with respect to any insurance maintained by the Company or any Loan Party, that the Administrative Agent has been named as loss payee or additional insured, as applicable.

Section 6.8            ERISA Matters

The Company shall furnish the Administrative Agent each of the following:

(a)           subject to paragraphs (b) and (c) below, promptly and in any event within 30 days after the Company or any Subsidiary of the Company or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event, other than those that, in the aggregate, would not reasonably be likely to have a Material Adverse Effect;

(b)           promptly and in any event within 10 days after the Company or any Subsidiary of the Company or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Company describing such ERISA Event or waiver request and the action, if any, the Company, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

(c)           simultaneously with the date that the Company or any Subsidiary of the Company or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

Section 6.9            Environmental Matters

(a)           The Company shall provide the Administrative Agent promptly and in any event within 30 days after the Company or any Subsidiary of the Company learning of any of the following, written notice of each of the following:

(i)            that any Loan Party is, or is reasonably likely to be, liable to any Person as a result of a Release or threatened Release that would reasonably be expected to have a Material Adverse Effect.

(ii)           the receipt by any Loan Party of notification that any real or personal property of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

(iii)          the receipt by any Loan Party of any notice of violation of or potential liability under any Environmental Law, except for violations or liabilities the consequence of which, in the aggregate, would not be reasonably likely to have a Material Adverse Effect;

(iv)          the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate, if adversely determined, would have a reasonable likelihood of having a Material Adverse Effect; and

(v)           any proposed action by any Loan Party or any of its Subsidiaries or any proposed change in Environmental Laws that, in the aggregate, have a reasonable likelihood of requiring the Loan Parties to make additional capital improvements to obtain compliance with Environmental Laws that, in the aggregate, would have a Material Adverse Effect.

(b)           The Company shall promptly and in any event within 30 days after receipt by the Company or any Subsidiary of the Company of a written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered by the Company pursuant to Section 6.9(a) of this Agreement.

Section 6.10         Other Information

The Company shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Company or any Subsidiary of the Company as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Company and, with respect to the Mexican Borrowers and their respective Subsidiaries only, the Mexican Borrowers agree with the Lenders, the Issuers and the Agents to each of the following, as long as any Obligation (other than Cash Management Obligations, Obligations arising under Cash Management Documents and Hedging Contracts and contingent indemnification obligations as to which no claim is pending) or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1            Preservation of Corporate Existence, Etc.

The Company shall, and shall cause each Subsidiary of the Company to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4 (Sale of Assets) and 8.6 (Restriction on Fundamental Changes).

Section 7.2            Compliance with Laws, Etc.

The Company shall, and shall cause each Subsidiary of the Company to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

Section 7.3            Conduct of Business

The Company shall, and shall cause each Subsidiary of the Company to, use its reasonable efforts to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Company or any of its

Subsidiaries, except in each case where the failure to comply with the above would not, in the aggregate, have a Material Adverse Effect.

Section 7.4            Payment of Taxes, Etc.

The Company shall, and shall cause each Subsidiary of the Company to, pay and discharge before the same shall become delinquent, all material lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Company or the appropriate Subsidiary in conformity with GAAP.

Section 7.5            Maintenance of Insurance

The Company shall (a) maintain for, itself, and the Company shall cause to be maintained for each Subsidiary of the Company, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same or similar general areas in which the Company or such Subsidiary operates and (b) cause all such insurance relating to any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate.

Section 7.6            Access

The Company shall, and shall cause each Subsidiary of the Company to, from time to time permit any agents, representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such independent public accountants’ customary procedures), all at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 7.6 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Company’s expense; provided, further, that, during an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants.

Section 7.7            Keeping of Books

The Company shall, and shall cause each Subsidiary of the Company to keep, proper books and records in conformity with GAAP or Local GAAP, as applicable.

Section 7.8            Maintenance of Properties, Etc.

The Company shall, and shall cause each Subsidiary of the Company to, maintain and preserve (a) (i) in good working order and condition all of its properties necessary in the conduct of its business and (ii) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business; provided, however, that the Company and its Subsidiaries may close or otherwise cease to operate theatres and remove fixtures and personalty therefrom upon the expiration or other termination of the applicable lease if the board of directors of the Company or such Subsidiary, as the case may be, determines in good faith that the maintenance and continued operation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and (b) all registered patents, trademarks, trade names, copyrights and service marks used or useful or necessary in their respective businesses, except where failure to so maintain and preserve the items set forth in clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.9            Application of Proceeds

The Company (and, to the extent distributed to them by the Company, each Loan Party) shall use the entire amount of the proceeds of the Loans as provided in Section 4.13 (Use of Proceeds).

Section 7.10         Environmental

The Company shall, and shall cause each Subsidiary of the Company to, comply with Environmental Laws and, without limiting the foregoing, the Company shall, at its sole cost and expense, upon receipt of any written notification or otherwise obtaining knowledge of any Release that has any reasonable likelihood of any of the Company or any Subsidiary of the Company incurring Environmental Liabilities and Costs, (a) conduct, or pay for consultants to conduct, reasonable tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action as required by Environmental Laws or as any Governmental Authority requires to address the Release and otherwise ensure compliance with Environmental Laws, in each case, except where the failure to conduct such tests or assessments, take such Remedial Action or otherwise ensure compliance would not, in the aggregate, have a Material Adverse Effect.

Section 7.11         Additional Collateral and Guaranties

(a)           Upon the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party or the designation in accordance with Section 7.13 (Designation of Unrestricted Subsidiaries) of any existing direct or indirect Unrestricted Subsidiary as a Subsidiary or any Subsidiary guaranteeing any Indebtedness of any Domestic Loan Party, the Company shall, in each case, at the Company’s expense, within thirty (30) days after such formation, acquisition, designation or guarantee or such longer period as the Administrative Agent may agree in its reasonable discretion:

(i)            cause each such Subsidiary that is (x) a Wholly-Owned Subsidiary that is a Domestic Subsidiary, (y) a non-Wholly-Owned Subsidiary that is a Domestic Subsidiary that has guaranteed the Indebtedness of any Loan Party or (z) a Foreign Subsidiary that has guaranteed the Indebtedness of any Domestic Loan Party, to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Obligations of each Borrower;

(ii)           cause each such Subsidiary that is required to become a Guarantor pursuant to this Section 7.11 to furnish to the Administrative Agent a description of the real properties owned and leased by such Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(iii)          cause each such Subsidiary that is required to become a Guarantor pursuant to this Section 7.11, at the request of the Administrative Agent, to duly execute and deliver to the Administrative Agent Mortgages, Mortgage Supporting Documents, joinders, amendments and other Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Mortgage Supporting Documents and other Collateral Documents in effect on the Closing Date, if applicable), granting a Lien in substantially all of the personal property of such Subsidiary, all owned Real Property with a value in excess of $5,000,000 individually or $15,000,000 in the aggregate for all such Subsidiaries (provided, that, if a mortgage tax will be owed, the amount secured by the Mortgage shall be limited to the fair market value of the property at the time the Mortgage is entered into), in each case, securing the Secured Obligations of such Subsidiary under its Guaranty;

(iv)          (x) cause each such Subsidiary that is required to become a Guarantor pursuant to this Section 7.11 to deliver any and all certificates, instruments and other documents representing all Pledged Stock, Pledged Debt Instruments and all other Stock, Stock Equivalents and other debt Securities owned by such Subsidiary accompanied by undated Stock powers or other appropriate instruments of transfer executed or endorsed in blank and (y) cause each Loan Party that is a direct or indirect parent of such Subsidiary that is required to provide a guaranty pursuant to this Section 7.11 to deliver any and all certificates, instruments or other documents representing the outstanding Stock or Stock Equivalents of such Subsidiary held by such direct or indirect parent, accompanied by undated Stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany debt issued by such Subsidiary and held by such direct or indirect parent, endorsed in blank to the Administrative Agent;

(v)           take and cause such Subsidiary and each Loan Party that is a direct or indirect parent of such Subsidiary to take whatever action (including the recording of Mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents and delivery of Pledged Stock and Pledged Debt Instruments) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid, perfected and enforceable first-priority Liens on the properties purported to be subject to the Mortgages and other Collateral Documents delivered pursuant to this Section 7.11, subject only to Liens permitted under Section 8.2 (Liens, Etc.), enforceable against all third parties in accordance with their terms; and

(vi)          deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the

Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 7.11 as the Administrative Agent may reasonably request.

(b)           For the avoidance of doubt, (i) no Foreign Subsidiary shall be obligated to guarantee the obligations of any Borrower (unless such Subsidiary is a guarantor of any Indebtedness of any Domestic Loan Party) and (ii) (A) no assets of any Foreign Subsidiary shall be required to be pledged to support obligations of any Borrower (unless such assets are pledged to support any Indebtedness of any Domestic Loan Party) and (B) no more than 65% of the voting stock (within the meaning of Section 956 of the Code and the Treasury Regulations thereunder) of any Foreign Subsidiary shall be required to be pledged by the Company or any of its Subsidiaries to support the obligations of any Borrower (unless such stock has been pledged to support any Indebtedness of any Domestic Loan Party).

(c)           Upon the acquisition of (x) any personal property by any Loan Party (other than property that would constitute Excluded Property (as defined in the Pledge and Security Agreement)) or (y) fee owned Real Property with a value in excess of $5,000,000 individually by any Loan Party or $15,000,000 in the aggregate for all Loan Parties (provided that, if a mortgage tax will be owed, the amount secured by the Lien referred to below shall be limited to the fair market value of the property at the time the applicable Mortgage is entered into), and such personal property and/or fee owned Real Property shall not already be subject to a valid, perfected and enforceable first-priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to Liens permitted under Section 8.2 (Liens, Etc.), the Company shall give notice thereof to the Administrative Agent within thirty (30) days after such acquisition and shall, if requested by the Administrative Agent or the Requisite Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, without limitation, executing and delivering to the Administrative Agent Mortgages, Mortgage Supporting Documents, joinders, amendments and other Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Mortgage Supporting Documents and other Collateral Documents in effect on the Closing Date, if applicable).

(d)           Notwithstanding the foregoing, (x) the Administrative Agent shall not take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby and (y) Liens required to be granted pursuant to this Section 7.11 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

Section 7.12         Cash Collateral Accounts

The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine.  The Company agrees that each such Cash Collateral Account shall meet the requirements set forth in the definition of “Cash Collateral Account”.  Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the

Administrative Agent agrees with the Company to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Company; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon.  None of the Company, any of its Subsidiaries or any other Loan Party or Person claiming on behalf of or through the Company, any Subsidiary of the Company or any other Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations.

Section 7.13         Designation of Unrestricted Subsidiaries

The board of directors of the Company may at any time designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided, however, that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Company and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Article V (Financial Covenant) (and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) neither Mexican Borrower may be designated as an Unrestricted Subsidiary, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Indenture and (v) no Unrestricted Subsidiary that is designated as a Subsidiary may be redesignated as an Unrestricted Subsidiary at any time prior to twelve (12) months after being so designated as a Subsidiary.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company therein at the date of designation in an amount equal to the net book value of the Company’s Investment therein.  The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 7.14         Post-Closing Matters

The Company shall, and shall cause each of its Subsidiaries to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 7.14 (Post-Closing Matters) within the time periods set forth on such Schedule.

ARTICLE VIII

NEGATIVE COVENANTS

The Company and, with respect to the Mexican Borrowers and their respective Subsidiaries only, the Mexican Borrowers agree with the Lenders, the Issuers and the Agents to each of the following, as long as any Obligation (other than Cash Management Obligations, Obligations arising under Cash Management Documents and Hedging Contracts and contingent indemnification obligations as to which no claim is pending) or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1            Indebtedness

The Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the following Indebtedness:

(a)           the Secured Obligations (other than in respect of Hedging Contracts) and Guaranty Obligations in respect thereto;

(b)           (i) Indebtedness existing on the date of this Agreement and disclosed on Schedule 8.1 (Existing Indebtedness), (ii) Indebtedness under the New Subordinated Notes in an aggregate principal amount not to exceed $325,000,000 and (iii) any Permitted Refinancing thereof;

(c)           Permitted Subordinated Indebtedness; provided, however, that (i) both immediately prior to and after giving effect thereto, no Default or Event of Default shall exist or result therefrom and (ii) the Company and its Subsidiaries will be in Pro Forma Compliance with Article V (Financial Covenant) after giving effect to the incurrence or issuance of such Indebtedness;

(d)           Guaranty Obligations incurred by the Company or any of its Subsidiaries in respect of Indebtedness of the Company or any Subsidiary that is otherwise permitted by this Section 8.1 (other than clause (a) above); provided, however, that (i) none of the Company and its Subsidiaries shall be permitted to Guarantee any Indebtedness arising under any Indenture (or any Permitted Refinancing thereof) unless such Subsidiary shall have also Guaranteed the Obligations substantially on the terms set forth in the Guaranty and (ii) if the Indebtedness being Guaranteed is subordinated to the Obligations, then the Guaranty Obligations with respect to such Indebtedness shall be subordinated to the Guaranty Obligations with respect to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness;

(e)           Indebtedness of (i) any Domestic Loan Party owing to any other Domestic Loan Party, (ii) any Domestic Subsidiary that is not a Loan Party owing to (A) any other Domestic Subsidiary that is not a Loan Party or (B) the Company or a Loan Party in respect of an Investment permitted under Section 8.3(c) (Investments), (iii) any Domestic Loan Party owing to any Foreign Subsidiary, (iv) any Foreign Subsidiary owing to any other Foreign Subsidiary and (v) any Foreign Subsidiary or any Subsidiary that is not a Loan Party owing to any Domestic Loan Party in respect of an Investment permitted under Section 8.3(c) (Investments); provided, however, that all such Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party (or to any Mexican Borrower) must be expressly subordinated to the Obligations;

(f)            (i) Capital Lease Obligations and purchase money Indebtedness (including Indebtedness in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, repair or improvement of fixed or capital assets and incurred concurrently with or within 270 days of the purchase, repair or improvement of the property subject to the Liens permitted under Section 8.2(i) (Liens, Etc.) (including permitted sale-leaseback transactions) and (ii) any Permitted Refinancing thereof;

(g)           (i) Indebtedness denominated in Pesos of Foreign Subsidiaries domiciled in Mexico, in an aggregate principal amount at any time outstanding for all such Indebtedness not to exceed $30,000,000, to the extent that the Net Cash Proceeds of any such Indebtedness are applied to prepay the Loans to the extent required pursuant to Section 2.9 (Mandatory Prepayments) and (ii) any Permitted Refinancing thereof;

(h)           Indebtedness in respect of Interest Rate Contracts and other Hedging Contracts permitted under Section 8.15 (No Speculative Transactions);

(i)            (i) Indebtedness of the Company and its Subsidiaries (A) assumed in connection with any Permitted Acquisition; provided, however, that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or (B) owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, in each case, so long as (1) both immediately prior to and after giving effect thereto, no Default or Event of Default shall exist or result therefrom and (2) the Company and its Subsidiaries will be in Pro Forma Compliance with Article V (Financial Covenant) after giving effect to such Permitted Acquisition and the incurrence or issuance of such Indebtedness and (ii) any Permitted Refinancing thereof;

(j)            Indebtedness representing deferred compensation to employees of the Company and its Subsidiaries incurred in the ordinary course of business;

(k)           Indebtedness consisting of promissory notes issued by the Company or any of its Subsidiaries to current or former officers, directors, employees or consultants, their respective estates, spouses or former spouses to finance the purchase or redemption of Stock or Stock Equivalents of Holdings or the Company, or to finance a Restricted Payment with respect to SARs, in each case, to the extent permitted by Section 8.5 (Restricted Payments);

(l)            Indebtedness incurred by the Company or its Subsidiaries in a Permitted Acquisition or Asset Sale in respect of agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;

(m)          Indebtedness consisting of obligations of the Company or its Subsidiaries under deferred employee compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions;

(n)           Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, in connection with Deposit Accounts;

(o)           Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)           Indebtedness incurred by the Company or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or similar obligations regarding workers’ compensation claims; provided, however, that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations shall be reimbursed within 30 days following such drawing or incurrence;

(q)           obligations in respect of performance and surety bonds and performance and completion guarantees provided by the Company or any of its Subsidiaries, or obligations in respect of letters of credit related thereto, in each case, in the ordinary course of business or consistent with past practice;

(r)            in the case of any Foreign Subsidiary, Indebtedness in an aggregate principal amount not to exceed $40,000,000 at any time outstanding (i) to the extent such Indebtedness is utilized within 90 days of the incurrence thereof to finance a Permitted Acquisition, and (ii) incurred in connection with any substantially contemporaneous Permitted Refinancing of such Indebtedness;

(s)           Indebtedness not otherwise permitted under this Section 8.1; provided, however, that, (i) both immediately prior to and after giving effect thereto, no Default or Event of Default shall exist or result therefrom, (ii) the Company and its Subsidiaries will be in Pro Forma Compliance with Article V (Financial Covenant) after giving effect to the incurrence or issuance of such Indebtedness and (iii) as of the date any such Indebtedness is Incurred, after giving Pro Forma Effect to such Indebtedness, (A) the Company’s Annualized EBITDA Ratio for the four full Fiscal Quarters immediately preceding such date shall be greater than or equal to 2.0 to 1.0 and (B) the Company’s Senior Leverage Ratio as of such date shall be less than or equal to 3.25 to 1.0; and

(t)            all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (s) above.

Section 8.2            Liens, Etc.

The Company shall not, nor shall it permit any of its Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(a)           Liens created pursuant to the Loan Documents;

(b)           Liens existing on the date of this Agreement and disclosed on Schedule 8.2 (Existing Liens) or, to the extent not listed in such schedule, where the property or assets subject to such Liens have a Fair Market Value that does not exceed $5,000,000 in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided, however, that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 8.1 (Indebtedness) and (B) proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured by such Liens is permitted by Section 8.1 (Indebtedness);

(c)           Liens for taxes, assessments or governmental charges which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any of its Subsidiaries;

(f)            deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(g) (Events of Default);

(i)            Liens securing Indebtedness permitted under Section 8.1(f) (Indebtedness); provided, however, that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided, further, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business, which do not (i) interfere in any material respect with the business of the Company or any of its material Subsidiaries or (ii) secure any Indebtedness;

(k)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m)          Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 8.3(c) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in an Asset Sale permitted under Section 8.4 (Sale of Assets), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)           Liens on property of any Foreign Subsidiary that does not constitute Collateral, which Liens secure Indebtedness of such Foreign Subsidiary permitted under Section 8.1 (Indebtedness);

(o)           Liens in favor of the Company or another Loan Party securing Indebtedness permitted under Section 8.1(e) (Indebtedness);

(p)           Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 8.1(f), (i) or (m) (Indebtedness);

(q)           Liens arising from precautionary UCC financing statement filings regarding leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(r)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(s)           Liens deemed to exist in connection with Investments in repurchase agreements under Section 8.3 (Investments);

(t)            Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers or the Company or any Subsidiary in the ordinary course of business;

(v)           Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w)          Permitted Exceptions (as defined in the Mortgages);

(x)            other Liens securing Indebtedness at any time outstanding in an aggregate principal amount not to exceed $25,000,000;

(y)           in the case of leased Real Property, (i) liens on the fee interest in the land held by the landlord under the applicable lease, (ii) rights of the landlord under the applicable lease, (iii) all superior, underlying and ground leases and all renewals, amendments, modifications, replacements, substitutions and extensions thereof; and

(z)            licenses, sublicenses or similar rights to use any patent, trademark, copyright or other intellectual property right granted to others by the Company or any of its Subsidiaries in the ordinary course of business, which do not interfere in any material respect with the business of the Company or such Subsidiary.

Section 8.3            Investments

The Company shall not, nor shall it permit any of its Subsidiaries to, make or maintain, directly or indirectly, any Investment, except for the following:

(a)           Investments existing on the date of this Agreement and disclosed on Schedule 8.3 (Existing Investments);

(b)           advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business consistent with past practice;

(c)           Investments by (i) any Loan Party in any other Loan Party, (ii) any Subsidiary that is not a Loan Party in the Company or any other Subsidiary or (iii) any Loan Party in a Subsidiary that is not a Loan Party; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all Investments permitted pursuant to this clause (iii) shall not exceed $100,000,000 at any time;

(d)           any Investment in Cash Equivalents; provided, however, that, in the case of all of the foregoing obligations, they mature within 12 months of the date of purchase (unless required to mature earlier pursuant to the definition of “Cash Equivalents”);

(e)           so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, Investments by the Company or any Subsidiary of the Company in another Person, if (i) as a result of such Investment, (A) such other Person becomes a Loan Party or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or another Loan Party and (ii) such other Person is engaged substantially only in the lines of business permitted under Section 8.8 (Change in Nature of Business);

(f)            loans or advances to employees of the Company or any Subsidiary in the ordinary course of business consistent with past practices, not to exceed $2,000,000 in aggregate amount at any time outstanding;

(g)           refundable construction advances made with respect to the construction of motion picture exhibition theatres in the ordinary course of business consistent with past practice;

(h)           so long as immediately before or after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, Investments consisting of contributions of International Assets to Permitted Joint Ventures; provided, however, that the aggregate net book value of all International Assets contributed by the Company and its Subsidiaries to any Permitted Joint Venture shall not exceed $150,000,000 either individually or in the aggregate;

(i)            Investments by the Company or any Subsidiary in connection with a Permitted Acquisition;

(j)            Investments made using Stock of the Company; provided, however, that (i) immediately before and immediately after giving Pro Forma Effect to any such Investment, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such Investment, the Company and its Subsidiaries shall be in Pro Forma Compliance with the covenant set forth in Article V (Financial Covenant), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.1 (Financial Statements) as though such Investment had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Company demonstrating such compliance calculation in reasonable detail; and

(k)           Investments not otherwise permitted under this Section 8.3; provided, however, that the aggregate amount of all such Investments, together with the aggregate amount of all Restricted Payments made under Section 8.5(h) (Restricted Payments) shall not at any time exceed the sum of (x) $150,000,000 plus (y) the Available Amount plus (z) an amount equal to the lesser of the return of cash with respect to any such Investment and the initial amount of such Investment, in either case, less the cost of disposition of such Investment; provided, further, that in the event the Company or any of its Subsidiaries makes an Investment in any Person under this clause (k), and after the date of making such Investment, such Person becomes a Guarantor, such Investment will be reclassified as having been incurred under clause (c) of this Section and the amount invested in such Investment will become available for incurrence under this clause (k) at such time.

Section 8.4            Sale of Assets

The Company shall not, nor shall it permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose (“Dispose” or “Disposition”) of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person (including any Unrestricted Subsidiary), or permit or suffer any other Person to acquire any interest in any of their respective assets or issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:

(a)           any Asset Sale to any Loan Party;

(b)           sale or disposition of Stock or Stock Equivalents of any Unrestricted Subsidiary;

(c)           transfers of assets that constitute Investments in Unrestricted Subsidiaries permitted by Section 8.3(k) (Investments) hereof;

(d)           any Asset Sale where the Dollar Equivalent of the Fair Market Value of the assets subject to such Asset Sale is less than $5,000,000 individually or $35,000,000 in the aggregate;

(e)           (i)  Dispositions of inventory in the ordinary course of business and (ii) Dispositions of property or assets (other than operating theatres) that have become obsolete, damaged, worn or surplus in the ordinary course of business;

(f)            like kind exchanges of theatres for other theatres or property, in each case, for Fair Market Value;

(g)           as long as no Default or Event of Default is continuing or would result therefrom, any Asset Sale for not less than Fair Market Value of assets set forth on Schedule 8.4(g) (Asset Sales); provided, however, that an amount equal to all Net Cash Proceeds of such Asset Sale in excess of $250,000,000 are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9 (Mandatory Prepayments);

(h)           as long as no Default or Event of Default is continuing or would result therefrom, any sale or disposition of any Multiplex theatre for not less than Fair Market Value; provided, however, that an amount equal to all Net Cash Proceeds of such sale or disposition are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9 (Mandatory Prepayments);

(i)            as long as (i) no Default or Event of Default is continuing or would result therefrom and (ii) at least 75% of the aggregate consideration received by the Company or any Subsidiary from such Asset Sale is in cash or Cash Equivalents, any other Asset Sale for not less than Fair Market Value; provided, however, that (A) the Dollar Equivalent of the aggregate consideration received during any Fiscal Year for all such Asset Sales shall not exceed $90,000,000 and (B) an amount equal to all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9 (Mandatory Prepayments);

(j)            any non-exclusive license of patents, trademarks, copyrights or other intellectual property owned by the Company or any of its Subsidiaries, which license is granted in the ordinary course of business and which does not interfere in any material respect with the business of the Company or such Subsidiary; and

(k)           any Asset Sale if the assets Disposed of in such Asset Sale are contemporaneously leased back to the Company or the applicable Subsidiary on fair market terms (whether pursuant to an operating lease or a lease giving rise to a Capital Lease Obligation).

Section 8.5            Restricted Payments

The Company shall not, nor shall permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except for the following:

(a)           (i) Restricted Payments by any Subsidiary of the Company to any Loan Party and (ii) Restricted Payments by a non-Wholly-Owned Subsidiary of the Company to its shareholders generally so long as the Company or any Subsidiary which owns the equity interest or interests in the non-Wholly-Owned Subsidiary paying such dividends receives at least its proportionate share thereof (based on its relative holdings of equity interests in the non-Wholly-Owned Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary);

(b)           dividends and distributions declared and paid on the common Stock of the Company and payable only in common Stock of the Company;

(c)           cash dividends on the Stock of the Company to Holdings paid and declared in any Fiscal Year solely for the purpose of funding the following:

(i)            ordinary operating expenses of Holdings not in excess of $4,000,000 in the aggregate in any Fiscal Year;

(ii)           reasonable and customary indemnification claims made by directors or officers of Holdings attributable to the ownership or operations of the Company and its Subsidiaries;

(iii)          payments by Holdings in respect of foreign, federal, state or local taxes owing by Holdings in respect of the Company and its Subsidiaries, but not greater than the amount that would be payable by the Company and its Subsidiaries, on a consolidated, combined or unitary basis;

(iv)          the Restricted Payments permitted to be made by Holdings under clause (g) below;

(v)           fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement; and

(vi)          management fees permitted to be paid under Section 8.8(d) (Transactions with Affiliates);

(d)           Restricted Payments by the Company to pay (or make Restricted Payments to allow the Holdings to pay) for the repurchase, retirement or other acquisition or retirement for value of common Stock of the Company or Holdings held by any future, present or former employee, director or consultant of the Company, Holdings or any of their Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or may make Restricted Payments in respect of SARs; provided, however, that the aggregate amount of Restricted Payments made under this clause (d) does not exceed in any calendar year $10,000,000 (with unused amounts in any calendar year being permitted to be carried over to the two succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed (i) the Net Cash Proceeds from the sale of Stock (other than Disqualified Stock) to members of management, directors or consultants of Holdings or its Subsidiaries that occurs after the Closing Date plus (ii) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Holdings or any of its Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Stock of the Company or Holdings pursuant to a deferred compensation plan plus (iii) the cash proceeds of key man life insurance policies received by Holdings, the Company or its Subsidiaries after the Closing Date (provided, that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (i), (ii) and (iii) above in any calendar year) less (iv) the amount of any Restricted Payments previously made pursuant to clauses (i), (ii) and (iii) above;

(e)           Restricted Payments of up to (i) in the event the Net Senior Secured Leverage Ratio is equal to or less than 1.5 to 1.0, but greater than 1.0 to 1.0, 25%, (ii) in the event the Net Senior Secured Leverage Ratio is equal to or less than 1.0 to 1.0, but greater than 0.75 to 1.0, 50% and (iii) in the event the Net Senior Secured Leverage Ratio is equal to or less than 0.75 to 1.0, 75% of the aggregate amount of Net Cash Proceeds received during the Fiscal Year immediately preceding such Restricted Payment, from all Asset Sales consummated during such Fiscal Year under Section 8.4(g) (Sale of Assets) to the extent such Net Cash Proceeds are not required to prepay the Loans under Section 2.9(a)(i)(A) (Mandatory Prepayments);

(f)            (i) the repurchase of Stock or Subordinated Debt, if such repurchase is completed through the issuance of Stock or new Permitted Subordinated Indebtedness, (ii) regularly scheduled or otherwise required repayments or redemptions of Subordinated Debt and (iii) renewals, extensions, refinancings and refundings of Subordinated Debt, as long as such renewal, extension, refinancing or refunding is permitted under Section 8.1 (Indebtedness);

(g)           the repurchase of company granted stock awards or options necessary to satisfy obligations attributable to tax withholding; and

(h)           Restricted Payments not otherwise permitted under this Section 8.5; provided, however, that the aggregate amount of all such Restricted Payments, together with the aggregate amount of all Investments made under Section 8.3(k), shall not exceed (i) $150,000,000 plus (ii) the Available Amount;

provided, however, that the Restricted Payments described in clauses (c) through (h) above shall not be permitted if either (A) an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (B) such Restricted Payment is prohibited under the terms of any Indebtedness (other than the Obligations) of the Company or any of its Subsidiaries.

Section 8.6            Restriction on Fundamental Changes

The Company shall not, nor shall permit any of its Subsidiaries to, (i) merge with any Person, (ii) consolidate with any Person or (iii) liquidate, wind up or dissolve itself, except that:

(a)           any Subsidiary may merge with (i) any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction); provided, however, that such Borrower shall be the continuing or surviving Person (and, in the case of any such transaction involving a Domestic Loan Party, the continuing or surviving Person shall be organized under the laws of any state of the United States of America or the District of Columbia) or (ii) any one or more other Subsidiaries; provided, however, that when any Subsidiary that is a Loan Party is merging with another Subsidiary, (A) a Loan Party shall be the continuing or surviving Person or (B) to the extent constituting an Investment, such Investment must be an Investment permitted under Section 8.3(c) (Investments) or Indebtedness permitted under Section 8.1(e) (Indebtedness);

(b)           (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than a Borrower) may liquidate, wind up, dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and if not materially disadvantageous to the Lenders;

(c)           so long as no Default or Event of Default exists or would result therefrom, any Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 8.3 (Investments); provided, however, that (i) the continuing or surviving Person shall be a Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of Section 7.11 (Additional Collateral and Guaranties) and (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 8.3 (Investments);

(d)           the Company and its Subsidiaries may consummate the Merger; and

(e)           so long as no Default or Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, the purpose of which is to effect an Asset Sale permitted pursuant to Section 8.4 (Sale of Assets), may be effected.

Section 8.7            Change in Nature of Business

The Company shall not, nor shall it permit any of its Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the date hereof, whether in connection with a Permitted Acquisition or otherwise.

Section 8.8            Transactions with Affiliates

The Company shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than:

(a)           transactions among (i) the Loan Parties or (ii) Grupo Cinemex and its Subsidiaries;

(b)           on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)           the payment of fees and expenses in connection with the consummation of the Transactions;

(d)           so long as no Event of Default shall have occurred and be continuing under Section 9.1(f) hereof, any payments of management, consulting monitoring and advisory fees to the Permitted Holders (plus any unpaid management and monitoring fees within such amount accrued in any prior year) and related indemnities and reasonable out-of-pocket expenses attributable to the ownership or operations of the Company and its Subsidiaries, and in each case pursuant to the Sponsor Management Agreement as in effect on the Closing Date;

(e)           equity issuances, repurchases, retirement or other acquisition of Stock by the Company permitted under Section 8.5 (Restricted Payments) hereof;

(f)            loans and other transactions by the Company and its Subsidiaries to the extent permitted under this Article VIII (Negative Covenants);

(g)           employment and severance arrangements between Holdings, the Company and its Subsidiaries and their respective officers and employees in the ordinary course of business;

(h)           payments by Holdings, the Company and its Subsidiaries pursuant to the tax sharing agreements among Holdings, the Company and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries;

(i)            the payment of customary fees and reasonable out-of-pocket cost to, and indemnities provided on behalf of, directors, officers, employees and consultants of Holdings, the Company and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and its Subsidiaries, as determined in good faith by the board of directors of the Company or senior management thereof;

(j)            transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 8.8 hereto or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(k)           dividends, redemptions and repurchases permitted under Section 8.5  (Restricted Payments) hereof; and

(l)            payments by the Company and any Subsidiaries to the Permitted Holders made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (i) pursuant to the Sponsor Management Agreement as in effect on the Closing Date and (ii) approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Company, in each case in good faith.

Section 8.9            Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge

The Company shall not, nor shall it permit any of its Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Company or any Subsidiary of the Company or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Company or any Subsidiary of the Company to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations; provided, however, that the foregoing shall not apply to Contractual Obligations which (i) (A) exist on the date hereof and (to the extent not otherwise permitted by this Section 8.9) are listed on Schedule 8.9 and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Company, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary of the Company, (iii) represent Indebtedness of a Subsidiary of the Company which is not a Loan Party which is permitted by Section 8.1 (Indebtedness), (iv) arise in connection with any Asset Sale permitted by Section 8.4 (Sale of Assets), (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 8.3 (Investments) and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 8.1 (Indebtedness), but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness arising under any Indenture or Subordinated Debt), (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 8.1(f) (Indebtedness) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

Section 8.10         Modification of Related Documents

The Company shall not, nor shall it permit any of its Subsidiaries to alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any Related Document, except for modifications that are not materially adverse to the interests of the Secured Parties under the Loan Documents or in the Collateral.

Section 8.11         Modification of Debt Agreements

The Company shall not, nor shall it permit any of its Subsidiaries to, change or amend the terms of any of the Subordinated Note Indentures, or any other subordinated notes or other subordinated debt securities (or any indenture or agreement or other material document entered into in connection therewith) if the effect of such amendment is to (a) increase the interest rate on such Indebtedness, (b) change the dates upon which payments of principal or interest are due on such Indebtedness other than to extend such dates, (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Indebtedness, (d) change the subordination provisions of such Indebtedness, (e) change the redemption or prepayment provisions of such Indebtedness other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (f) change or amend any other term in a manner materially adverse to the interests of the Secured Parties under the Loan Documents or in the Collateral.

Section 8.12         Modification of Constituent Documents

The Company shall not, nor permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents in a manner materially adverse to the Secured Parties.

Section 8.13         Accounting Changes; Fiscal Year

The Company shall not, and shall not permit any Subsidiary of the Company to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) Fiscal Year.

Section 8.14         Margin Regulations

The Company shall not, nor shall it permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.15         No Speculative Transactions

The Company shall not, nor shall it permit any of its Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts, except for the sole purpose of hedging in the ordinary course of business and consistent with industry practices.

Section 8.16         Designation of Senior Debt

The Company shall not, nor permit any of its Subsidiaries to, designate any Indebtedness, other than the Obligations and the Senior Notes, as “Senior Indebtedness,” “Senior Secured Financing” or “Designated Senior Indebtedness” (or any comparable term) under and as defined in the Subordinated Note Indentures and any documentation with respect to any other subordinated Indebtedness of the Company and each of its Subsidiaries.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1            Events of Default

Each of the following events shall be an “Event of Default”:

(a)           any Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b)           any Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of five Business Days after the due date therefor; or

(c)           any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d)           any Loan Party shall fail to perform or observe:

(i)            any term, covenant or agreement contained in Article V (Financial Covenant), as such Article may be waived, amended or otherwise modified from time to time by the Requisite Revolving Credit Lenders pursuant to Section 11.1 (Amendments, Waivers, Etc.);

(ii)           any term, covenant or agreement contained in Section 6.1 (Financial Statements), 6.2(a) (Default Notices), 7.1 (Preservation of Corporate Existence, Etc.) (solely with respect to the Loan Parties), 7.6 (Access), 7.9 (Application of Proceeds), or 7.11 (Additional Collateral and Guaranties) or Article VIII (Negative Covenants); or

(iii)          any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (iii) shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(e)           (i) the Company or any other Loan Party or any Significant Subsidiary of the Company (other than the Mexican Borrowers and their respective Subsidiaries if no Peso Outstandings or Peso Commitments remain outstanding and all outstanding Indebtedness of the Mexican Borrowers and their respective Subsidiaries is Non-Recourse Indebtedness) shall fail to make any payment on any Indebtedness of the Company or any such Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $25,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or

(iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f)            (i) the Company or any other Loan Party with assets greater than $1,000,000 or any Significant Subsidiary of the Company (other than the Mexican Borrowers and their respective Subsidiaries if no Peso Outstandings or Peso Commitments remain outstanding and all outstanding Indebtedness of the Mexican Borrowers and their respective Subsidiaries is Non-Recourse Indebtedness) shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Company or any other Loan Party with assets greater than $1,000,000 or any Significant Subsidiary of the Company (other than the Mexican Borrowers and their respective Subsidiaries if no Peso Outstandings or Peso Commitments remain outstanding and all outstanding Indebtedness of the Mexican Borrowers and their respective Subsidiaries is Non-Recourse Indebtedness) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Company or any such Loan Party or any such Significant Subsidiary (but not instituted by the Company or such Loan Party or such Subsidiary) either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) the Company or any other Loan Party with assets greater than $1,000,000 or any Significant Subsidiary of the Company (other than the Mexican Borrowers and their respective Subsidiaries if no Peso Outstandings or Peso Commitments remain outstanding and all outstanding Indebtedness of the Mexican Borrowers and their respective Subsidiaries is Non-Recourse Indebtedness) shall take any corporate (or equivalent) action to authorize any action set forth in clauses (i) or (ii) above; or

(g)           one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount whose Dollar Equivalent exceeds $25,000,000, to the extent not covered by insurance, shall be rendered against the Company or any other Loan Party or any Significant Subsidiary of the Company (other than the Mexican Borrowers and their respective Subsidiaries if no Peso Outstandings or Peso Commitments remain outstanding and all outstanding Indebtedness of the Mexican Borrowers and their respective Subsidiaries is Non-Recourse Indebtedness) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)           an ERISA Event shall occur and the Dollar Equivalent of the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $25,000,000 in the aggregate; or

(i)            any material provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall state in writing that any provision of any Loan Document after delivery thereof is for any reason not valid and binding on, or enforceable against, any Loan Party party thereto; or

(j)            any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral in excess of $5,000,000 in the aggregate purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, or any Loan Party shall so state in writing; or

(k)           there shall occur any Change of Control; or

(l)            any of the Obligations shall cease to be “Senior Indebtedness,” “Senior Secured Financing” or “Designated Senior Indebtedness” (or any comparable term) under and as defined in the Subordinated Note Indentures and any documentation with respect to any other subordinated Indebtedness of the Company or any of its Subsidiaries.

Section 9.2            Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Company declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) may and, at the request of the Requisite Lenders, shall, by notice to the Company, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default), (x) the Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.  In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3            Actions in Respect of Letters of Credit

At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 105% of the Letter of Credit Obligations and (iii) as may be required by Section 2.9(d) (Mandatory Prepayments), the Company shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8 (Notices, Etc.), for deposit in a Cash Collateral Account, (x) in the case of clauses (i) and (ii) above, the amount required to that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (iii) above, the amount required by Section 2.9(d) (Mandatory Prepayments).  The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.9(d) (Mandatory Prepayments) and Section 2.13(g) (Payments and Computations), as shall have become or shall become due and payable by the Company to the Issuers or Lenders in respect of the Letter of Credit Obligations.

The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Section 9.4                                   Rescission

If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Company, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrowers and do not give the Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE X

THE AGENTS

Section 10.1                            Authorization and Action

(a)                                  Each Lender and each Issuer hereby appoints Citicorp as the Administrative Agent, and Banamex as the Mexican Facility Agent, hereunder and each Lender and each Issuer authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent under such agreements and to exercise such powers as are reasonably incidental thereto.  Without limiting the foregoing, each Lender and each Issuer hereby (i) authorizes each Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which such Agent is a party, to exercise all rights, powers and remedies that such Agent may have under such Loan Documents and (ii) authorizes the Administrative Agent act as agent for the Lenders, Issuers and the other Secured Parties under the Collateral Documents.

(b)                                 As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that no Agent shall be required to take any action that (i) such Agent in good faith believes exposes it to personal liability unless such Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law.  Each Agent agrees to give to each Lender and each Issuer, if applicable, prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c)                                  In performing its functions and duties hereunder and under the other Loan Documents, each Agent is acting solely on behalf of the Lenders and the Issuers except to the limited extent provided in Section 2.7(b), and its duties are entirely administrative in nature.  No Agent assumes and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation.  Each Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d)                                 None of the Arrangers, the Syndication Agent and the Co-Documentation Agents shall have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

Section 10.2                            Agent’s Reliance, Etc.

None of the Administrative Agent, the Mexican Facility Agent or any of their respective Affiliates, directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct.  Without limiting the foregoing, any Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e) (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 2.7 (Evidence of Debt), (c) may consult with legal counsel (including counsel to the Borrowers or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of the Company or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.3                            Posting of Approved Electronic Communications

(a)                                  Each of the Lenders, the Issuers and the Borrowers agree, and the Borrowers shall cause each Guarantor to agree, that any Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by such Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)                                 Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by each Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers and the Borrowers acknowledges and agrees, and the Borrowers shall cause each Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers and the Borrowers hereby approves, and the Borrowers shall cause each Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrowers shall cause each Guarantor to understand and assume, the risks of such distribution.

(c)                                  THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE AGENTS OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.

(d)                                 Each of the Lenders, the Issuers and the Borrowers agree, and the Borrowers shall cause each Guarantor to agree, that each Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with such Agent’s generally-applicable document retention procedures and policies.

Section 10.4                            The Agents Individually

With respect to its Ratable Portion, Citicorp and Banamex shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders”, “Revolving Credit Lenders”, “Term Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, each Agent in its individual capacity as a Lender, a Revolving Credit Lender, Term Lender or as one of the Requisite Lenders.  Citicorp, Banamex and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if Citicorp were not acting as the Administrative Agent and Banamex were not acting as the Mexican Facility Agent.

Section 10.5                            Lender Credit Decision

Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon any Agent or any other Lender, conduct its own independent investigation of the financial condition and affairs of the Borrowers and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit.  Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.  Except for the documents expressly required by any Loan Document to be transmitted by any Agent to the Lenders or the Issuers, no Agent shall have any duty or responsibility to provide any Lender or any Issuer with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of such Agent or any Affiliate thereof or any employee or agent of any of the foregoing.

Section 10.6                            Indemnification

Each Lender agrees to indemnify each Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers and without limiting their obligation to do so), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including reasonable fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, such Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by such Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or such Affiliate’s gross negligence or willful misconduct.  Without limiting the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable fees, expenses and disbursements of financial and legal advisors) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that such Agent is not reimbursed for such expenses by the Borrowers or another Loan Party.

Section 10.7                            Successor Agents

Any Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrowers.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, selected from among the Lenders.  In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default).  Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.  After such resignation, the retiring Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

Section 10.8                            Concerning the Collateral and the Collateral Documents

(a)                                  Each Lender and each Issuer agrees that any action taken by any Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by such Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuers and other Secured Parties.  Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Company or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs the Mexican Facility Agent and each Lender and Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Agents, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)                                 Each of the Lenders and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuers against any of the following:

(i)                                     all of the Collateral and all Loan Parties, upon termination of the Commitments and payment and satisfaction in full of all Loans, all Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuers);

(ii)                                  any assets that are subject to a Lien permitted by Section 8.2(i) (Liens, Etc.); and

(iii)                               any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

Each of the Lenders and the Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.8 promptly upon the effectiveness of any such release.

Section 10.9                            Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or Cash Management Obligation or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 11.6 (Right of Set-off) and then only to the extent such right is exercised in compliance with Section 11.7 (Sharing of Payments, Etc.).

ARTICLE XI

MISCELLANEOUS

Section 11.1                            Amendments, Waivers, Etc.

(a)                                  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter) nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and (y) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and the Company or the applicable Loan Party, as the case may be, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i)                                     waive any condition specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) or 3.2(b) or (c) (Conditions Precedent to Each Loan and Letter of Credit), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), subject to the provisions of Section 3.3 (Determinations of Initial Borrowing Conditions);

(ii)                                  increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii)                               extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.9 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment;

(iv)                              forgive, reduce, or release any Borrower from its obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(v)                                 reduce the rate of interest on any Loan or Reimbursement Obligation outstanding and owing to such Lender or any fee payable hereunder to such Lender;

(vi)                              expressly subordinate any of the Secured Obligations or any Liens securing the Secured Obligations;

(vii)                           postpone any scheduled date fixed for payment of interest or fees owing to such Lender or waive any such payment;

(viii)                        change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(ix)                                (A)                              release all or substantially all of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents), (B) release any Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any), (C) release any material Guarantor or all or substantially all of the Guarantors from its or their obligations under the Guaranty except in connection with the sale or other disposition of a Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) or (D) amend, modify or waive the proviso in Section 11.10 (Binding Effect); or

(x)                                   amend Section 10.8(b) (Concerning the Collateral and the Collateral Documents), Section 11.7 (Sharing of Payments, Etc.), this Section 11.1 or any definition of the terms “Requisite Lenders,” “Requisite Revolving Credit Lenders,” “Requisite Term Lenders” or “Ratable Portion”;

and provided, further, that (A) any modification of the application of payments to the Term Loans pursuant to Section 2.9 (Mandatory Prepayments) shall require the consent of the Requisite Term Lenders, (B) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(e) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (C) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents, (D) no amendment, waiver or consent shall, unless in writing and signed by the applicable Swing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Swing Lender under this Agreement or the other Loan Documents and (E) the Requisite Mexican Lenders (or the Administrative Agent with the prior written consent thereof), on the one hand, and the Borrowers, on the other hand, may amend, supplement or otherwise modify or waive any of the terms and provisions (and related definitions) related solely to the borrowings (but not including any conditions to such borrowings) and payment procedures with respect to the Mexican Facility; provided, further, that (w) the Administrative Agent may, at the request of the Company and without the consent of any Lender, release Grupo Cinemex and Cadena as Borrowers hereunder if no Peso Outstandings or Peso Commitments remain outstanding, (x) the Administrative Agent may, with the consent of the Company, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer, (y) the Administrative Agent and the Company may amend, modify or supplement this Agreement to the extent necessary to implement the terms of a Facility Increase in accordance with the terms hereof and (z) the Requisite Revolving Credit Lenders (or the Administrative Agent with the prior written consent thereof), on the one hand, and the Company, on the other hand, may amend, supplement or otherwise modify or waive any of the terms and provisions (and related definitions) of Article V (Financial Covenant).

(b)                                 The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.

(c)                                  If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Revolving Credit Lenders or Term Lenders, the consent of Requisite Lenders is obtained but the consent of any Revolving Credit Lender or Term Lender whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, at the Company’s request, an Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments and Revolving Credit Outstandings of such Non-Consenting Lender if such Non-Consenting Lender is a Revolving Credit Lender and all of the Term Loans of such Non-Consenting Lender if such Non-Consenting Lender is a Term Lender, in each case, for an amount equal to the principal balance of all such Revolving Loans or Term Loans, as applicable, held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Company whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Revolving Loans or Term Loans, as applicable, held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale.  Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 11.2                            Assignments and Participations

(a)                                  Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans, the Revolving Loans, the Swing Loans and the Letters of Credit); provided, however, that (i)(A) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, (B) if any such assignment shall be of the assigning Lender’s Peso Outstandings and Peso Commitments, such assignment shall cover the same percentage of such Lender’s Peso Outstandings and Peso Commitments and (C) if any such assignment shall be of the assigning Lender’s Term Loans and Term Loan Commitments, such assignment shall cover the same percentage of such Lender’s Term Loans and Term Loan Commitments, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than (x) in the case of Revolving Credit Outstandings and Revolving Credit Commitments, $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (y) in the case of Peso Outstandings and Peso Commitments, $1,000,000 or an integral multiple of $1,000,000 in excess thereof and (z) in the case of Term Loans and Term Loan Commitments, $1,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Company and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of a Lender, and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent, the Company and, with respect to assignments of Revolving Credit Outstandings and Revolving Credit Commitments, each Issuer (which consents shall not be unreasonably withheld or delayed); provided, further, that, notwithstanding any other provision of this Section 11.2, the consent of the Company shall not be required for any assignment occurring when any Event of Default under Section 9.1(a), (b) or (f) shall have occurred and be continuing.  Any such assignment need not be ratable as among the Term Loan Facility and the Revolving Credit Facility.

(b)                                 The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment.  Upon the execution, delivery, acceptance and recording in the Register of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.17 (Substitution of Lenders) and Section 11.1(c) (Amendments, Waivers, Etc.), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender were an Issuer, of such Issuer hereunder and thereunder, and (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(c)                                  The Administrative Agent shall maintain at its address referred to in Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and Issuers and the principal amount of the Loans and Reimbursement Obligations owing to each Lender from time to time and the Commitments of each Lender.  Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register.

(d)                                 Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Company.  Within five Business Days after its receipt of such notice, each Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the

Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder.  Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 (Form of Revolving Dollar Note), Exhibit B-2 (Form of Peso Loan Note) or Exhibit B-3 (Form of Term Loan Note), as applicable.

(e)                                  In addition to the other assignment rights provided in this Section 11.2, each Lender may do each of the following:

(i)                                     grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder; provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

(ii)                                  assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrowers, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without notice to or consent of the Administrative Agent or the Borrowers, (1) any holder of, or trustee or other representative for the benefit of, the holders of such Lender’s Securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (e) or clause (f) below.  Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations).  The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrowers from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (e) or postpone any scheduled date of payment of such principal or interest.  Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of 2.14(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make any payment under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to any such Special Purpose Vehicle and any such Lender in excess of the amount the Borrowers would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrowers, the Administrative Agent or the other Lenders.

(f)                                    Each Lender may sell participations to one or more Persons (except to the Persons designated by the Company in writing to the Administrative Agent on or prior to the Closing Date) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit).  The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents).  In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Each participant shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of 2.14(d) (Illegality) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrowers shall not, at any time, be obligated to make any payment under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) in excess of the amount the Borrowers would have been obligated to pay to such Lender in respect of such interest had such participation not been sold; and provided, further, that such participant in the rights and obligations of such Lender shall have no direct right to enforce any of the terms of this Agreement against the Borrowers, the Administrative Agent or the other Lenders.

(g)                                 Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Company, the Administrative Agent, such Issuer and such Lender, subject to the provisions of Section 2.7(b) (Evidence of Debt) relating to notations of transfer in the Register.  If any Issuer ceases to be a

Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

Section 11.3                            Costs and Expenses

(a)                                  The Company agrees upon demand to pay, or reimburse each Agent for, all of such Agent’s reasonable out-of-pocket audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Agents’ counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by such Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Company and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Company or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit)), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to any Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Company’s Subsidiaries, the Merger, the Related Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which any Agent is served or deposition or other proceeding in which such Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Company’s Subsidiaries, the Merger, the Related Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

(b)                                 The Company further agrees to pay or reimburse each Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by such Agent, such Lenders or such Issuers in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Company’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or Related Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above; provided, however, that the Company’s obligations under this paragraph (b) to pay or reimburse the Agents, the Lenders and the Issuers for the expenses of counsel shall be limited to one outside counsel to the Administrative Agent, one outside counsel to the Mexican Facility Agent and one outside counsel to the Lenders and the Issuers and, in each case, any reasonably appropriate local counsel in each relevant jurisdiction, and if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one additional outside counsel for such Lender or group of Lenders.

Section 11.4                            Indemnities

(a)                                  The Company agrees to indemnify and hold harmless each Agent, Arranger, Lender, Issuer (including each Person obligated on a Hedging Contract that is a Loan Document if such Person was a Lender or Issuer at the time of it entered into such Hedging Contract) and Co-Documentation Agent, the Syndication Agent and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, any Disclosure Document, any Related Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any liability under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Company or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or migrating from such property, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Company or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien on Real Property or any asset owned or leased by the Company or any of its Subsidiaries and (iv) any costs or liabilities concerning the Company or any of its Subsidiaries, including their operations and owned or leased Real Property, incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Company or any of its Subsidiaries, or the owner, lessee or operator of any property of the Company or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to the Company or any of its Subsidiaries and (y) to the extent attributable solely to acts or omissions of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer or any other Indemnitee.

(b)                                 The Company shall indemnify each Agent, Arranger, Lender, Issuer, Co-Documentation Agent and Syndication Agent for, and hold such Agent, Arranger, Lender, Issuer, Co-Documentation Agent and Syndication Agent harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Agents, the Arrangers, the Lenders, the Issuers, the Co-Documentation Agents and the Syndication Agent for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c)                                  The Company, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Company, in any event, may participate in the defense thereof with legal counsel of the Company’s choice.  In the event that such Indemnitee requests the Company to defend against such investigation, litigation or proceeding or requested Remedial Action, the Company shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense.  No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Company’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d)                                 The Borrowers agree that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 11.5                            Limitation of Liability

(a)                                  Each Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Related Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct.  In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  Each Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b)                                 IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FORM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 11.6                            Right of Set-off

Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of any Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured.  Each Lender agrees promptly to notify such Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  Each Lender agrees that it shall not, without the express consent of the Requisite Lenders (and that, it shall, to the extent lawfully entitled to do so, upon the request of the Requisite Lenders) exercise its set-off rights under this Section 11.6 against any deposit accounts of the Loan Parties and their Subsidiaries maintained with such Lender or any Affiliate thereof.  The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 11.7                            Sharing of Payments, Etc.

(a)                                  If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off)) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 (Costs and Expenses) or 11.4 (Indemnities) (other than payments pursuant to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes) or otherwise receives any Collateral or any “Proceeds” (as defined in the Pledge and Security Agreement) of Collateral (other than payments pursuant to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off  (including pursuant to Section 11.6 (Right of Set-off)) or otherwise) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b)                                 If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c)                                  The Borrowers agree that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 11.8                            Notices, Etc.

(a)                                  Addresses for Notices.  All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)                                     if to the Company:

AMC ENTERTAINMENT INC.
920 Main Street
Kansas City, MO 64105
Attention: General Counsel
Telecopy no: (816) 480-4700
E-Mail Address: kconnor@amctheatres.com

(ii)                                  if to any Mexican Borrower:

GRUPO CINEMEX, S.A. DE C.V.

Blvd. Manuel Avila Camacho No. 40 Piso 16

Lomas de Chapultepec

C.P. 11000, México, D.F.

Attention:  Miguel Angel Dávila Guzmán

Telecopy no:  52 (55) 52 01 58 89

E-mail Address:  migueld@cinemex.net

with a copy to:

AMC ENTERTAINMENT INC.
920 Main Street
Kansas City, MO 64105
Attention:  General Counsel
Telecopy no:  (816) 480-4700
E-Mail Address: kconnor@amctheatres.com

(iii)                               if to any Lender, at its Applicable Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(iv)                              if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices); and

(v)                                 if to the Administrative Agent or the Dollar Swing Lender:

CITICORP NORTH AMERICA, INC.
390 Greenwich Street
New York, New York 10013
Attention:  Rob Ziemer
Telecopy no:  (646) 291-1655
E-Mail Address:  rob.ziemer@citigroup.com

with a copy to:

CITICORP NORTH AMERICA, INC.

Global Loans Support Services

2 Penns Way, Suite 110

New Castle, Delaware 19720

Attention:  Kwasi Bame

Telecopy no:  (212) 994-0975

E-Mail Address:  kwasi.bame@citigroup.com

and with a further copy to:

WEIL, GOTSHAL & MANGES, LLP
767 Fifth Avenue
New York, New York 10153-0119
Attention:  Daniel S. Dokos
Telecopy no:  (212) 310-8007
E-Mail Address:  daniel.dokos@weil.com

(vi)                              if to the Mexican Facility Agent or the Peso Swing Lender:

BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE

DEL GRUPO FINANCIERO BANAMEX
Act. Roberto Medellín No. 800 4° Piso Sur.
Col. Santa Fe.
C.P. 01210
Mexico, D.F. Mexico

Attention:    Antonio Munoz Gómez
Mónica Flores Solano
Francisco Medina Patino

Telecopy no:  (52-55) 22-62-29-27 and (52-55) 22-62-29-12

E-Mail Address:     antoniomunoz@banamex.com
monflore@banamex.com
fmedinapati@banamex.com

with a copy to:

CITICORP NORTH AMERICA, INC.
390 Greenwich Street
New York, New York 10013
Attention:  Rob Ziemer
Telecopy no:  (646) 291-1655
E-Mail Address:  rob.ziemer@citigroup.com

or at such other address as shall be notified in writing (x) in the case of any Borrower, each Agent and Swing Lender, to the other parties and (y) in the case of all other parties, to the Company and the Administrative Agent.

(b)                                 Effectiveness of Notices.  All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform (to the extent permitted by Section 10.3 to be delivered thereunder), an Internet website or a similar telecommunication device requiring a user prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.3 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to any Agent pursuant to Article II (The Facilities) or Article X (The Agents) shall not be effective until received by such Agent.

(c)                                  Use of Electronic Platform.  Notwithstanding clause (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrowers.  Nothing in this clause (c) shall prejudice the right of any Agent or Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrowers effect delivery in such manner.

Section 11.9                            No Waiver; Remedies

No failure on the part of any Lender, Issuer or Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.10                     Binding Effect

This Agreement shall become effective when it shall have been executed by the Borrowers and the Agents and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure solely to the benefit of the Borrowers, the Agents and each Lender and Issuer and, in each case, their respective successors and assigns; provided, however, that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.11                     Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.12                     Submission to Jurisdiction; Service of Process

(a)                                  Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)                                 The Company hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to such Borrower at its address specified in Section 11.8 (Notices, Etc.).  Each Mexican Borrower hereby irrevocably designates, appoints and empowers Corporation Services Company (telephone no: (212) 299-5600) (telecopy no: (212) 299-5656) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document.  Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Mexican Borrower in care of the Process Agent at the Process Agent’s above address, and each Mexican Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each Mexican Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or such Mexican Borrower at its address specified in Section 11.8 (Notices, Etc.).  Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                  Nothing contained in this Section 11.12 shall affect the right of any Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against such Borrower or any other Loan Party in any other jurisdiction.

(d)                                 If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 11.13                     Waiver of Jury Trial

EACH OF THE AGENTS, THE LENDERS, THE ISSUERS AND THE BORROWERS IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 11.14                     Marshaling; Payments Set Aside

None of the Agents, Lenders or Issuers shall be under any obligation to marshal any assets in favor of any Borrower or any other party or against or in payment of any or all of the Obligations.  To the extent that any Borrower makes a payment or payments to the Agents, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.15                     Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.  Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error.  If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 11.16                     Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.  Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all parties shall be lodged with the Company and the Administrative Agent.

Section 11.17                     Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

Section 11.18                     Confidentiality

Each Lender and each Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or Agent’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or Agent, as the case may be, on a non-confidential basis from a source other than any Borrower or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicle grantees of any option described in Section 11.2(f) (Assignments and Participations), contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 11.18.  Notwithstanding any other provision in this Agreement, the Agents hereby agree that the Borrowers (and each of their respective officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facility and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.

Section 11.19                     Patriot Act Notice.

Each Lender subject to the Patriot Act hereby notifies the Borrowers that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, including the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

Section 11.20                     Designated Senior Debt

All Obligations shall be “Senior Indebtedness”, “Senior Secured Financing” and “Designated Senior Debt” (or any comparable term) for purposes of the Subordinated Note Indentures and any other subordinated Indebtedness of the Company and its Subsidiaries.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMC ENTERTAINMENT INC.,
as Borrower

By:	/s/ Craig R. Ramsey
Name: Craig R. Ramsey
Title: Executive Vice President & Chief Financial Officer

GRUPO CINEMEX, S.A. DE C.V.,
as Borrower

By:	/s/ Miguel Ángel Dávila Guzmán
Name: Miguel Ángel Dávila Guzmán
Title: President & Chief Executive Officer

CADENA MEXICANA DE EXHIBICIÓN, S.A. DE C.V.,
as Borrower

By:	/s/ Miguel Ángel Dávila Guzmán
Name: Miguel Ángel Dávila Guzmán
Title: President & Chief Executive Officer

[SIGNATURE PAGE TO AMC ENTERTAINMENT INC. CREDIT AGREEMENT]

CITICORP NORTH AMERICA, INC.,
as Administrative Agent, Dollar Swing Lender and Lender

By:	/s/ Rob Ziemer
Name: Rob Ziemer
Title: Vice President

BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX,
as Mexican Facility Agent, Peso Swing Lender and Mexican Lender

By:	/s/ Roberto Luis Castillo
Name: Roberto Luis Castillo
Title: Director

By:	/s/ Antonio Muñoz Gómez
Name: Ing. Antonio Muñoz Gómez
Title: Director

J.P. MORGAN SECURITIES INC.,
as Syndication Agent

By:	/s/ Robert Dorr
Name: Robert Dorr
Title: Vice President

CHASE LINCOLN FIRST COMMERCIAL CORPORATION,
as Lender

By:	/s/ Marian N. Schulman
Name: Marian N. Schulman
Title: Vice President

CREDIT SUISSE SECURITIES (USA) LLC,
as Co-Documentation Agent

By:	/s/ Lauri Sivaflian
Name: Lauri Sivaflian
Title: Managing Director

By:	/s/ Dana F. Klein
Name: Dana F. Klein
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Lender

By:	/s/ Paul L. Colón
Name: Paul L. Colón
Title: Director

By:	/s/ Shaheen Malik
Name: Shaheen Malik
Title: Associate

BANK OF AMERICA, N.A.,
as Co-Documentation Agent and Lender

By:	/s/ David H. Strickert
Name: David H. Strickert
Title: Senior Vice President

THE BANK OF NOVA SCOTIA,
as Lender and Issuer

By:	/s/ Jose B. Carlos
Name: Jose B. Carlos
Title: Authorized Signatory